Notice of Annual
and Special Meeting
of Shareholders

April 20, 2005

Proxy Circular
and Statement

INCO LIMITED
To be held at 10:00 a.m.
Wednesday, April 20, 2005
Constitution Hall, Room 105
Metro Toronto Convention Centre
255 Front Street West
Toronto, Ontario

March 18, 2005

Dear Shareholder:

      The Company’s Annual and Special Meeting of Shareholders will be held at Constitution Hall, Room 105, Metro Toronto Convention Centre, 255 Front Street West, Toronto, Ontario on Wednesday, April 20, 2005 at 10:00 a.m. (Toronto time). The formal Notice of Meeting and Proxy Circular and Statement, which are contained in the following pages, outline the actions to be taken by Shareholders at the Meeting. We have included a Table of Contents to this document to help Shareholders in locating specific items or sections included in this document.

      We sincerely hope that you will be able to attend the Meeting. However, if you are not planning to be present, you may vote your Common Shares in any one of the following three ways: (1) by completing, signing and returning the accompanying form of proxy or written voting instruction form in the enclosed postage-paid envelope; (2) by following the instructions for telephone voting in the accompanying Proxy Circular and Statement; or (3) by following the instructions for Internet voting in the accompanying Proxy Circular and Statement. Regardless of the number of Common Shares you may own, your vote is important.

      Thank you for your continued interest in our Company.

Yours sincerely,

Scott M. Hand Chairman and Chief Executive Officer

INCO LIMITED, 145 King Street West, Suite 1500, Toronto, Ontario M5H 4B7

TABLE OF CONTENTS

NOTICE OF MEETING	1
PROXY CIRCULAR AND STATEMENT	3
PART I — VOTING INSTRUCTIONS	3
PART II — BUSINESS OF THE MEETING	6
1. Financial Statements	6
2. Election of Directors	6
3. Appointment of the Auditors	9
4. Shareholder Rights Plan Reconfirmation	10
5. 2005 Key Employees Incentive Plan Approval	15
6. Other Business	20
PART III — CORPORATE GOVERNANCE	21
Information Regarding the Board and Board Committees	21
Statement of Corporate Governance Practices	25
Audit Committee Report	29
PART IV — DIRECTOR AND EXECUTIVE COMPENSATION	31
Director Compensation	31
Executive Compensation	33
Report on Executive Compensation	38
Comparative Shareholder Return	43
PART V — OWNERSHIP OF SECURITIES	44
Significant Security Holders	44
Security Holdings of Directors and Executive Officers	44
PART VI — OTHER INFORMATION	46
Solicitation of Proxies	46
Shareholder Proposals and 2006 Annual Meeting	46
Additional Information about the Company	46
Directors’ Approval	46
EXHIBIT A — SHAREHOLDER RIGHTS PLAN AGREEMENT	A-1
EXHIBIT B — 2005 KEY EMPLOYEES INCENTIVE PLAN	B-1
EXHIBIT C — CHARTER OF THE AUDIT COMMITTEE (AS AMENDED AND RESTATED)	C-1

NOTICE OF MEETING

       NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of Shareholders (the “Meeting”) of INCO LIMITED (the “Company”) will be held at Constitution Hall, Room 105, Metro Toronto Convention Centre, 255 Front Street West, Toronto, Ontario on Wednesday, April 20, 2005 at the hour of ten o’clock in the morning for the purposes of:

(1)	receiving the Company’s financial statements for the year ended December 31, 2004 and the Auditors’ report thereon;

(2)	electing all of the Company’s Directors for a one-year term expiring in 2006;

(3)	appointing the Auditors of the Company;

(4)	considering and, if thought fit, approving a resolution reconfirming the Company’s Shareholder Rights Plan (the “Shareholder Rights Plan”), as it is proposed to be amended; the Shareholder Rights Plan was originally ratified and approved by the Shareholders in 1999 and subsequently reconfirmed by the Shareholders in 2002, in order to provide the Shareholders and the Company with sufficient time to assess the merits of any unsolicited takeover bid for the Company;

(5)	considering and, if thought fit, approving the Company’s 2005 Key Employees Incentive Plan; and

(6)	transacting such other business as may properly be brought before the Meeting.

      If you were a Shareholder at the close of business on March 15, 2005, then you are entitled to receive notice of and to vote at the Meeting. If you are unable to attend the Meeting in person, please vote by completing the enclosed form of proxy or voting instruction form and returning it in the envelope provided for this purpose, or by following the procedures for either telephone or Internet voting provided in the accompanying Proxy Circular and Statement. For your vote to be recorded, your proxy must be received no later than 10:00 a.m. (Toronto time) on Tuesday, April 19, 2005. For further information, please see the section entitled “Voting Instructions” in Part I of the accompanying Proxy Circular and Statement.

By Order of the Board of Directors

Stuart F. Feiner
Executive Vice-President, General Counsel & Secretary

Dated: March 18, 2005

[THIS PAGE INTENTIONALLY LEFT BLANK]

February 18, 2005

PROXY CIRCULAR AND STATEMENT

       This Proxy Circular and Statement explains in detail the items of business that will be considered at the Annual and Special Meeting of Shareholders of Inco Limited (the “Meeting”) to be held on Wednesday, April 20, 2005 beginning at 10:00 a.m. (local time) at Constitution Hall, Room 105, Metro Toronto Convention Centre, 255 Front Street West, Toronto, Ontario. It is furnished to you by the Board of Directors and Management of Inco Limited in connection with the solicitation of proxies to be used at the Meeting and any adjournments of the Meeting. In this document, references to the “Company”, “Inco”, “we” and “us” refer to Inco Limited and the “Shareholders”, “you” and “your” refer to the Shareholders of Inco Limited.

      All dollar amounts in this Proxy Circular and Statement are stated in U.S. dollars unless otherwise indicated. Information contained in or otherwise accessed through the Company’s website, or any other website referred to in this Proxy Circular and Statement, does not form part of this Proxy Circular and Statement and any website addresses contained herein are inactive textual references only. The Company has its executive offices at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7.

PART I — VOTING INSTRUCTIONS

Who Can Vote

      If you were a Shareholder at the close of business on March 15, 2005 (the “Record Date”), then you will be entitled to vote at the Meeting. Each of the Common Shares carries one vote. As of the date of this Proxy Circular and Statement, February 18, 2005, 188,165,045 Common Shares were issued and outstanding. This number does not include fractional share interests (aggregating 4,830 Common Shares) which cannot be voted. The Common Shares are the only securities of the Company which will have voting rights at the Meeting.

How to Vote Your Common Shares

For Registered Shareholders

      If you are a registered Shareholder (that is, you have a share certificate registered in your name), then you may vote in person at the Meeting or you may appoint someone else to vote for you as your proxy holder, by following the instructions set forth below. If you choose to vote by proxy, you may still attend the Meeting in person.

      You may appoint a person to act as your proxy holder, and provide your voting instructions to that person, in one of the following three ways:

      By Mail. You may vote by completing the form of proxy accompanying this Proxy Circular and Statement and returning it in the postage-paid envelope that is also provided.

      By Telephone. You may vote by dialing the following toll-free number using a touch-tone telephone within North America: 1-866-271-1207. You will be asked to provide your 13-digit Control Number (located in the bottom left corner of the form of proxy accompanying this Proxy Circular and Statement) in order to verify your identity.

      By Internet. You may vote by logging on to the following website: www.eproxyvoting.com/incovote. Once you have accessed this website, you will be asked to provide your 13-digit Control Number (located in the bottom left corner of the form of proxy accompanying this Proxy Circular and Statement) in order to verify your identity.

      The proxy holders named in the attached form of proxy, and pursuant to telephone and Internet voting, are Directors of the Company. You may appoint another person to act as your proxy holder, including someone who is not a Shareholder, but only if you provide that instruction on your proxy and send in your proxy by mail (as making such an appointment is not available by telephone or Internet).

      Your proxy must be received by the Company no later than 24 hours prior to the start of the Meeting (that is, by 10:00 a.m. Toronto time on April 19, 2005) or any adjournment of the Meeting. If you vote by mail, you must ensure that your proxy is received in advance of that time. Telephone and Internet voting will not be available after 10:00 a.m. Toronto time on April 19, 2005.

For Non-registered Shareholders

      If you are not a registered Shareholder (that is, if your shares are registered in the name of an intermediary such as a securities broker, clearing agency, financial institution, trustee or custodian), you should carefully follow the instructions on the request for voting instructions or form of proxy that you receive from the intermediary, in order to vote the Common Shares that you hold with that intermediary. Non-registered Shareholders should follow the instructions for mail, telephone or Internet voting provided to them by their intermediary.

      Since the Company does not have access to the names of its non-registered Shareholders, if you wish to attend the Meeting and vote in person, you should insert your own name in the blank space provided in the request for voting instructions or form of proxy to appoint yourself as proxy holder and then follow your intermediary’s instructions for returning the request for voting instructions or proxy form.

Voting Instructions

      On the form of proxy, you may indicate how you want your proxy holder to vote your shares, or you may let your proxy holder decide for you. If voting instructions are given, then your proxy holder must vote your shares in accordance with those instructions.

      If no voting instructions are given, then your proxy holder may vote your shares as he or she sees fit. If you appoint the management representatives named on the attached form of proxy, and do not specify how they should vote your shares, then your shares will be voted as follows:

(1)	“FOR” the election of the Directors;
(2)	“FOR” the appointment of the Auditors;
(3)	“FOR” the reconfirmation of the Shareholder Rights Plan; and
(4)	“FOR” the approval of the 2005 Key Employees Incentive Plan.

      At the time of the printing of this Proxy Circular and Statement, the Company is not aware of any amendments or variations to these matters or any other matter to be presented at the Meeting. If any other matter should properly be presented at the Meeting, your proxy holder will have the discretion to vote your shares in accordance with his or her best judgment.

      In the case of the votes for the election of Directors and the appointment of the Auditors, proxies may be marked as “FOR” or “WITHHOLD”. In the case of the other votes at the Meeting, proxies may be marked as “FOR” or “AGAINST”. Proxies marked as “WITHHOLD” will be treated as present for the purposes of determining a quorum, but will be counted as having been withheld from voting. The resolutions regarding the election of Directors and the appointment of the Auditors require a majority of the votes cast by the Shareholders at the Meeting in order to pass. As a result, proxies marked as “WITHHOLD” will have no effect on the outcome of the vote on these resolutions.

      Proxies returned by Intermediaries as “non-votes” on behalf of Common Shares held in street name, because the Beneficial Shareholder has not provided voting instructions or the Intermediary does not have the discretion to vote such Common Shares, will be treated as present for purposes of determining a quorum but will not be counted as having been voted in respect of any such matter. As a result, such proxies will have no effect on the outcome of the vote.

If You Change Your Mind

      If you are a registered Shareholder and you have returned a form of proxy, you may revoke it by:

(a)	completing and signing a form of proxy at a later date than the form of proxy which you previously returned and depositing it with CIBC Mellon Trust Company; or

(b)	depositing a written statement signed by you or your attorney as authorized by you in writing (i) with the Office of the Secretary, at the head office of the Company, at any time up to and including April 19, 2005 or, if the Meeting is adjourned, the business day before the day to which the Meeting has been adjourned, or (ii) with the Chairman of the Meeting on the day of the Meeting or any adjournment of the Meeting, before the start of the Meeting.

      Voting instructions conveyed by mail, by facsimile or in person by a later dated instrument in writing or conveyed by telephone or the Internet will revoke any prior voting instructions.

      If you are a non-registered Shareholder, you may revoke voting instruction that you have given to your intermediary at any time by written notice to the intermediary. However, your intermediary may be unable to take any action on the revocation if you do not provide your revocation sufficiently in advance of the Meeting.

Votes Required for Approval

      A simple majority of all of the votes cast, in person or by proxy, is required for the approval of each of the matters being voted on at the Meeting.

Counting the Votes

      The Company’s registrar and transfer agent, CIBC Mellon Trust Company, or its authorized agents, will count and tabulate the proxies.

      Our registrar and transfer agent preserves the confidentiality of individual Shareholder votes except (a) in cases where the Shareholder clearly intends to communicate his or her individual position to management, and (b) where necessary to enable management to comply with legal requirements.

PART II — BUSINESS OF THE MEETING

1.   FINANCIAL STATEMENTS

      The Company’s financial statements for the year ended December 31, 2004 and the Auditors’ report thereon are included in the Company’s 2004 Annual Report to Shareholders. The financial statements will be placed before the Shareholders at the Meeting.

2.   ELECTION OF DIRECTORS

      Eleven Directors will be elected at the Meeting, each to hold office until the Company’s next Annual Meeting in 2006 or until a successor is elected or appointed. Last year, the Shareholders approved an amendment to the Company’s by-laws to provide for the annual election of all of the Company’s Directors. Unless the Shareholder signing the enclosed form of proxy specifies that the proxy be withheld from voting on the election of all Directors, or except to the extent that such Shareholder specifies that authority to vote for any individual nominee be withheld, the persons named in the form of proxy intend to vote the proxy for the election of the following eleven persons, each of whom is currently a Director of the Company: Glen A. Barton, Angus A. Bruneau, Ronald C. Cambre, Scott M. Hand, Janice K. Henry, Chaviva M. Hosek, Peter C. Jones, John T. Mayberry, David P. O’Brien, Roger Phillips and James M. Stanford. Each of these nominees has been recommended by the Corporate Governance and Nominating Committee and the Board of Directors for election by the Shareholders. Mr. Stanford has indicated that, if elected at the Meeting, he intends to retire as a Director in late July 2005. While Mr. Stanford will step down as Chair of the Audit Committee after the Meeting, and Janice K. Henry will succeed him as Chair of this Committee, Mr. Stanford will continue to serve as a member of the Audit Committee until his retirement in order to assist in the transition of the new Chair of the Audit Committee. The Corporate Governance and Nominating Committee is currently searching for new Director candidates and the Committee has engaged specialized director search consulting firms to assist it in identifying suitable candidates.

      The Board of Directors is not aware of any circumstances that would cause any nominee to be unable to serve as a Director. In the event that any nominee should be unable at any time to serve as a Director, each of the persons named in the accompanying form of proxy reserves the right to vote for another person of his or her choice in such nominee’s place, unless the Shareholder signing the form of proxy has specified that the proxy be withheld from voting on the election of all Directors.

Nominees for Election

      Biographical information regarding each of the nominees for election to the Board is set forth below. Additional information regarding the security holdings of the Directors and Officers of the Company is set forth beginning on page 44.

Glen A. Barton
Peoria, Illinois, USA
Director since 1994

Common Shares: 18,567
Deferred Share Units: 4,941*
Options: 10,000

Mr. Barton, 65, is the retired Chairman and Chief Executive Officer of Caterpillar Inc., a leading heavy equipment and diesel engine manufacturer based in Peoria, Illinois. Mr. Barton held numerous marketing and general management positions throughout his 43-year career at Caterpillar and served as Chairman and Chief Executive Officer from February 1999 until his retirement in January 2004. Mr. Barton is also a Director of Newmont Mining Corporation and Valmont Industries, Inc. He is a member of the President’s Export Council and the Dean’s Engineering Advisory Council of the University of Missouri-Columbia. He is also Chairman of the Peoria Civic Foundation and a Director of Peoria Next.

Angus A. Bruneau, O.C.
St. John’s, Newfoundland, Canada
Director since 1998

Common Shares: 3,154
Deferred Share Units: 8,789*
Options:10,000
Warrants: 1,125

Dr. Bruneau, 69, is Chairman of Fortis Inc., a leading Newfoundland-based company with businesses in the electric utilities and real estate sectors, a position he has held since October 1987. From October 1987 to April 1996, Dr. Bruneau was Chairman and Chief Executive Officer of Fortis Inc. He is also a Director of Fortis Properties, Petro-Canada, SNC-Lavalin Group Inc., the Canada Institute for Child Health and the Foundation for Sustainable Development Technology Canada. He also serves as a trustee of the Nature Conservancy of Canada and is a member of the Canada Foundation for Innovation.

Ronald C. Cambre
Denver, Colorado, USA
Director since 2002

Common Shares: None
Deferred Share Units: 7,454*
Options: 10,000

Mr. Cambre, 66, is the retired Chairman and Chief Executive Officer of Newmont Mining Corporation, a leading international producer and marketer of gold and certain other products. Mr. Cambre served as Chairman of Newmont Mining Corporation from January 1995 until December 2001, as Chief Executive Officer from November 1993 until December 2000 and as President from June 1994 until July 1999. Prior to that, he served as Vice-President and Senior Technical Advisor to the Office of the Chairman, Freeport-McMoRan Copper & Gold Inc. (formerly Freeport-McMoRan Inc.). He is currently a Director of Cleveland Cliffs Inc., McDermott International Inc. and W.R. Grace & Co.

Scott M. Hand
Toronto, Ontario, Canada
Director since 1991

Common Shares: 147,826
Options: 456,000

Mr. Hand, 62, is Chairman and Chief Executive Officer of the Company, a position he has held since April 2002. From April 2001 until April 2002, he served as Deputy Chairman and Chief Executive Officer of the Company. Mr. Hand has served in a series of increasingly senior roles at the Company, including Vice-President, General Counsel and Secretary from 1984 to 1991, Executive Vice-President, General Counsel and Secretary from April 1991 to April 1992 and President from April 1992 to April 2001. Mr. Hand is also a Director of Independence Community Bank Corp.

Janice K. Henry
Raleigh, North Carolina, USA
Director since 2004

Common Shares: None
Deferred Share Units: 1,986*
Options: None

Ms. Henry, 53, is Senior Vice-President, Chief Financial Officer and Treasurer of Martin Marietta Materials, Inc., a leading producer and marketer of aggregates materials and a range of other industrial products, including magnesia-based chemicals and dolomitic lime used primarily in the steel industry. Ms. Henry joined Martin Marietta Materials, Inc. in 1994 when it was spun out of its then parent company, Martin Marietta Corporation. Prior to joining Martin Marietta Materials, Ms. Henry spent twenty years at Martin Marietta Corporation (now Lockheed Martin Corporation) in a number of financial and accounting positions.

Chaviva M. Hosek
Toronto, Ontario, Canada
Director since 2002

Common Shares: None
Deferred Share Units: 7,019*
Options: 10,000

Dr. Hosek, 58, is President and Chief Executive Officer of the Canadian Institute for Advanced Research, a leading not-for-profit organization that brings together Canada’s top thinkers in areas of basic research with distinguished colleagues around the world. She has held this position since January 2001. From 1993 until December 2000, Dr. Hosek served as Director of Policy and Research for the Prime Minister of Canada. Over the 1985-1993 period, she held positions in government and private industry, including serving as Minister of Housing for the Province of Ontario and a partner in Gordon Capital Corporation, a major Canadian investment banking firm. Dr. Hosek has also served as President of the National Action Committee on the Status of Women in Canada and has held senior governance positions at the University of Toronto and the University of British Columbia. Dr. Hosek is a Director of Maple Leaf Foods, Inc., The Trudeau Foundation, and The Leading Edge Endowment Fund.

Peter C. Jones
Toronto, Ontario, Canada
Director since 2003

Common Shares: 18,882
Options: 283,900

Mr. Jones, 57, is President and Chief Operating Officer of the Company, a position he has held since April 2001. Mr. Jones joined the Company in January 1997. He served as Executive Vice-President, Operations, from April 1998 to April 2001, and as Executive Vice-President, Technology and Project Development, from January 1997 to April 1998. Before joining the Company, Mr. Jones held a number of senior positions in the mining industry in North America and overseas, including serving as President and Chief Executive Officer of Hudson Bay Mining and Smelting Co., Limited.

John T. Mayberry
Burlington, Ontario, Canada
Director since 2003

Common Shares: 3,000
Deferred Share Units: 4,119*
Options: 5,000

Mr. Mayberry, 60, is the retired Chairman and Chief Executive Officer of Dofasco Inc., a leading producer of primary steel and finished steel products. He served as President and Chief Executive Officer of Dofasco from January 1993 to May 2002 and as Chairman and Chief Executive Officer from May 2002 until his retirement in May 2003. Mr. Mayberry is currently Chairman of the Board of MDS Inc. and a Director of The Bank of Nova Scotia, Decoma International Inc. and CFM Inc. Mr. Mayberry serves as Past Chairman and a Director of the American Iron and Steel Institute and is currently Chairman of the Board of the International Iron and Steel Institute.

David P. O’Brien
Calgary, Alberta, Canada
Director since 1996

Common Shares: 6,642
Deferred Share Units: 8,162*
Options: 10,000
Warrants: 225

Mr. O’Brien, 63, serves as Chairman of EnCana Corporation, one of the world’s leading independent oil and gas companies, and as Chairman of the Royal Bank of Canada, a leading Canadian financial institution. Mr. O’Brien served as Chairman and Chief Executive Officer of Canadian Pacific Limited from May 1996 to October 2001. He also served as Chairman of PanCanadian Energy Corporation from 1992 until its merger with Alberta Energy Company Ltd. to form EnCana Corporation in April 2002. Mr. O’Brien is also a Director of Fairmont Hotels & Resorts Inc., TransCanada PipeLines Limited, Molson Coors Brewing Company and the C.D. Howe Institute.

Roger Phillips, O.C., S.O.M.
Regina, Saskatchewan, Canada
Director since 2003

Common Shares: 7,000
Deferred Share Units: 4,654*
Options: 5,000

Mr. Phillips, 65, is the retired President and Chief Executive Officer of IPSCO Inc., a leading steel producer and fabricator. He served in that position from February 1982 until his retirement in January 2002. He is a Director of The Toronto-Dominion Bank, Canadian Pacific Railway Limited, Imperial Oil Limited and Cleveland Cliffs Inc. He is also a Director of the C.D. Howe Institute and a Trustee of the Fraser Institute.

James M. Stanford, O.C.
Calgary, Alberta, Canada
Director since 1998

Common Shares: 1,204
Deferred Share Units: 12,455*
Options: 10,000

Mr. Stanford, 67, is the retired Chair, President and Chief Executive Officer of Petro-Canada and the President of Stanford Resource Management Inc. Mr. Stanford served as President and Chief Executive Officer of Petro-Canada, one of Canada’s largest oil and gas companies, from 1993 until his retirement in January 2000, and as non-executive Chair of Petro-Canada from January to May 2000. Mr. Stanford is also a Director of EnCana Corporation, Terasen Inc., Iogen Corporation, OPTI Canada Inc., OMERS Resources and Nova Chemicals Corporation. He also serves as Chair of the Canadian Foundation for Sustainable Development Technology and serves on the Board of the Mount Royal College Foundation, the Council for Business and the Arts in Canada as well as with a variety of other industry and community organizations.

*	Represents a bookkeeping entry on the books of the Company equal to the value of one Common Share at the time of the entry.

3.   APPOINTMENT OF THE AUDITORS

      PricewaterhouseCoopers LLP and its predecessors have served as the Auditors of the Company since it was incorporated in 1916.

      The persons named in the accompanying form of proxy intend to vote such proxy in favour of the appointment of PricewaterhouseCoopers LLP as the Auditors of the Company for the term expiring at the Company’s Annual Meeting in 2006 at a remuneration to be approved by the Audit Committee of the Board of Directors, unless the Shareholder signing such form of proxy specifies otherwise. At its February 7, 2005 meeting, the Audit Committee recommended the appointment of PricewaterhouseCoopers LLP as the Auditors of the Company for the term expiring at the Company’s Annual Meeting in 2006.

      It is intended that PricewaterhouseCoopers LLP will for 2005 conduct an audit of the scope customarily made by it on behalf of the Company, as indicated in the Auditors’ Report to the Shareholders dated February 14, 2005 set forth beginning on page 78 of the 2004 Annual Report to Shareholders of the Company, as well as deliver opinions on management’s assessment of the effectiveness of, and the effectiveness of, the Company’s internal control over financial reporting based upon their audits, as required under Section 404 of the U.S. Sarbanes-Oxley Act of 2002.

      Representatives of PricewaterhouseCoopers LLP will attend the Meeting and will have the opportunity to make a statement if they desire to do so and will respond to any appropriate questions.

Auditors’ Fees

      The following table sets forth the various services provided by PricewaterhouseCoopers LLP and its affiliates to the Company during each of the Company’s last two fiscal years, together with the fees billed for such services:

	Fees Billed During the Year	Fees Billed During the Year
Services	Ended December 31, 2004	Ended December 31, 2003

Audit services	$4,328,000	$1,872,000
Audit-related services	259,000	198,000
Tax services	729,000	464,000
All other services	52,000	72,000

Total	$5,368,000	$2,606,000

      The audit services represent professional services rendered for audits of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. In 2004, audit services also included audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting as required by the U.S. Sarbanes-Oxley Act of 2002. No audit services were provided with respect to such matters in 2003. The audit-related services pertained principally to accounting related advice, audits in accordance with agreements with certain of the Company’s customers, audits of certain of the Company’s pension plans and environmental audits. The tax services related to services for tax compliance, tax planning and tax advice. The other services related to access to online research tools and subscriptions, company liquidation advisory services and translation services.

      The Audit Committee’s policy is to specifically pre-approve audit and non-audit services provided to the Company by the independent auditors. All services provided in 2004 were pre-approved by the Audit Committee. The fees billed for tax services in 2004 included $177,000 for services provided in years preceding 2003 for which pre-approval was not required under applicable regulations or the Company’s policies in effect at the time such services were provided. In 2003, certain tax services for which the Company was billed approximately $48,000 (being approximately 10% of the total tax services provided by PricewaterhouseCoopers LLP and its affiliates to the Company in 2003) were not pre-approved, but were subject to, and covered by, the de minimis exemption for pre-approval under applicable regulations and the Audit Committee’s own policies. The Audit Committee considered whether the provision of the non-audit services described above would be consistent with maintaining the Auditors’ independence and determined that such services were fully consistent with the maintenance of the Auditors’ independence.

4.	SHAREHOLDER RIGHTS PLAN RECONFIRMATION

      Shareholders are being asked to approve a resolution reconfirming the Company’s Shareholder Rights Plan. If the Shareholder Rights Plan is so reconfirmed, then it will remain in effect until October 3, 2008.

Background and Reasons for Recommendation to Reconfirm the Company’s Shareholder Rights Plan

      The Company first adopted a shareholder rights plan in 1988. The Company’s current shareholder rights plan was confirmed by the Shareholders in 1999 and, in accordance with the terms of the plan, reconfirmed by the Shareholders in 2002. The purpose of the shareholder rights plan, which takes the form of an agreement between the Company and the rights agent, CIBC Mellon Trust Company, is to provide the Shareholders with sufficient time to assess a take-over bid for the Company, if such a bid were to be made, and to provide the Board of Directors with the opportunity to explore and develop alternatives to any bid that are in the best interests of the Company and its Shareholders.

      The current shareholder rights plan, as amended, restated and reconfirmed by the Shareholders at the Company’s Annual and Special Meeting of Shareholders held in April 2002, is referred to in this summary as the “current rights agreement” or the “agreement”. The current rights agreement provides that it will terminate unless it is reconfirmed by the Shareholders at the Meeting. Given this requirement, the Board of Directors has considered whether the best interests of the Company and its Shareholders would be served by having the current rights agreement remain in effect. The Board of Directors, as noted below, has concluded that the continuation of the current rights agreement, subject to certain minor amendments to the agreement which the Board proposes be adopted, would be in the best interests of the Company and its Shareholders.

      Many public companies in Canada continue to have shareholder rights plans in effect. These plans have as their objectives providing shareholders of the companies involved, and the boards of directors of such companies, with the time necessary to ensure that, in the event of a take-over bid for their company, alternatives to the bid are explored and developed which may be in the best interests of the particular company and its shareholders. Securities legislation in Canada currently permits a take-over bid to expire in 35 days. The Board of Directors is of the view that this is not sufficient time to assess a take-over bid, were such a bid to be made, and if the Board of Directors deems appropriate, to explore and develop alternatives in the best interests of the Company and its Shareholders. In the event that competing bids emerge, the Board of Directors also believes that current securities legislation in Canada does not provide a sufficient minimum period of time for the Board of Directors to assess a competing offer or for Shareholders to make a reasoned decision about the merits of the competing bids. The current rights agreement is not intended to prevent a take-over bid or deter offers for the Company’s Common Shares or any other voting securities of the Company that might be issued in the future (collectively, the “Voting Shares”). It is designed to encourage anyone seeking to acquire control of the Company to make a bid or offer that represents fair value to all holders of the Voting Shares.

      The existence of the current rights agreement does not affect the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of the Company and its Shareholders, and to consider any offer made on that basis. The current rights agreement is designed to provide the Board of Directors with the means to bring about negotiations with an offeror on behalf of the Shareholders.

      The Board of Directors, as part of its most recent review and analysis in February 2005 of the continuation of the current rights agreement, considered, among other matters, (i) developments in shareholder rights plans since the current rights agreement was reconfirmed by the Shareholders in April 2002, (ii) the terms and conditions of current rights plans adopted by other Canadian companies, (iii) recent experience involving shareholder rights plans in the context of take-over bids and (iv) the commentary of the investment community on these plans. Based upon this review, the Board of Directors determined that it would propose the approval of minor amendments to the current rights agreement in order to ensure both that the current rights agreement remained consistent with the current generation of shareholder rights plans in Canada and that it addressed the concerns of institutional shareholders and investment industry commentators on a basis which is consistent with the objectives of these agreements. The proposed amendments to the current rights agreement and the agreement as it is proposed to be amended and restated, are summarized below.

Amendments to Current Rights Agreement

      The proposed amendments to the current rights agreement are limited in number and effect. The amendments include changes to reflect the changes in the Company’s capital structure since April 2002, including the issuance of certain convertible debt securities. The only other material amendment being proposed is a change to the definition of “Beneficial Ownership” to add a provision that is designed to make clear that a mutual fund will not trigger the plan by virtue of holding Voting Shares in excess of 20% of the then outstanding Voting Shares. As with other exemptions that are found in the current rights agreement and that exempt other institutional investors who hold Voting Shares as passive investors, the exemption for a mutual fund is subject to the condition that the mutual fund has not made a take-over bid for the Company.

Summary of Certain Key Provisions of the Current Rights Agreement

      This summary is qualified in its entirety by reference to the full text of the current rights agreement, as it is proposed that it be amended and restated, including the definitions therein, set forth as Exhibit A to this Proxy Circular and Statement.

      The agreement is not intended to, and will not, prevent a take-over of the Company. As discussed above, the objectives of the agreement are to provide all holders of the Voting Shares of the Company with sufficient time to assess and evaluate a take-over bid and to permit the Board of Directors to pursue other alternatives, if appropriate, designed to maximize shareholder value.

      The agreement provides that one right (a “Right”) would be issued in respect of each of the outstanding Voting Shares to holders as of the effective date of the agreement, as well as in respect of each Common Share issued after the effective date and prior to the Separation Time (as defined below). Holders of the Company’s Convertible Debentures, Subordinated Convertible Debentures and the certificates of entitlement thereto (which entitle the holders thereof to receive Rights in the event that the related securities are converted into Common Shares), together with holders of the Company’s LYON Notes, will generally be entitled to receive, upon conversion and presentment of the relevant securities and any related certificates of entitlement, Rights in an amount equal to the number of Common Shares issued upon the conversion of such securities.

      Under the agreement, a bidder making a Permitted Bid (as defined below) for Voting Shares of the Company may not take up any shares before the close of business on the 60th day after the date of the bid and then only if more than 50% of the Common Shares not beneficially owned by the person making the bid and certain related parties are deposited, in which case the bid must be extended for 10 business days on the same terms. The agreement is intended to encourage an offeror to proceed by way of Permitted Bid or to approach the Board of Directors with a view to negotiation by creating the potential for substantial dilution of the offeror’s position. The Permitted Bid provisions of the agreement are designed to ensure that, in any take-over bid, all of the Shareholders are treated equally, receive the maximum available value for their investment and are given adequate time to properly assess the bid on a fully informed basis. Under the agreement, a bid for less than all of the Voting Shares may be a Permitted Bid.

      It is not the intention of the Board of Directors, in proposing the amendment, restatement and reconfirmation of the current rights agreement, to secure the continuance of existing Directors or management in office, or to avoid a bid for control of the Company. Through the Permitted Bid mechanism, described in more detail below, Shareholders may tender to a bid which meets the Permitted Bid criteria without triggering the agreement, regardless of the acceptability of the bid to the Board of Directors. Even in the context of a bid that does not meet the Permitted Bid criteria, the Board of Directors will continue to be bound by its fiduciary duties to consider any bid for the Company’s Common Shares or Voting Shares in deciding whether to exercise its discretion under the agreement to waive the application of the agreement to the offer. In discharging that responsibility, the Board of Directors must act honestly and in good faith with a view to the best interests of the Company and its Shareholders.

      Furthermore, the amendment, restatement and reconfirmation of the current rights agreement is not being proposed in response to, or in anticipation of, any acquisition or take-over offer. The agreement does not inhibit any Shareholder from using the proxy mechanism set out in the Canada Business Corporations Act, the corporate statute governing the Company, to promote a change in the management or direction of the Company, including the right of holders of not less than 5% of the Company’s issued Voting Shares to requisition the Directors to call a meeting of the Shareholders to transact any proper business stated in the requisition.

Trading of Rights

      Notwithstanding the effectiveness of the agreement, the Rights are not exercisable until the Separation Time (as defined below) and certificates representing the Rights have not been sent to Shareholders. Certificates for Common Shares issued after the effective date of the agreement will contain a notation incorporating the agreement by reference. Until the Separation Time, or earlier termination or expiration of the Rights, the Rights are evidenced by and transferred with the associated Common Shares and the surrender for transfer of any certificate representing Common Shares will also constitute the surrender for transfer of the Rights associated with those Common Shares. After the Separation Time, the Rights will become exercisable and begin to trade separately from the associated Common Shares. The initial “Exercise Price” under each Right in order to acquire a Common Share is Cdn. $200.

Separation of Rights

      The Rights will become exercisable and begin to trade separately from the associated Common Shares at the “Separation Time”, which is generally the close of business on the tenth trading day after the earliest to occur of (a) a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding Common Shares or 20% or more of the outstanding Voting Shares other than as a result of (i) a reduction in the number of Common Shares or Voting Shares outstanding, (ii) a Permitted Bid or Competing Permitted Bid (see “Permitted Bids” below), (iii) acquisitions of Common Shares or Voting Shares in respect of which the Board has waived the application of the agreement, or (iv) other specified exempt acquisitions in which Shareholders participate on a pro rata basis; (b) the date of commencement of, or the first public announcement of an intention of any person to commence, a take-over bid where the Common Shares or Voting Shares subject to the bid owned by that person (including affiliates, associates and others acting jointly or in concert therewith) would constitute 20% or more of the outstanding Common Shares or Voting Shares; and (c) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such.

      As soon as practicable following the Separation Time, separate certificates evidencing rights (“Rights Certificates”) will be mailed to the holders of record of Common Shares as of the Separation Time and the Rights Certificates alone will evidence the Rights.

When Rights become Exercisable

      After the Separation Time, each Right entitles the holder thereof to purchase one Common Share at the Exercise Price. Following a transaction which results in a person becoming an Acquiring Person (a “Flip-in-Event”), the Rights entitle the holder thereof (other than a holder who is an Acquiring Person) to receive upon exercise Common Shares with a market value equal to twice the then Exercise Price of the Rights. For example, if at the time of such announcement the Exercise Price is Cdn. $200 and the Common Shares have a market price of Cdn. $50, the holder of each Right would be entitled to receive Cdn. $400 in market value of the Common Shares (8 Common Shares) for Cdn. $200, that is at a 50% discount. In such event, however, any Rights beneficially owned by an Acquiring Person (including affiliates, associates and others acting jointly or in concert therewith), or a transferee or any such person, will be void. A Flip-in-Event does not include acquisitions approved by the Board or acquisitions pursuant to a “Permitted Bid” or “Competing Permitted Bid” (as defined below).

Permitted Bids

      The agreement continues to include a “Permitted Bid” concept whereby a take-over bid will not trigger the Rights if the bid meets certain conditions. A “Permitted Bid” is defined as an offer to acquire Voting Shares or securities that are eligible to be converted into Voting Shares for cash or securities made by means of a take-over bid circular where the Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) subject to the offer, together with shares beneficially owned by the offeror at the date of the offer (including its affiliates, associates and others acting jointly or in concert therewith), constitute

20% or more of the outstanding Common Shares or 20% or more of the outstanding Voting Shares and that also complies with the following additional provisions:

(i)	the bid must be made to all the holders of Voting Shares as registered on the books of the Company other than the offeror; and

(ii)	the bid must contain the following irrevocable and unqualified conditions:

(a)	no Voting Shares will be taken up or paid for prior to the close of business on the 60th day following the date of the bid and then only if more than 50% of the Common Shares held by Independent Shareholders (as referred to below) have been deposited or tendered to the bid and not withdrawn;

(b)	Voting Shares may be deposited pursuant to the bid, unless it is withdrawn, at any time prior to the date shares are first taken up or paid for under the bid;

(c)	Voting Shares deposited pursuant to the bid may be withdrawn until taken up or paid for; and

(d)	if the deposit condition referred to in (ii)(a) above is satisfied, the offeror will extend the bid for deposit of Voting Shares for at least 10 business days from the date such extension is publicly announced.

      “Independent Shareholders” are defined as holders of Voting Shares other than (i) an Acquiring Person, (ii) any offeror making a take-over bid, (iii) any affiliate or associate of an Acquiring Person or offeror, (iv) persons acting jointly or in concert with an Acquiring Person, and (v) employee benefit, stock purchase or certain other plans or trusts for employees of the Company or its wholly-owned subsidiaries unless the beneficiaries of such plans or trusts direct the voting or tendering to a take-over bid of the Voting Shares.

      The Board of Directors, when a Permitted Bid is made, will continue to have the duty and power to take such actions and make such recommendations to Shareholders as are considered appropriate.

Competing Permitted Bids

      A “Competing Permitted Bid” is a take-over bid made after a Permitted Bid has been made and prior to its expiry that satisfies all of the provisions of a Permitted Bid, except that it must remain open for acceptance until at least the 60th day after the earliest date on which another Permitted Bid then in existence was made. The reduction in the time for acceptance of a Competing Permitted Bid is designed to allow, as nearly as practicable, all bids to be dealt with by the Shareholders within substantially the same timeframe.

Redemption and Waiver

      The Rights may be redeemed by the Board of Directors, with the prior approval of the holders of Voting Shares or Rights, as the case may be, at any time prior to the occurrence of a Flip-in-Event at a redemption price of Cdn. $0.0001 per Right. Rights are deemed to have been redeemed if a bidder successfully completes a Permitted Bid.

      Under the agreement, in its current form and as it is proposed that it be amended and restated, the Board can (i) waive the application of the agreement to enable a particular takeover bid to proceed, in which case the agreement will be deemed to have been waived with respect to any other takeover bid made prior to the expiry of any bid subject to such waiver or (ii) with the prior approval of the holders of Voting Shares or rights, redeem the rights for nominal consideration at any time prior to a Flip-in-Event.

Protection Against Dilution

      The Exercise Price, the number and nature of securities which may be purchased upon the exercise of Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of stock dividends, subdivisions, consolidations, reclassifications or other changes in the outstanding Common Shares, pro rata distributions to holders of Common Shares and other circumstances where adjustments are required to appropriately protect the interests of the holders of Rights.

Proposal

      The Board of Directors has been advised that, taking into account the limited number of amendments to the agreement that are being proposed, the current rights agreement, as it is proposed that it be amended and restated as set forth as Exhibit A to this Proxy Circular and Statement, is fully consistent with recently adopted or reconfirmed rights agreements of other Canadian public companies.

      In light of the foregoing, the Shareholders will be asked to consider, and if deemed advisable, approve by resolution the continued existence of the current rights agreement, as it is proposed that it be amended and restated, and the Rights, and to ratify, confirm and approve the agreement, as it is proposed that it be amended and restated. If the Shareholder Rights Plan is so reconfirmed, then it will remain in effect until October 3, 2008.

      The text of the proposed resolution reconfirming the Shareholder Rights Plan is as follows:

“BE IT RESOLVED THAT:

The continued existence of the rights agreement, as amended and restated as set forth as Exhibit A to the Proxy Circular and Statement of the Company dated February 18, 2005 (the “Amended and Restated Rights Agreement”), and the Rights therein, be and are hereby approved and the Amended and Restated Rights Agreement is hereby ratified, reconfirmed and approved by the Shareholders of the Company.”

      To become effective, the Shareholder Rights Plan reconfirmation resolution must be approved by Shareholders representing in the aggregate not less than a majority of the votes cast by all of the Shareholders at the Meeting. Unless the Shareholders signing the accompanying form of proxy specify otherwise, the persons named in the form of proxy intend to vote in favour of the Shareholder Rights Plan reconfirmation resolution.

      THE BOARD OF DIRECTORS HAS DETERMINED THAT THE CURRENT RIGHTS AGREEMENT, AS IT IS PROPOSED THAT IT BE AMENDED AND RESTATED AS SET FORTH AS EXHIBIT A, REMAINS A VALUABLE TOOL THAT CAN BE UTILIZED TO ENHANCE SHAREHOLDER VALUE IN THE FACE OF AN UNSOLICITED TAKE-OVER BID. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AT THE MEETING IN FAVOUR OF THE SHAREHOLDER RIGHTS PLAN RECONFIRMATION RESOLUTION.

5.   2005 KEY EMPLOYEES INCENTIVE PLAN APPROVAL

      The Board of Directors adopted the 2005 Key Employees Incentive Plan (the “Incentive Plan”) on February 8, 2005, subject to customary regulatory approval and approval by the Shareholders at the Meeting. The Incentive Plan was adopted to provide effective incentive compensation to retain and attract or provide additional incentive to selected employees of the Company and its subsidiaries. The Incentive Plan will succeed and replace the 2001 Key Employees Incentive Plan (the “2001 Plan”) previously approved by the Company’s Shareholders, which, like its predecessor plans dating back to 1968, has been an important aid to the Company in attracting and retaining individuals of high caliber and in motivating them to extend their maximum efforts on behalf of the Company. As of February 18, 2005, options to purchase an aggregate of 3,949,280 Common Shares have been granted and still remain outstanding under the 1993 Key Employees Incentive Plan, the 1997 Key Employees Incentive Plan and the 2001 Plan, collectively representing approximately 2.10% of the aggregate number of Common Shares outstanding as of February 18, 2005. With the planned annual grant of share options in late February 2005, consistent with the policies referred to in the Management Resources and Compensation Committee’s “Report on Executive Compensation”, beginning on page 38, about 1.4 million Common Shares (representing approximately 0.75% of the aggregate number of Common Shares outstanding as of February 18, 2005) will be available for grants of stock options and share appreciation rights (“SARs”) under the 2001 Plan. In addition, options to purchase an additional aggregate of 70,000 Common Shares granted under the 2002 Non-Employee Director Share Option Plan prior to the suspension of future option grants thereunder in February 2004 still remain outstanding, representing approximately 0.04% of the aggregate number of Common Shares outstanding as of February 18, 2005. The Board of Directors believes that the Incentive Plan will aid the Company in continuing to maintain and improve its position in the market for executive talent. The following is a summary of the material terms of the Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached as Exhibit B to this Proxy Circular and Statement.

      As in the case of its predecessor plans, the Incentive Plan has two aspects. First, the Incentive Plan authorizes the granting of the options to purchase in total over the life of the Incentive Plan not more than 5.5 million of the Company’s Common Shares (representing approximately 2.91% of the aggregate number of Common Shares outstanding as of February 18, 2005) and the granting of SARs in connection with such share options to selected employees of the Company and its subsidiaries. Second, the Incentive Plan authorizes the making of awards of incentive compensation out of a pool, based upon up to 2% of the Company’s consolidated net earnings plus income and mining taxes, in the form of immediate or deferred payments or deliveries of cash, shares or incentive units or share units or other types of compensation, subject to such terms, conditions and restrictions as the Committee (as defined below) administering the Incentive Plan may determine. No more than 500,000 Common Shares can be awarded as incentive compensation under the terms of the Incentive Plan. Consistent with the Company’s long term incentive policies referred to in the Management Resources and Compensation Committee’s “Report on Executive Compensation” beginning on page 38, such incentive awards will, if made, be based upon the mid-term performance of the Company, as was the case under the 2001 Plan. Under the 2001 Plan, since 2002 incentive awards were approved by the Board of Directors and made if the Company’s (1) net earnings in accordance with Canadian generally accepted accounting principles, subject to certain adjustments, including the exclusion of certain unusual charges such as non-cash currency translation adjustments (whether favourable or unfavourable), and (2) return on capital employed (ROCE) generally in relation to the Company’s cost of capital, in each year over a rolling three-year period, met or exceeded specified targets as established by the Management Resources and Compensation Committee. Any shares which may be distributed as awards of incentive compensation under the Incentive Plan, if approved at the Meeting, will be in addition to shares delivered upon exercise of options or SARs granted pursuant to the Incentive Plan, but will be subject to the separate 500,000 Common Share ceiling referred to above.

      The Board of Directors has determined that the Incentive Plan, like the 2001 Plan, should have a term of five years. Accordingly, under the Incentive Plan, no share options or related SARs may be granted after the day before the fifth anniversary of the date that the Incentive Plan is approved by the Company’s Shareholders and no awards of incentive compensation may be made in respect of any year after 2010.

Administration

      The Incentive Plan will be administered by the Board of Directors’ Management Resources and Compensation Committee (the “Committee”), members of which will not be eligible to participate under the Incentive Plan or any similar plan applicable to any employees of the Company. Share options and SARs may be granted and incentive compensation awarded under the Incentive Plan only as and if determined and recommended by the Committee. No options, SARs or awards of incentive compensation will be granted or made under the Incentive Plan prior to Shareholder and any Canadian or other regulatory approval of the Incentive Plan which may be required. The Committee will have discretion to determine which employees of the Company and its subsidiaries would be eligible to participate in the Incentive Plan. Accordingly, it is not possible to determine at this time which of the present employees of the Company and its subsidiaries might be permitted to participate or the extent of their participation. No share options granted under the Incentive Plan can be repriced without shareholder approval. Finally, as noted above, no new awards of incentive compensation may be made under the Plan in respect of any fiscal year ending after December 31, 2010.

Share Options and Share Appreciation Rights

      The Incentive Plan is substantially similar to the 2001 Plan with regard to the terms of share options. The Incentive Plan provides with regard to share options that (i) the option price may not be less than 100% of the fair market value of the Company’s Common Shares at the time the option is granted (being the average of the high and low trading prices of the Common Shares on the New York Stock Exchange or the Toronto Stock Exchange, as applicable); (ii) all shares purchased must be fully paid for at the time the option is exercised; and (iii) in the event of a share subdivision, share dividend (other than an optional share dividend in lieu of a cash dividend) or other relevant change in capitalization, appropriate adjustment will be made in the number and kind of shares available for or subject to options and in the option price per share under each outstanding option. The Incentive Plan provides that no option may be exercised more than seven years after it is granted whereas the 2001 Plan permitted options to have up to a 10 year term. In addition, under the Incentive Plan and subject to applicable law, the Company may choose to allow an option holder exercising an option covering Common Shares of the Company granted under the Incentive Plan, the 2001 Plan and certain predecessor plans to use the Company’s Common Shares (taken at their fair market value) instead of cash in payment of the purchase price of the Common Shares subject to the option. In Canada, the employee may pay cash only but may request the Company to sell on his or her behalf Common Shares already owned by the employee and apply the proceeds of sale to the employee’s purchase of Common Shares pursuant to the option. The Incentive Plan, like the 2001 Plan, also provides for the grant of incentive share options in addition to other forms of share options which may be granted. An incentive share option is one that meets certain requirements of the U.S. Internal Revenue Code and thereby entitles a holder who is a U.S. citizen or resident to favored tax treatment as described below.

      There is no limit on the number of options issuable to insiders or any one person under the terms of the Incentive Plan. The Incentive Plan does not specify any particular vesting requirements for options, although historically options typically have vested as to 50% after 6 to 12 months after issuance with the remainder vesting after 18 to 24 months after issuance. Option award agreements typically provide for earlier expiry of options upon termination of employment. Generally, this period is three months following voluntary termination of employment, 24 months in the event of death, and five years in the event of retirement, unless the option expires before then. Options are non-transferable other than by will or the laws of descent and distribution.

      The Incentive Plan, like the 2001 Plan, also authorizes the grant of SARs in connection with any share option (either at the time of grant of the share option or at any time thereafter). SARs may also be granted under the Incentive Plan with regard to share options outstanding under the 2001 Plan and certain predecessor plans. In general, a SAR issued in conjunction with a share option provides the option holder with an alternative to exercising his or her share option by entitling such person to surrender unexercised the option to which the right relates (or a portion thereof) and to receive upon such surrender shares which are subject to the share option having an aggregate value equal to the excess of the then fair market value of one such share (being the average of the high and low trading prices of the Common Shares on the New York Stock Exchange or the Toronto Stock Exchange, as applicable) over the purchase price per share specified in the option, multiplied by the number of shares covered by the option (or portion of option) so surrendered. At the election of the Company granting such right, the amount of such appreciation in market value over the option exercise price may be paid in cash rather than in shares, or in a combination of cash and shares (such shares being valued for such purpose at their fair market value at the time of exercise of the SAR).

      Under the Incentive Plan, if an option terminates or expires unexercised, the shares which were subject to the option may be reoptioned; however, if an option is surrendered unexercised in conjunction with the exercise of a related SAR, the shares subject to the surrendered option may not be reoptioned.

      The Incentive Plan also provides that, in the event of a “Change of Control”, as defined therein, all outstanding options and related SARs which have been granted under the Incentive Plan will become vested and exercisable in full. In addition, the Incentive Plan provides that the Committee may, in its sole discretion, (i) cancel any award made under the Incentive Plan to any employee or former employee in the event of any serious breach of conduct by such employee or former employee (including, but not limited to, any conduct prejudicial to or in conflict or competition with any of the businesses of the Company or its subsidiaries) or (ii) if such conduct occurs within one year following the exercise or payment of an award under the Incentive Plan, require the repayment of any gain realized on any exercise of options or payment received by any such employee or former employee. The foregoing cancellation and repayment provisions will not apply in the event of a “Change of Control” as defined in the Incentive Plan.

Incentive Compensation Awards

      The Incentive Plan also authorizes, as indicated above, the making of awards of incentive compensation in various forms, provided the amount of the awards does not exceed certain limitations which are dependent upon earnings specified in the Incentive Plan. Under the Incentive Plan, the maximum incentive fund for awards of incentive compensation in respect of any year will be (i) 2% of the sum of (a) consolidated net earnings of the Company and (b) the related provisions for income and mining taxes (the “Award Pool”) in such year and the

Award Pool for each of the two immediately preceding years (the “Preceding Years”) less (ii) the aggregate amount of awards actually made from the Award Pool in respect to each of the Preceding Years under the Incentive Plan, or, as the case may be, under the 2001 Plan. No more than 500,000 Common Shares can be issued as awards of incentive compensation under the terms of the Incentive Plan.

      The Incentive Plan, like the 2001 Plan, also permits a portion of any award which is measured by or otherwise dependent upon future consolidated net earnings of the Company to be charged against such year’s incentive fund with the remainder to be charged against incentive funds for subsequent years. If such alternative method of charging is utilized, no awards of incentive compensation may be made in respect of subsequent years under the Incentive Plan until the total value (as determined by the Committee) of all awards in respect of prior years has been charged against an incentive fund or funds.

      As in the past, the Company intends, when appropriate, to make cash awards to selected employees under the Company’s annual Management Incentive Plan if the Company’s performance meets or exceeds certain threshold levels of performance. (For more information, see “Management Incentive Plans” beginning on page 34.) As was the practice under the 2001 Plan, such awards, if made, will be paid outside the Incentive Plan and not charged against any incentive fund.

      Employees eligible to participate in the Incentive Plan are also eligible to participate in the Company’s retirement plans and security reserve plans described beginning on page 36.

Tax Treatment of Share Options, Share Appreciation Rights and Incentive Compensation Awards

      The following summary of tax consequences is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular employee and no representation is made with respect to the tax consequences in Canada, the United States, or any other jurisdiction, to any particular employee. Accordingly, employees should consult their own tax advisors with respect to particular tax consequences relevant to them, having regard to their own particular circumstances. Where Canadian federal income tax considerations are referred to in this summary, those consequences are in general terms applicable to (i) an employee of the Company or a subsidiary of the Company who is subject to tax under the Income Tax Act (Canada) (the “Canadian Act”) on employment income or (ii) the Company or a subsidiary of the Company which is subject to tax under the Canadian Act.

      Share Options. Under the Canadian Act, the grant of a share option will not give rise to immediate tax consequences. An employee who exercises a share option is deemed to have received an employment benefit equal to the excess of the fair market value of the shares at the time such employee acquires them over the option price, and such benefit is included in the employee’s income in the year in which such employee acquires the shares, unless the employee makes a deferral election. The employer corporation receives no tax deduction for such deemed employment benefit. An employee who deals at arm’s length with the Company may be able to elect to defer taxation of the employment benefit in respect of all or a portion of the option exercised until the year in which the shares acquired upon exercise of the option are disposed of or, if earlier, the year in which the employee dies or ceases to be a Canadian resident. A disposition of shares can occur through sale, exchange, gift, death or other means. In very general terms, the amount eligible for tax deferral is subject to an annual limit of Cdn. $100,000. This limit will apply to the value of share options (measured by the fair market value of the underlying shares at the date of the option grant) that vest each year.

      In the year in which the employment benefit is included in the income of the employee, the employee who deals at arm’s length with the Company (and, if applicable, the subsidiary that is the employer) will generally be permitted a deduction in computing taxable income for that year in the amount of one-half of the benefit, but such deduction will not be available for alternative minimum tax purposes under the Canadian Act. The full amount of the employment benefit will be added to the employee’s cost of the shares acquired on the exercise of the option.

      When shares acquired as a result of the exercise of an option are subsequently sold or otherwise disposed of, if the shares are held as capital property by the employee, a capital gain or capital loss will be realized in the amount by which the proceeds of sale, net of any expenses of sale, exceed or are exceeded by, the employee’s adjusted cost base of the shares. Subject to limited exceptions, the adjusted cost base at any particular time of

Common Shares owned by the employee is determined by reference to the average cost of all Common Shares owned by the employee at that time, whether acquired through the exercise of share options or otherwise.

      The average cost rule will not apply to shares for which the employee has claimed tax deferral (the “deferral shares”). The deferral shares will have a separate adjusted cost base, and the employee will be deemed to dispose of his or her Common Shares, including deferral shares, in a certain order as specified in the Canadian Act. One-half of any capital gains (“taxable capital gains”) net of one-half of any capital losses (“allowable capital losses”) realized in a taxation year will be included in computing the employee’s income for that year. Allowable capital losses in excess of taxable capital gains realized in a year may be carried over and deducted from taxable capital gains in the three preceding taxation years or future taxation years, subject to the rules in the Canadian Act. The full amount of any capital gain realized by an employee will be relevant in computing liability under the alternative minimum tax.

      If the Company, on behalf of an employee exercising a share option, sells Common Shares already owned by the employee in order to fund the employee’s purchase of the same type or class of shares pursuant to the option, there will be a disposition by the employee of such shares for purposes of the Canadian Act. If the shares are held as capital property of the employee, there will be a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any costs of disposition, exceed (or are exceeded by) the adjusted cost base to the employee of the shares sold. The tax treatment of any capital gain will be as described above. Any capital loss realized on the disposition of the Common Shares used to fund the employee’s purchase pursuant to the option will generally be denied as a deduction and will be added to the cost of the same type or class of shares acquired upon such exercise.

      Under present United States federal income tax law, when an employee exercises an Incentive Stock Option (“ISO”), the difference between the fair market value of the shares so acquired and the option price is not included in the taxable income of the optionee at the time of exercise. The difference is, however, a tax preference item and may subject the optionee to the alternative minimum tax, depending upon the optionee’s other items of income and investments. In addition, if an employee disposes of shares acquired pursuant to an ISO after two years from the date of grant and one year from the date of exercise, then the difference between the selling price per share and the option price will be included in the employee’s income as a long term capital gain or loss in the year in which the disposition occurs. If such employee makes an early disposition of such shares before the end of the holding periods referred to above, including a disposition in payment of the option price for new shares, then income in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the option price, is treated as ordinary income to such employee. If the selling price of shares not held for the holding periods referred to above exceeds the fair market value as of the date of exercise, then that portion of the gain is treated as a capital gain.

      Generally, an employee who exercises a share option which is not an ISO would realize ordinary income under present United States federal income tax law in the year of exercise equal to the excess of the fair market value of the shares on the date of exercise over the option price. Any gain or loss on subsequent disposition of the shares over their fair market value on the date of exercise would be a capital gain or loss. Under present United States federal income tax law, the maximum rate of tax on a long term capital gain (for shares held more than 12 months) is 15%. The employee’s holding period in the shares for capital gains purposes begins on the date of exercise of the option.

      In cases where an employee employed by a United States subsidiary of the Company recognizes ordinary income for United States tax purposes in connection with the exercise of a share option that is not an ISO or the subsequent sale of shares purchased upon exercise of an ISO before the end of the previously described holding periods, the United States subsidiary employing such employee would receive a United States tax deduction to the extent of such ordinary income. No deduction would be available for shares acquired upon exercise of an ISO if the shares are held for the holding periods described above.

      Share Appreciation Rights (SARs). Under the Canadian Act, the receipt by an employee of a SAR in conjunction with an option, whether granted concurrently with the option or after the grant of the option, will not be subject to tax at the time of receipt. Generally, an employee who exercises a SAR will realize the same amount of taxable benefit and be subject to the same tax treatment under the Canadian Act as would have been the case had the employee exercised the corresponding option, as discussed above, except that if the employee receives cash, no deferral election will be available in respect of the cash payment.

      The Company understands that the receipt by an employee of a SAR in conjunction with an option (whether granted concurrently with or after the grant of the option) will not be subject to tax at the time of receipt under United States federal income tax law. The fair market value of shares and/or cash delivered upon the exercise of a SAR on the surrender of the option to which the SAR relates will be treated as compensation taxable to the employee in the year in which the option is surrendered.

      The employer corporation will generally be entitled to a deduction equal to the value of the shares and/or cash delivered to the employee upon the exercise of the SAR, except that for Canadian federal income tax purposes, no deduction will be allowed to the extent that newly issued shares are delivered to the employee.

      Incentive Compensation Awards. In general, the value of awards of incentive compensation will be subject to tax as compensation income at the time of receipt by the employee of the cash or shares. The employer corporation will generally be entitled to a deduction equal to the value of the shares or cash delivered to the employee, except that for Canadian federal income tax purposes, no deduction will be allowed to the extent that newly issued shares are delivered to the employee.

      Tax Consequences in Other Jurisdictions. It is not practicable to describe all the possible tax consequences to the Company and its subsidiaries and to the recipients of grants of share options or SARs or awards of incentive compensation under the laws of the many countries having income taxes in which the Company and its subsidiaries are or may be incorporated or operating or to which recipients may be subject. The range of possible tax consequences includes immediate or deferred liability of the recipient for income taxes at the full rate for ordinary income or at some lesser capital gain or other rate on all or part of any benefit which the recipient may have or be deemed to have received. As far as the Company and its subsidiaries are concerned, they might receive no tax deductions or immediate or deferred deductions equal to part or all of the amount of the benefit received or deemed to have been received by the recipient resulting from the granting or exercise of the share option or SAR or from the making or delivery or payment of the award of incentive compensation or the termination of restrictions thereon.

Amendments

      The Board of Directors may amend the Incentive Plan without Shareholder approval except in the circumstances described below. Shareholder approval of an amendment will be required if the amendment would increase the number of shares which may be subject to options or would otherwise materially increase the cost of the Incentive Plan, but no amendment can provide for repricing of any share options. The Board of Directors may suspend or terminate the Incentive Plan at any time.

Votes Required

      The Incentive Plan will not be put into effect unless it is approved by the affirmative vote of Shareholders, voting together, representing in the aggregate not less than a majority of the votes cast by all Shareholders at the Meeting.

6.   OTHER BUSINESS

      The Board of Directors is not aware that any matters are to be presented for action at the Meeting other than those specifically referred to in the Notice of Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form or forms of proxy to vote on such matters in accordance with their judgment. The accompanying form or forms of proxy will also confer discretionary authority upon the persons named therein with respect to any amendments to the matters set forth in the Notice of Meeting.

PART III — CORPORATE GOVERNANCE

INFORMATION REGARDING THE BOARD AND BOARD COMMITTEES

      The system of governance practices followed by the Company is set forth in the Guidelines of the Board of Directors on Corporate Governance (the “Governance Guidelines”) and the charters of the Committees of the Board of Directors. The Governance Guidelines and Committee charters are intended to assure that the Board will have the necessary authority, procedures and practices in place to review and evaluate the Company’s business and operations and, where necessary or appropriate, act, or make decisions that are, independent of the Company’s management. The Governance Guidelines, which include guidelines for determining Director independence and qualifications, are also intended to help align the interests of the Company’s Directors and management with those of the Shareholders and establish practices that the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committee structure and director compensation. The Board annually conducts a self-evaluation to assess compliance with its Governance Guidelines and Committee Charters and identify opportunities to improve Board and Board Committee performance. The Governance Guidelines and Committee charters are reviewed at least annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

      The Board of Directors believes that the purpose of corporate governance is to ensure that the Company maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and management believe promote this purpose, are sound and represent best practices. The Board continually reviews these governance practices, applicable laws and regulations, the rules and listing standards of the New York Stock Exchange and the Toronto Stock Exchange, and best practices suggested by recognized corporate governance bodies and authorities.

      Currently, the Board of Directors has eleven members. The Board has reviewed its Governance Guidelines and applicable securities laws and stock exchange listing standards regarding director independence and, based upon its review and its business judgment, has determined that nine of eleven Directors (1) meet those guidelines and (2) are “independent” as required by applicable securities laws and stock exchange listing standards, including the listing standards of the New York Stock Exchange. Each of the members of the six standing committees of the Board also meets those guidelines and is an “independent” Director for purposes of applicable requirements and the relevant charters of such committees. A copy of the Governance Guidelines may be viewed on the Company’s website at www.inco.com. In 2004, the Corporate Governance and Nominating Committee reviewed a situation involving the son of one of the Company’s Directors, Angus Bruneau. Mr. Bruneau’s son served as an executive officer of a company that received approximately $300,000 in fees to manage the construction of an office and warehouse facility for the Company’s Voisey’s Bay development project. Based upon its review of how this fee arrangement was awarded and the services provided, the Committee determined that this relationship did not in any way impair Mr. Bruneau’s independence.

Director Attendance Record

      Directors are expected to attend all meetings, absent unusual circumstances. During 2004, the Board held 23 meetings and each of the Directors attended over 78% of the meetings of the Board and of the Committees of the Board on which such Director served.

      The table below sets forth the number of meetings of the Board of Directors and each Committee of the Board of Directors held in the year ended December 31, 2004, as well as a summary of the attendance of each of the Directors at those meetings, including those who serve on particular Committees:

			Corporate	Management
			Governance &	Resources &		Environment,
	Board of	Audit	Nominating	Compensation	Pension	Health & Safety
	Directors	Committee	Committee	Committee	Committee	Committee
Director’s Name	(23 Meetings)(1)	(9 Meetings)	(3 Meetings)	(3 Meetings)	(3 Meetings)	(3 Meetings)

Glen A. Barton	22/23	8/9	3/3	—	—	—
Angus A. Bruneau	18/23	—	3/3	—	3/3	3/3
Ronald C. Cambre	22/23	7/9	—	3/3	—	—
Scott M. Hand(2)	22/22	—		—	—	—
Janice K. Henry(3)	12/13	4/4	—	—	2/2	—
Chaviva M. Hosek	22/23	—	—	—	3/3	3/3
Peter C. Jones(2)	20/22	—	—	—	—	—
John T. Mayberry	18/23	—	3/3	—	—	1/2
David P. O’Brien	21/23	—	3/3	3/3	—	—
Roger Phillips	22/23	—	—	1/1	—	3/3
James M. Stanford	21/23	9/9	—	3/3	—	—

(1)	Includes both regularly scheduled and non-regularly scheduled or telephonic meetings.

(2)	As Directors who are employees of the Company, Mr. Hand and Mr. Jones were not invited to one of the meetings of the Board of Directors held in 2004. Mr. Hand is an ex officio member of the Corporate Governance and Nominating Committee and attended each of the meetings of that committee held in 2004.

(3)	Ms. Henry joined the Board of Directors, the Audit Committee and the Pension Committee on June 1, 2004.

      The Governance Guidelines provide that the Directors are expected to attend the Company’s annual meetings of shareholders. At the 2004 Annual Meeting of Shareholders, eight of the ten then current Directors were present.

Board Committees

      The Board of Directors currently has six standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Management Resources and Compensation Committee, the Pension Committee, the Environment, Health and Safety Committee and the Capital Projects Committee. The Board may also form special committees as required to review particular transactions or matters. The composition, mandate and focus of each of the six standing committees of the Board of Directors are discussed below.

Audit Committee

      The Audit Committee is composed of at least four Directors, each of whom must satisfy the Board’s Governance Guidelines and applicable securities laws and stock exchange listing standards with respect to independence. Members of the Audit Committee must also satisfy the Board’s guidelines and applicable securities laws and stock exchange rules regarding financial knowledge, literacy and expertise. The Board has adopted a written charter for the Audit Committee, which was most recently revised in February 2005. A copy of the amended and restated charter is set forth as Exhibit C to this Proxy Circular and Statement and also may be viewed on the Company’s website at www.inco.com. The charter provides the Audit Committee with the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by them, and the review and evaluation of such auditors’ independence. Pursuant to its charter, the Audit Committee meets with the Company’s financial management personnel, its internal auditors and its independent auditors at least four times a year to review and assist the Board of Directors in its oversight responsibilities relating to, among other matters: (1) accounting and financial reporting principles, policies, practices and procedures of the Company; (2) the adequacy of the Company’s systems of internal accounting control and the systems, policies and procedures to address and minimize the risk of fraud; (3) the quality, integrity and transparency of the Company’s financial statements; (4) the independent auditors’ qualifications, performance and independence; and (5) the performance of the independent auditors and the Company’s internal audit function. Given that the Audit Committee’s function is one of oversight and that its members are not accountants or auditors, the members of the Committee rely on the integrity of management, the internal audit staff and the independent auditors from whom they receive information, the accuracy of the information provided to them by such persons and organizations and on representations made by management in carrying out their responsibilities. In connection with the discharge of its duties and responsibilities, the Committee reviews, among other areas, the Company’s financial reporting practices and procedures, the Company’s quarterly and annual financial statements prior to their release and filing with regulatory agencies, actual and prospective changes in critical or significant accounting policies and their effect, the planned scope of examinations by both the independent auditors and internal audit staff and their findings and recommendations. The Audit Committee’s annual report is found beginning on page 29. The Audit Committee has the following members: James M. Stanford, Chair, Glen A. Barton, Ronald C. Cambre and Janice K. Henry. It is planned, as noted on page 6, that Janice K. Henry will become Chair of the Audit Committee immediately following the Meeting.

Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee is composed of at least three Directors, each of whom must satisfy the Board’s Governance Guidelines and applicable securities laws and stock exchange listing standards with respect to independence. The Lead Director serves as the Chair of the Committee. The Board has adopted a written charter for the Committee, which was last revised in February 2004. A copy of this charter may be viewed on the Company’s website at www.inco.com and will be mailed to any Shareholder upon request. Pursuant to its charter, the Committee is responsible for, among other things, the following: (1) making recommendations with respect to the size of the Board and its standing committees; (2) identifying and making recommendations to the Board regarding individuals to be nominated for election or appointment to the Board or any of its standing committees; (3) evaluating the performance of the Board as a whole and the performance and contribution of individual Directors and making recommendations to the Board with respect to Director compensation; (4) overseeing Board and Board Committee tenure policies and policies covering the resignation of incumbent Directors; (5) evaluating at least on an annual basis the performance of the Chairman and Chief Executive Officer; (6) reviewing and making recommendations to the Board with respect to developments in corporate governance practices (including best practices), and legislation and initiatives relating to corporate governance practices; and (7) reviewing the independence of the Directors and considering questions of possible conflicts of interest. The Corporate Governance and Nominating Committee has the following members: Glen A. Barton, Chair, Angus A. Bruneau, John T. Mayberry and David P. O’Brien.

      In identifying, evaluating or recommending candidates for election or appointment to the Board, the Committee is required to take into consideration the criteria set forth in the Board’s Governance Guidelines and such other factors as it deems appropriate, including the judgment, skill, integrity, independence, diversity and business experience of the candidates. The Committee has the authority to retain experts or consultants to assist it in carrying out its responsibilities and has the sole authority to engage consultants and search firms to identify Director candidates. Nominees for election as Directors at the Meeting, as well as members of each Committee of the Board of Directors, were approved by the Committee at its meeting in early February 2005. The Committee understands that Mr. Cambre currently serves as a director of W.R. Grace & Co., which is currently in bankruptcy protection, and that Mr. O’Brien served as a director of Air Canada when it filed for bankruptcy protection in 2003.

      The Committee will consider and evaluate any candidates recommended by the Shareholders in accordance with the same criteria as any other proposed candidate. Shareholders who wish to have persons considered by the Committee for nomination to the Board of Directors at the 2006 Annual Meeting should submit their requests in writing, including biographical data regarding such persons, to the Secretary of the Company for referral to the Committee not later than December 18, 2005.

Management Resources and Compensation Committee

      The Management Resources and Compensation Committee is composed of at least three Directors, each of whom must satisfy the Board’s Governance Guidelines and applicable securities laws and stock exchange listing standards with respect to independence. The Board has adopted a written charter for the Committee, which was last revised in February 2004. A copy of this charter may be viewed on the Company’s website at www.inco.com and will be mailed to any Shareholder upon request. Among its responsibilities, the Committee reviews and evaluates the performance of the Company’s senior executives, other than the Chairman and Chief Executive Officer, against certain performance measurements and other factors. The Committee also (1) makes recommendations to the Board on the remuneration of the Company’s senior executives, including the Chairman and Chief Executive Officer, (2) oversees the administration of the Company’s incentive compensation plans, including the Company’s annual Management Incentive Plans, the Mid-Term Incentive Plan and the 2001 KEIP, (3) oversees the development and implementation of the Company’s executive succession plans and plans for developing and evaluating potential candidates for executive positions, including the position of Chief Executive Officer, and (4) oversees the Company’s regulatory compliance with respect to compensation matters, and prepares and approves the Committee’s annual “Report on Executive Compensation” (included in this Proxy Circular and Statement on page 38). The Committee has the authority to retain experts or consultants to assist it in carrying out its responsibilities and has the sole authority to engage compensation consultants to assist in the evaluation of CEO and senior executive compensation. The Management Resources and Compensation Committee has the following members: David P. O’Brien, Chair, Ronald C. Cambre, Roger Phillips and James M. Stanford.

Pension Committee

      The Pension Committee is composed of at least three Directors, each of whom must satisfy the Board’s Governance Guidelines and any applicable regulatory or stock exchange listing standards with respect to independence. The Board has adopted a written charter for the Committee and a copy of the charter may be viewed on the Company’s website at www.inco.com and will be mailed to any Shareholder upon request. The Committee advises the Board on the financial aspects of the pension plans of the Company and its subsidiaries, including actuarial assumptions, the adequacy of funding and the implementation of sound investment strategies for such pension plans. In addition, the Committee recommends to the Board the appointment of trustees and investment advisors or managers for such pension plans. The Pension Committee has the following members: Chaviva M. Hosek, Chair, Angus A. Bruneau and Janice K. Henry.

Environment, Health and Safety Committee

      The Environment, Health and Safety Committee is composed of at least four Directors, each of whom must satisfy the Board’s Governance Guidelines and any applicable regulatory or stock exchange listing standards with respect to independence. The Board has adopted a written charter for the Committee and a copy of the charter may be viewed on the Company’s website at www.inco.com and will be mailed to any Shareholder upon request. The Committee assists the Board in its oversight responsibilities relating to, among other matters: (1) the review of the Company’s environmental, health and safety policies, (2) the monitoring of compliance with applicable environmental, health and safety laws and regulations relating to the Company’s businesses and operations, and (3) the development, review and evaluation of the Company’s environmental and health and safety goals and objectives. The Environment, Health and Safety Committee has the following members: Angus A. Bruneau, Chair, Chaviva M. Hosek, Roger Phillips and John T. Mayberry.

Capital Projects Committee

      In February 2005, the Board created the Capital Projects Committee, composed of three Directors, to assist the Board in its oversight responsibilities relating to, among other matters, (1) the review of the Company’s major capital projects on a worldwide basis, (2) the monitoring of the progress of all major capital projects in terms of both schedule for completion and budget and any other issues of significance in relation to a particular project, and (3) how a project is meeting all applicable legal and regulatory requirements and addresses all relevant political, social, community and economic benefits issues. The Board has adopted a written charter for the Committee and a copy of the charter may be viewed on the Company’s website at www.inco.com and will be mailed to any Shareholder upon request. The Committee, as constituted by the Board in February 2005, has the following members: Ronald A. Cambre, Chair, John T. Mayberry and James M. Stanford. No formal meetings of this Committee have been held since it was created.

Shareholder Communications to the Board

      Shareholders may contact an individual Director, the Lead Director, the Board as a group, or a specified Board Committee or group, including the non-employee Directors as a group, by the following means:

By mail:	Inco Limited Office of the Secretary 145 King Street West Suite 1500 Toronto, ON M5H 4B7

By email:	askboard@inco.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company’s Office of the Secretary will initially receive and process such communications to confirm that they are not of a commercial nature or related to an improper or irrelevant topic before forwarding them on to the addressee(s). The Company generally will not forward to any of the Directors a Shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic or that requests general information about the Company.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

      In accordance with guidelines adopted in 1995 by the Toronto Stock Exchange (the “Guidelines”), companies such as the Company, whose securities are listed on that exchange, are required to include in their proxy materials annually a discussion of their systems of corporate governance with specific reference to the Guidelines. This Statement of Corporate Governance Practices is intended to summarize the Company’s approach to corporate governance with reference to, and taking into account, each of the Guidelines. In preparing this Statement, we have also considered the New York Stock Exchange listing standards regarding corporate governance.

      The Company and its Board of Directors recognize the importance of corporate governance to the effective management of the Company and to its Shareholders and its other stakeholders. The Company’s approach to significant issues of corporate governance has been, and continues to be, designed with a view to ensuring that the business and affairs of the Company are effectively managed so as to enhance long-term shareholder value. The Company and its Board of Directors have implemented procedures to ensure that the Company’s corporate governance practices have been, and will continue to be, subject to review on a regular basis to ensure that adequate structures, procedures and processes are in place to develop approaches to, and address, significant issues of corporate governance. Such periodic review, consistent with the Guidelines, is one of the duties of the Corporate Governance and Nominating Committee of the Company’s Board of Directors. The Corporate Governance and Nominating Committee and management of the Company continue to monitor pending regulatory initiatives and developments in the corporate governance area, including the corporate governance guidelines recently proposed by the Canadian Securities Administrators, and intend to meet such proposed guidelines.

Mandate of Board of Directors of the Company

      Given that the Board of Directors is not in a position to “manage” the business and affairs of the Company on a day-to-day basis in meeting the requirements applicable to directors of a corporation under the Canada Business Corporations Act, as well as under other statutory or legal requirements applicable to companies which carry on business in numerous jurisdictions, the Board of Directors delegates to the Company’s Chief Executive Officer and certain other members of the Company’s senior management certain of its powers of management. The mandate of the Board of Directors focuses on its responsibility for the overall stewardship of the business and affairs of the Company. In order to carry out its mandate, the Board of Directors holds at least eight regularly scheduled meetings annually, with additional meetings being held as required to consider particular issues or conduct specific reviews between regularly scheduled meetings whenever appropriate. During 2004, the Board of Directors held 23 meetings.

      In furtherance of its duties and responsibilities, the functions which the Board of Directors has assumed, either directly or through the standing committees of the Board of Directors, include, as contemplated in the Guidelines, (a) overseeing the Company’s strategic planning process and overall strategic and business plans and their implementation, including the scope of operations and business activities, and investments or divestitures; (b) assessing the principal risks arising from or incidental to the business and operations of the Company, including financial, operational, regulatory, technological and environmental, health and safety risks, and overseeing the systems implemented to manage those risks; (c) electing or appointing all senior executives of the Company, overseeing the Company’s executive compensation and development policies and programs, and succession planning, and their implementation, and reviewing the performance of senior executives in line with corporate policies in effect and the applicable annual and long-term business and strategic plans and other objectives of the Company; (d) overseeing shareholder, investor and public communications policies and their implementation, including timely disclosure of material information; (e) overseeing the Company’s key capital projects; and (f) monitoring and assessing the scope, implementation and integrity of the Company’s internal accounting control, audit and management information systems and internal control over financial reporting.

Decisions Requiring Board Approval

      In light of the responsibilities of the Board of Directors for the overall stewardship of the business and affairs of the Company, all fundamental decisions relating to the management of the Company are reviewed and approved in advance by the Board. The Board of Directors has from time to time delegated to senior management of the Company the authority to enter into certain types of transactions, including financial transactions, subject to specified limitations. Subject to such delegation, major proposed decisions or actions concerning, among other matters, the Company’s corporate status, capital structure, annual and long-term business and strategic plans, major acquisitions or divestitures, strategic alliances and other actions as required under the Canada Business Corporations Act, are subject to the prior approval of the Board. Capital investments and other expenditures above certain minimum levels established by the Board are also subject to the prior approval of the Board of Directors.

Board’s Expectations of Management

      The Board of Directors does not believe that it is appropriate for it to be involved in the day-to-day management and functioning of the Company. It expects that senior management will be responsible for the effective, efficient, and prudent management of the Company, subject to the Board’s overall stewardship responsibilities. Given the Board’s overall stewardship responsibilities, the Board of Directors expects management of the Company to meet the following key objectives: (a) report, in a comprehensive, accurate and timely fashion, on the business and affairs of the Company generally, and on any specific matters that management considers to be of material or significant consequence for the Company and its Shareholders and other stakeholders; (b) take timely action, and make all appropriate decisions required, with respect to the Company’s business and operations in accordance with all applicable legal and other requirements or obligations and within the framework of corporate policies in effect, with a view to maximizing long-term shareholder value; (c) conduct a comprehensive annual budgeting process and monitor closely the Company’s financial and operating performance in conjunction with the Company’s annual business plan approved by the Board; (d) review on an ongoing basis the Company’s near term and long-term strategic plans and their implementation in all key areas of the Company’s activities in light of, among other critical factors, evolving market conditions and changes in applicable laws, regulations and technology; and (e) implement appropriate policies, procedures and processes to assure the highest level of conduct and integrity of the Company’s management and employees worldwide.

Board Composition and Independence

      In this Statement of Corporate Governance Practices, the term “unrelated director” has the meaning given to it in the Guidelines: a director who is independent of management and free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company. The Company has no “significant shareholder” for the purposes of the Guidelines.

      In deciding whether a particular Director is an “unrelated director” for the purposes of the Guidelines, as well as whether a particular Director is “independent” under the New York Stock Exchange listing standards, the Corporate Governance and Nominating Committee annually reviews this issue in the context of a number of factors, including the Board’s guidelines on corporate governance. The Committee most recently determined, at its meeting in early February 2005, that no Director, other than the Chairman and Chief Executive Officer and the President and Chief Operating Officer, who are full-time employees of the Company, currently has any significant business or other relationship with the Company which would make such Director not “unrelated” or “independent”. Accordingly, the Committee determined that all of the members of the Board, except the Chairman and Chief Executive Officer, Mr. Hand, and the President and Chief Operating Officer, Mr. Jones, are, in accordance with the Guidelines, “unrelated directors” of the Company. At the same meeting, the Committee also determined that all of the members of the Board, other than Mr. Hand and Mr. Jones, are “independent” in accordance with applicable New York Stock Exchange listing standards and the Board’s guidelines on corporate governance.

      The Board of Directors is currently comprised of eleven members. The Board of Directors and the Corporate Governance and Nominating Committee, as discussed below, periodically consider the size of the Board. The Corporate Governance and Nominating Committee and the Board believe that, while a Board size of eleven members is adequate, the addition of at least one new Director would be desirable, thus bringing the size of the Board to twelve members. In addition, James M. Stanford has indicated that, if elected at the Meeting, he intends to retire as a Director prior to the expiry of his term. As noted on page 6, Mr. Stanford has agreed to continue to serve until late July 2005. Accordingly, the Corporate Governance and Nominating Committee is currently searching for two new Directors, thus bringing the size of the Board to twelve members, and the Company has engaged specialized director search consulting firms to assist it in identifying suitable candidates.

      As a part of existing procedures, and consistent with the New York Stock Exchange listing standards, regular executive sessions of the independent/ unrelated Directors are held in conjunction with at least each face-to-face Board meeting separately from the inside Directors and any management. These sessions are chaired by the Lead Director. Any Board Committee, individual, independent/ unrelated Director or group of such Directors may at any time they believe to be necessary or appropriate, taking into account the relevant circumstances and subject to the approval of the Corporate Governance and Nominating Committee, engage independent advisors at the expense of the Company.

Chairman of the Board and Executive Officer Positions and Responsibilities and Lead Director Position

      The Chief Executive Officer of the Company, Mr. Hand, was appointed as Chairman of the Board of Directors on April 17, 2002. Mr. Hand was reappointed as Chairman of the Board in April 2003 and April 2004. At the same time, the Board formalized the creation of a Lead Director position and elected Glen A. Barton, an independent Director, to serve as Lead Director. The principal duties and responsibilities of the Lead Director include chairing the executive sessions held by the non-employee Directors, reviewing, to the extent appropriate, with the Chairman and Chief Executive Officer the matters discussed in such executive sessions, reviewing and interacting with management in the preparation of the agendas for all Board meetings and arranging for key issues identified by non-employee Directors to be addressed at one or more Board meetings.

      The Board of Directors has reviewed whether the positions of Chair of the Board and Chief Executive Officer should be held by separate persons and, in accordance with its guidelines on corporate governance, the Board will implement, when it believes it would be in the best interests of the Company, on either an interim basis or otherwise, arrangements whereby the positions of Chairman and Chief Executive Officer would not be held by the same person. It will also continue to evaluate new structures and procedures to enhance or supplement existing structures and procedures regarding the operation of the Board.

      The Corporate Governance and Nominating Committee, whose responsibilities are summarized beginning on page 23, is responsible for overseeing and reviewing the position description and performance of the Chairman and Chief Executive Officer and the development, at least on an annual basis, of the limits to the responsibilities of the Chief Executive Officer and the corporate objectives which the Chief Executive Officer will be responsible for meeting and the Management Resources and Compensation Committee, whose responsibilities are summarized on page 24, is responsible for overseeing and reviewing the position descriptions, performance and corporate objectives which the other Executive Officers will be responsible for meeting.

Director Recruitment and New Director Education and Orientation Program

      The maintenance of a diverse, dedicated and highly qualified group of independent and unrelated Directors is critical to the functioning and effectiveness of the Board of Directors. As summarized on page 23, the Corporate Governance and Nominating Committee is charged with identifying, evaluating and recommending Director nominees with the assistance of senior management, other Directors and outside advisors, as appropriate. Nominees are assessed based on the criteria which have been developed for Director candidates, which criteria are periodically reviewed and updated by the Corporate Governance and Nominating Committee, taking into account the desired size of the Board and the diversity of its composition. The Committee recognizes the benefits of diversity and in selecting candidates utilizes a comprehensive list of criteria, including desired skills, areas of expertise, experience and accomplishments, gender, age and other personal characteristics, which are intended to result in the selection of candidates who are best able to contribute to the direction of the business, strategies and affairs of the Company.

      The Corporate Governance and Nominating Committee oversees an orientation and education program for new Directors. While the program is tailored to the needs and experience of the particular new Director, it includes sessions with the Company’s senior management on specific business, operations, marketing, legal and financial issues relating to the Company, tours of key operating facilities and utilization of new director programs sponsored by recognized universities or other organizations.

Board Committees and Board Performance

      As discussed above, the Board currently has six standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Management Resources and Compensation Committee, the Pension Committee, the Environment, Health and Safety Committee and the Capital Projects Committee. Special committees of the Board are formed as required to review particular transactions or matters. The Corporate Governance and Nominating Committee, consistent with the Guidelines, regularly reviews, assesses and reports to the Board and, when appropriate, makes recommendations on the size, composition, compensation, effectiveness and performance of the Board and the existing Board Committees, the charters of the existing Board Committees, whether new Board Committees should be created, the orientation and education programs developed by the Company for new Directors and the Company’s approach to corporate governance and to the principles set forth in the Guidelines. The compensation arrangements for the Company’s independent/ unrelated Directors are described under “Director Compensation”, beginning on page 31. All of the members of the six standing Board Committees are independent/ unrelated Directors. The composition of the Audit Committee and the functions, duties and responsibilities of the Audit Committee are consistent with the requirements for such committee as set forth in the Guidelines and other applicable requirements, including the New York Stock Exchange listing standards.

Shareholder/ Investor Communications and Feedback

      The Company has programs in place to effectively communicate with its stakeholders, including its Shareholders, employees and the general public. The fundamental objective of these programs is to ensure an open, accessible and timely exchange of information with Shareholders, employees and other stakeholders concerning the business, affairs and performance of the Company, subject to the requirements of applicable securities laws and other statutory and contractual obligations. The Company’s shareholder and investor relations personnel are responsible for responding to shareholder communications and addressing feedback from Shareholders and other stakeholders with review, as appropriate, by senior management and the Board of Directors. The Company’s shareholder and investor relations function includes quarterly conference calls with industry analysts and media representatives in conjunction with the release of the Company’s financial results, as well as regular presentations to or meetings with industry analysts and with institutional shareholders. Through webcasting services, Shareholders and other stakeholders may access these conference calls and slides and other materials utilized in connection with such conference calls and all of the presentations made by the Company to the investment community, except those sponsored by third parties which do not webcast the presentations themselves. Shareholders or other interested parties may contact the Company’s investor relations personnel through the Company’s website, at www.inco.com, or by telephone at (416) 361-7670.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board has four members. The Board has reviewed its guidelines on corporate governance and applicable securities laws and stock exchange listing standards regarding director independence and, based upon its review and its business judgment, has determined that each of the members of the Audit Committee (1) meets those guidelines and (2) is “independent” as required by applicable securities laws and stock exchange listing standards, including the listing standards of the New York Stock Exchange. The Board has also determined that each of James M. Stanford (Chair), Glen A. Barton, Ronald C. Cambre and Janice K. Henry meets the applicable requirements and, accordingly, is an “audit committee financial expert” as that term is defined under applicable U.S. securities legislation.

      The role of the Audit Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting principles, policies and procedures, as well as the adequacy of the Company’s systems of internal control over financial reporting and the quality and integrity of the Company’s financial statements. The Committee operates pursuant to a charter that was most recently amended and restated by the Board in February 2005. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal accounting and other controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements, including the note to those financial statements relating to the significant differences between Canadian GAAP and United States GAAP, and expressing opinions as to (i) the conformity of the Company’s financial statements with generally accepted accounting principles (“GAAP”) in Canada, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting, in each case as at year end 2004.

      In assisting the Board in its oversight function, the Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2004 with management, the Company’s internal audit staff and the Company’s independent auditors, PricewaterhouseCoopers LLP. The Committee has also reviewed and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as codified by AU Section 380), and related guidance in Canada. The Committee has also received the written disclosures and the letter from the independent auditors required by the current Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” in the United States and related guidance in Canada, and has, as part of its responsibilities, reviewed with the independent auditors, taking into account recent legislation and regulations, such auditors’ independence from the Company and its management. The Audit Committee has also discussed with management, the Company’s internal audit staff and the independent auditors the quality and adequacy of the Company’s internal accounting and other controls and the Company’s internal audit functions, organization, responsibilities, budgets and staffing. The Audit Committee has reviewed with both the independent auditors and the Company’s internal audit staff their respective audit plans, audit scope and identification of audit risks for the year ended December 31, 2004, and, having developed policies and procedures relating to the pre-approval of such services, has considered the nature and scope of the non-audit services proposed to be supplied to the

Company by its independent auditors and whether the provision of any such non-audit services by the auditors is fully compatible with the maintenance of their independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, are not experts in the fields of accounting or auditing, including in respect of auditor independence, and are not employed by the Company for accounting or financial management or for any aspects of the Company’s systems of internal accounting control. Members of the Committee rely, without independent verification, on the information provided to them, and on the representations made, by management, the Company’s internal audit staff and the Company’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal accounting controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. In addition, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with applicable auditing standards, that the Company’s financial statements are presented in accordance with Canadian GAAP, or that the Company’s auditors are in fact “independent”.

      Based upon the reports, discussions and reviews described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter of the Audit Committee, the Committee has (i) approved, subject to requisite Shareholder approval in accordance with the Canada Business Corporations Act, the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company’s fiscal year ended December 31, 2005, and (ii) recommended to the Board of Directors, which has approved the Committee’s recommendations, that the Company’s audited financial statements for the year ended December 31, 2004 be included in the Company’s Annual Report to Shareholders for the year ended December 31, 2004 and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.

The Audit Committee

James M. Stanford, Chair

Glen A. Barton
Ronald C. Cambre
Janice K. Henry

February 14, 2005

PART IV — DIRECTOR AND EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

Directors’ Compensation in 2004

      In 2004, the Company paid its non-employee Directors an annual retainer for serving on the Board, plus additional annual retainers for serving (1) on more than two Committees, (2) as Chair of a Board Committee and/or (3) as Lead Director. The Company also made an annual award of Deferred Share Units to the non-employee Directors, in lieu of the annual stock option grant that would have otherwise been granted to them, given the decision of the Board to suspend future annual grants of share option under the Company’s 2002 Non-Employee Director Share Option Plan which provides for annual share option grants to all non-employee Directors (the “Directors’ Option Plan”). The Company does not provide any additional compensation to Directors who are also employees of the Company.

      The following table sets forth the amount of each of the retainers and awards paid to the Company’s non-employee Directors in 2004:

Retainer, Fee or Option Grant	Amount

Annual Director Retainer	• $30,000 in cash* and 1,100 Common Shares or Deferred Share Units
Annual Award of Deferred Share Units	• 1,500 Deferred Share Units
Extra Committee Retainer (for service on more than two Committees)	• 200 Common Shares or Deferred Share Units
Committee Chair Retainer (other than Audit Committee)	• $2,000 in cash* and 200 Common Shares or Deferred Share Units
Audit Committee Chair Retainer	• $2,000 in cash* and 500 Common Shares or Deferred Share Units
Lead Director Retainer	• $15,000 in Common Shares or Deferred Share Units

*	Non-employee Directors may elect to receive all or part of their nominal cash compensation in the form of Common Shares or Deferred Share Units, as described below.

     Annual Awards of Common Shares or Deferred Share Units. Some or all of the annual retainer for service (1) on the Board, (2) on more than two Board Committees, (3) as Chair of a Board Committee and (4) as Lead Director of the Board are payable in the form of awards of Common Shares or, at the Director’s election, Deferred Share Units, pursuant to the Company’s Non-Employee Director Share Ownership Plan (the “Ownership Plan”). The Common Shares awarded under the Ownership Plan are purchased in the secondary market, thereby avoiding dilution. The Deferred Share Units awarded under the Ownership Plan are bookkeeping entries on the books of the Company that represent the value of a Common Share at the time of the entry or award. In conjunction with a Director’s retirement from the Board, the Deferred Share Units are cashed out by the Company based upon the fair market value of the Company’s Common Shares at such time.

      Additional Equity Compensation and Minimum Equity Ownership Requirements. The Ownership Plan also provides the Company’s non-employee Directors with the opportunity to elect to receive all or part of the portion of their compensation that would ordinarily be payable in cash in the form of Common Shares or Deferred Share Units. The Company has a share ownership requirement for non-employee Directors, pursuant to which, in fiscal 2004, each non-employee Director was required to hold, over time, the greater of (a) 7,500 Common Shares and/or Deferred Share Units, or (b) Common Shares and/or Deferred Share Units having a fair market value of at least $180,000. Under the Ownership Plan, a non-employee Director is required to take at least 25% of his or her cash compensation in the form of Common Shares or Deferred Share Units until such time as he or she has satisfied these minimum share ownership requirements.

      Annual Award of Deferred Share Units. As noted above, last year the Board decided to suspend the operation of the Directors’ Option Plan and, in lieu of the annual grant of 5,000 options which would have been made thereunder, to initiate an annual award of 1,500 Deferred Share Units pursuant to the Ownership Plan. This annual award was made on April 22, 2004 (or the day after the Company’s last Annual and Special Meeting of Shareholders) to each of the non-employee Directors who was serving on the Board at that time. Janice K. Henry received a pro-rated award as at the date she joined the Board. The Board decided to suspend the operation of the Directors’ Option Plan because it concluded that a Deferred Share Units award would more closely align the Directors’ interests with the long-term interests of the Shareholders than share options. As in the case of share options granted under the Directors’ Option Plan, the Deferred Share Units granted pursuant to the annual award will vest at the end of one year, so long as the Director is still serving on the Board at the end of that period.

      Aggregate Value of Compensation Package. Assuming that a non-employee Director did not perform any additional functions (such as serving as Chair of a Board Committee), the aggregate value of the compensation package for service as a Non-Employee Director in 2004 would have been $111,835, consisting of (1) $30,000 in cash; and (2) $81,835 in Common Shares or Deferred Share Units (consisting of 1,100 Common Shares or Deferred Share Units as part of the annual retainer and a pro rata (through December 2004) portion of the 1,500 Deferred Share Unit award, as described above, valued at the closing price of the Common Shares on the New York Stock Exchange on December 31, 2004, $36.78).

Directors’ Compensation in 2005

      For 2005, the Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, in December 2004 certain changes to the Company’s compensation program for its non-employee Directors. The changes were as follows:

(1)	an increase in the cash portion of the annual Director retainer, from $30,000 to $45,000;

(2)	an increase in the Lead Director’s retainer, from $15,000 to $30,000 (which will continue to be payable in Common Shares or Deferred Share Units); and

(3)	an additional retainer for members of the Audit Committee of 200 Common Shares or Deferred Share Units.

In addition, the Board determined that members of the new Capital Project Committee would receive a per meeting fee of $3,000 in cash, but that members of this Committee would not be eligible to receive any additional compensation in respect of service on more than two Board Committees.

      Given these changes for 2005, the following table sets forth the amount of each of the retainers and awards payable to the Company’s non-employee Directors in 2005:

Retainer, Fee or Option Grant	Amount

Annual Director Retainer	• $45,000 in cash* and 1,100 Common Shares or Deferred Share Units
Annual Award of Deferred Share Units	• 1,500 Deferred Share Units
Extra Committee Retainer (for service on more than two Committees, excluding the Capital Projects Committee)	• 200 Common Shares or Deferred Share Units
Committee Chair Retainer (other than Audit Committee)	• $2,000 in cash* and 200 Common Shares or Deferred Share Units
Audit Committee Chair Retainer	• $2,000 in cash* and 500 Common Shares or Deferred Share Units
Audit Committee Member Retainer	• 200 Common Shares or Deferred Share Units
Capital Project Committee Meeting Fees	• $3,000 in cash per meeting
Lead Director Retainer	• $30,000 in Common Shares or Deferred Share Units

*	Non-employee Directors may elect to receive all or part of their nominal cash compensation in the form of Common Shares or Deferred Share Units, as described above.

EXECUTIVE COMPENSATION

Compensation of Officers

      The table below sets forth the compensation paid by the Company to the Company’s Chairman and Chief Executive Officer, and to each of the Company’s four next most highly compensated Executive Officers, for services rendered in all capacities to the Company in respect of the years 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE(1)

				LONG TERM
				COMPENSATION
				AWARDS

					Securities
	ANNUAL COMPENSATION			Restricted	Underlying	All Other
Name and				Share	Options/SARs	Compensation
Principal Position	Year	Salary($)	Bonus($)(2)	Awards($)(3)	Granted(#)(4)	($)(5)

Scott M. Hand(6)	2004	962,133	1,558,000	1,316,920	57,000	95,097
Chairman and Chief Executive Officer	2003	772,086	537,000	726,024	72,000	80,697
	2002	608,000	357,000	374,000	100,000	63,000
Peter C. Jones	2004	686,067	874,940	697,000	40,000	70,669
President and Chief Operating Officer	2003	542,967	305,016	413,848	48,000	59,468
	2002	418,000	243,000	206,000	66,000	48,000
Peter J. Goudie	2004	472,183	533,000	383,760	28,000	58,864
Executive Vice-President, Marketing	2003	373,752	179,000	221,960	32,000	49,402
	2002	292,000	152,000	106,000	44,000	41,000
Stuart F. Feiner	2004	476,967	482,160	359,980	28,000	59,128
Executive Vice-President,	2003	401,556	179,000	221,960	32,000	50,145
General Counsel and Secretary	2002	338,000	152,000	118,000	44,000	43,000
Logan W. Kruger(7)	2004	433,917	451,000	328,820	28,000	35,923
Executive Vice-President, Technical Services	2003	92,212	78,760	368,024	35,000	8,069
	2002	—	—	—	—	—

(1)	All salaries, bonuses and other compensation shown were paid in Canadian dollars. They have been converted into U.S. dollars at the average rate of exchange for the applicable year as follows: for 2004, U.S.$1.00 = Cdn.$1.2987; for 2003, U.S.$1.00 = Cdn.$1.3966; and for 2002, U.S.$1.00 = Cdn.$1.5698.

(2)	The amounts shown represent cash bonus awards granted pursuant to the Company’s annual Management Incentive Plans (described below). Awards earned in a particular year are paid in February of the immediately succeeding year. The Company reports these awards in the year in which they were earned, rather than in the year in which they were actually paid. See “Report on Executive Compensation”, beginning on page 38.

(3)	The amounts shown represent awards of restricted Common Shares and cash in an amount generally sufficient to cover tax liabilities in respect of the award. These awards were made pursuant to the Company’s Mid-Term Incentive Plan (described below). Awards earned in a particular year are paid in February of the immediately succeeding year. The Company reports these awards in the year in which they were earned, rather than the year in which they were actually paid. The restricted Common Shares comprising part of such awards have been valued, for the purposes of the Summary Compensation Table, at the average of the high and low sales prices of the Common Shares on the Toronto Stock Exchange on the date of the award, which amount has been converted into U.S. dollars at the average rate of exchange for the year in which the awards were earned. The restricted Common Shares awarded in respect of 2004 may not be transferred, sold or encumbered for a three-year period ending in February 2007, unless the awardee retires during such period, and will generally be subject to forfeiture within that three-year period if such restrictions have been violated by the awardee or the awardee leaves employment voluntarily (other than by reason of retirement or death) or is terminated for cause. Such restricted Common Shares will be held by the Company for the three-year period, but the awardee will have all rights as a holder of such shares, including rights to dividends, if any. The aggregate number and value of restricted Common Shares held by the Executive Officers as at February 18, 2005, based on the closing price of the Common Shares on the New York Stock Exchange on December 31, 2004 (being $36.78), is set forth in the following table:

	Number of Restricted
Executive Officer	Common Shares Held*	Value($)

Scott M. Hand	35,925	1,321,322
Peter C. Jones	19,634	722,139
Peter J. Goudie	10,547	387,919
Stuart F. Feiner	10,538	387,588
Logan W. Kruger	5,560	204,497

*	These numbers exclude the number of shares awarded in respect of the restricted share awards under the Company’s Mid-Term Incentive Plan for the three-year period ended December 31, 2004 since the actual number of shares to be received based upon the value of such award was not determined until after February 18, 2005.

The restricted Common Shares shown in the table above have been included in the number of Common Shares shown to be beneficially owned by such Executive Officers in the table included under the heading “Security Holdings of Directors and Officers”, beginning on page 44.

(4)	The amounts shown represent options and related share appreciation rights (“SARs”) granted under the Company’s 2001 Key Employees Incentive Plan. Grants of options and related SARs are reported in the year in which they are made.

(5)	Consists of (a) an annual perquisite allowance of approximately $32,800 on an annualized basis, (b) annual contributions made by the Company under the Company’s contributory security reserve plans (see page 36) and (c) the dollar value of insurance premiums paid by the Company for the benefit of such individuals for group term life insurance (see page 38).

(6)	Mr. Hand became Chairman of the Company effective April 17, 2002. From April 2001 to April 16, 2002, he served as Deputy Chairman and Chief Executive Officer.

(7)	Mr. Kruger joined the Company on September 29, 2003. Prior to joining Inco, he was President of Hudson Bay Mining and Smelting Co., Limited.

Management Incentive Plans

      The Company’s Executive Officers are eligible to receive three forms of incentive compensation: (1) cash bonuses under the Company’s applicable annual Management Incentive Plan (“MIP”), (2) awards of restricted Common Shares and cash generally sufficient to cover tax liabilities in respect thereof under the Company’s Mid-Term Incentive Plan (“MTIP”), and (3) grants of options and related SARs under the Company’s 2001 Key Employee Incentive Plan (“2001 KEIP”). Each of these plans is described below. The factors determining the size of the payments and awards made under those plans in respect of 2004, or for the rolling three-year period ending as of December 31, 2004 in the case of the MTIP, is discussed in the Management Resources and Compensation Committee’s “Report on Executive Compensation”, beginning on page 38.

      The Company establishes a MIP on an annual basis. Under the MIP, cash bonus awards may be made to Officers and other key employees of the Company and its subsidiaries. The amount of the cash bonus awards, if any, is based on the achievement of key strategic objectives, the financial and operating performance of the Company and/or its applicable operating units, and such other targets and objectives as may be established and approved by the Management Resources and Compensation Committee in respect of the applicable year, as well as the performance of, and contribution made by, each individual plan participant. Proposals for awards to be made under the MIP are reviewed by the Management Resources and Compensation Committee and are subject to the Board’s approval.

      The Mid-Term Incentive Plan was approved by the Board in April 2002, replacing a similar predecessor plan. Under the MTIP, the Management Resources and Compensation Committee establishes an incentive fund in respect of each financial year. The maximum amount of the incentive fund is equal to (a) 2% of the sum of (i) the consolidated net earnings of the Company for the year and (ii) the related provisions for income and mining taxes in such year (the “Award Pool”) and the Award Pool for each of the two immediately preceding years, less (b) the aggregate amount of awards actually made from the Award Pool in respect of each of the two immediately preceding years under the MTIP and the predecessor thereto. Under the MTIP, incentive awards are based upon the three-year performance of the Company and are paid in the form of restricted Common Shares, valued at their fair market value on the date of the award, and cash in an amount generally sufficient to cover tax liabilities arising in respect of the award. The 2001 KEIP also authorizes other awards which are measured or otherwise dependent upon future consolidated net earnings of the Company.

      The 2001 KEIP provides for the issuance of options to purchase Common Shares and related share appreciation rights (“SARs”). SARs entitle an optionee, in lieu of exercising an option to purchase Common Shares, to surrender the option to the Company, in exchange for an amount equal to the difference between the then-current market price of a Common Share and the exercise price of the related option. The Company may satisfy its obligation through the delivery of cash, Common Shares or a combination of cash and Common Shares. The 2001 KEIP is the successor to certain similar option/SAR plans of the Company, which date back to 1979.

      Non-employee Directors are not eligible to participate in the Company’s 2004 MIP, the MTIP, the 2001 KEIP or any of the Company’s previous management incentive plans. Additional information concerning the securities that were authorized for issuance under the Company’s equity compensation plans as at December 31, 2004 is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which is available on the Company’s website at www.inco.com, the SEDAR website at www.sedar.com and upon request from the Company.

Share Option Grants and Exercises

      The table below sets forth information related to grants of options in 2004 pursuant to the 2001 KEIP to the Chairman and Chief Executive Officer and to each of the four next most highly compensated Executive Officers of the Company. Effective with the grant of options in 2004, the Company ceased granting SARs in tandem with share options, to reduce the non-cash charges to net earnings associated with SARs.

OPTION GRANTS IN 2004

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees	Base Price	Expiration	Grant Date
Name	Granted(#)(1)	in 2004	($/share)(2)	Date	Value(U.S.$)(3)

Scott M. Hand	57,000	5.44%	$36.40	2/2/2014	$591,090
Peter C. Jones	40,000	3.82%	$36.40	2/2/2014	$414,800
Peter J. Goudie	28,000	2.67%	$36.40	2/2/2014	$290,360
Stuart F. Feiner	28,000	2.67%	$36.40	2/2/2014	$290,360
Logan W. Kruger	28,000	2.67%	$36.40	2/2/2014	$290,360

(1)	Half of the options became exercisable on August 3, 2004 and the remaining half become exercisable on August 3, 2005.

(2)	The exercise price of the options is the average of the high and low sales prices for the Common Shares reported on the New York Stock Exchange on February 3, 2004, the date of the grant.

(3)	This estimate of value has been developed for the purpose of comparative disclosure in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and is consistent with the assumptions that the Company is using for Statement of Financial Accounting Standards (“SFAS”) 123 reporting purposes. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company’s share price performance history as at the date of the grant. The key assumptions used in this model are as follows: dividend yield: 0%; volatility: 35.0%; risk-free rate of return: 2.47%; and expected exercise period: 3.4 years. No adjustment has been made for risk of forfeiture or limitations on transferability. The assumptions used in the valuation are based upon experience and are not a forecast of future stock price or volatility or of future dividend policy.

     The table below sets forth information concerning exercises of options and related SARs in 2004 by the Chairman and Chief Executive Officer and each of the four next most highly compensated Executive Officers of the Company.

AGGREGATED OPTION/ SAR EXERCISES IN 2004 AND
YEAR-END 2004 OPTION/SAR VALUES

		Value	Number of Securities	Value of Unexercised
	Common	Realized	Underlying Unexercised	“In the Money”
	Shares	on	Options/SARs at	Options/SARs at
	Acquired on	Exercise	Year-End 2004 (#)	Year-End 2004($)
Name	Exercise(#)	($)(1)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)(2)

Scott M. Hand	61,000	473,360 (3)	427,500/28,500	5,350,790/10,830
Peter C. Jones	0	0	263,900/20,000	4,421,334/7,600
Peter J. Goudie	0	0	269,000/14,000	4,584,720/5,320
Stuart F. Feiner	59,000	808,510 (3)	107,000/14,000	920,810/5,320
Logan W. Kruger	0	0	31,500/31,500	165,620/165,620

(1)	The amounts shown represent the difference been the aggregate value of the Common Shares underlying the exercised options/SARs (based on the average of the high and low sales prices of the Common Shares on the New York Stock Exchange on the date of exercise) and the aggregate exercise price of such options/SARs.

(2)	For the purposes of this table, options/SARs are “in-the-money” if the closing price of the Common Shares on the New York Stock Exchange on December 31, 2004 (being $36.78) is greater than the exercise price of the options/SARs.

(3)	Mr. Hand exercised 61,000 SARs pursuant to which he received 1,000 Common Shares and $438,160 in cash, of which $109,843 was withheld to satisfy applicable income taxes. Mr. Feiner exercised 45,400 SARs pursuant to which he received 1,200 Common Shares and $613,705 in cash, of which $121,624 was withheld to satisfy applicable income taxes.

Termination of Employment and Change in Control Arrangements

      In order to encourage them to remain in the Company’s service, the Company has entered into agreements with each of the named Executive Officers which entitle them, in the event of (i) involuntary termination of employment (except for cause) or resignation under circumstances making such resignation not wholly voluntary (“Good Cause Resignation”) or (ii) involuntary termination of employment (except for cause) or a Good Cause Resignation within two years following a change in control of the Company (as defined in the agreements), to continue to receive salary and certain other payments and benefits (including payments to which they would be entitled under certain incentive plans as a result of a change in control and participation in medical, insurance and certain other benefit plans) for a severance period not exceeding 36 months, and to exercise for a period of up to five years any vested or unvested share options and related SARs outstanding as of the date of an involuntary termination of employment or Good Cause Resignation. These agreements also provide that, during such severance period, each such Executive Officer will continue to receive applicable age and service credits under the Company’s non-qualified retirement plans discussed beginning on page 37 but such retirement benefits would generally not be payable until the expiration of such severance period, and will also be entitled to certain gross up payments in respect of certain U.S. excise taxes, if applicable, payable under these agreements as a result of an involuntary termination or Good Cause Resignation following a change in control under (ii) above. The rights outlined in this paragraph are in lieu of any rights which such individual would have had at common law and are in addition to rights which such individual may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of the Company.

      The Company has also entered into agreements with each of its other Officers under which such Officers will be entitled, in the event of involuntary termination of employment (except for cause) or Good Cause Resignation within two years following a change in control of the Company (as defined in such agreements), to receive substantially the same compensation and other benefits as those referred to in the preceding paragraph. Such rights are in lieu of any rights which such Officers would have had at common law and are in addition to rights which they may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of the Company.

Security Reserve Plans

      The Company provides a system of defined contribution savings plans, which it refers to as “security reserve plans”, for employees located at its major operations in Canada and the United States. The plans are open to substantially all of the Company’s salaried employees, including Officers, and to certain other employees. Non-employee Directors are not eligible to participate in the security reserve plans.

      Under the Canadian plans, the majority of eligible employees may elect to contribute from 1% to 6% of their base pay. Subject to statutory limitations, the Company may elect to match a given percentage of such contributions, depending upon the age and years of service of the employee. Company contributions for participating employees increase gradually from a matching level of up to 50% for employees under age 40 who have less than 15 years of service to a matching level of up to 100% for employees aged 62 or over or who have 37 or more years of service. In addition, participating employees may contribute amounts over and above 6% of base pay up to specified limits. The Company does not make matching contributions with respect to such additional contributions.

      Under the U.S. plans, subject to certain limitations, eligible employees may contribute up to 16% of their gross compensation. Employees age 50 or over who have made the maximum pre-tax contribution may contribute certain additional amounts. The Company will make matching contributions equal to 100% of employee contributions up to 3% of the employee’s gross compensation up to certain limits and 50% of additional employee contributions over the 3% level and not exceeding 5% of the employee’s gross compensation, up to certain limits. Employee contributions in excess of 5% of gross compensation and additional contributions made by employees age 50 and over are not matched by the Company.

      The security reserve plans are administered by their respective boards of administration, but recordkeeping and trust services are provided by outside plan administration firms. Plan assets are managed by professional fund managers and participating employees may elect to have their contributions invested in a number of mutual fund and other investment vehicles. Funds in these plans become distributable as to vested amounts upon retirement, death or other termination of employment, or upon discontinuance of the particular plan. Subject to certain conditions, a participating employee may also make withdrawals of and borrow against his or her contributions under such plans during employment.

Retirement Plans

      Officers of the Company participate in the Company’s non-contributory retirement plans which provide retirement income and a 50% surviving spouse’s pension based on years of service and the employee’s average annual compensation for the highest-paid five years of the last ten years of service (“Final Average Annual Compensation”) under a formula reflecting the Company’s contributions to applicable social security systems. Final Average Annual Compensation for any year includes target bonus awards established and approved by the Management Resources and Compensation Committee and approved by the Board of Directors under the Company’s annual MIP in lieu of actual bonus awards. A number of other factors may influence pension benefits payable under such retirement plans, including age at retirement.

      Canadian and U.S. legislation place certain limits on the amount of pensions which may be paid out of, and the maximum compensation that may be recognized in determining benefits under, tax-qualified plans, such as the Company’s regular retirement plans. In the event that the pension benefit of any employee of the Company, including any Officer, exceeds such statutory limits, that excess portion of his or her pension benefit would be paid by the Company in accordance with the terms of certain supplemental retirement benefits agreements and other non-qualified arrangements. Such agreements and non-qualified arrangements also provide that the total pension benefit payable to an Officer at normal retirement age with at least 20 years of service may not be less than 50% or more than 75% of such Officer’s Final Average Annual Compensation (except in the case of an Officer who has met retirement eligibility but not reached normal retirement age where a proration factor will apply to reduce the total benefits to below the 50% minimum if an Officer chooses to receive pension benefits prior to normal retirement age).

      The following table illustrates the net amount of the maximum annual pension, computed without any adjustment for survivor benefits and after integration of applicable governmental benefits, for an employee retiring at age 65 as of January 1, 2005 who has not elected any optional form of payment that would be available to certain Officers to increase the normal 50% surviving spouse’s pension under the relevant tax-qualified plan. Any such elections would reduce the annual pension payable to the employee.

PENSION PLAN TABLE

	Approximate Maximum Annual Pension
	Years of Credited Service(2)
Final Average Annual
Compensation(1)	10	15	20	25	30	35	40	45

600,000	87,900	131,800	175,700	219,700	263,600	307,500	352,000	396,500
800,000	117,900	176,800	235,700	294,700	353,600	412,500	472,000	531,500
1,000,000	147,900	221,800	295,700	369,700	443,600	517,500	592,000	666,500
1,200,000	177,900	266,800	355,700	444,700	533,600	622,500	712,000	801,500
1,400,000	207,900	311,800	415,700	519,700	623,600	727,500	832,000	936,500
1,600,000	237,900	356,800	475,700	594,700	713,600	832,500	952,000	1,071,500
1,800,000	267,900	401,800	535,700	669,700	803,600	937,500	1,072,000	1,206,500

(1)	The compensation covered by the plans is composed of base salary and target bonus awards which may be payable under the Company’s annual MIP (described under “Management Incentive Plans” on page 34).

(2)	At age 65, Messrs. Hand, Jones, Goudie, Feiner, and Kruger will have 34, 16, 43, 37 and 12 years of credited service, respectively. As of February 18, 2005, Messrs. Hand, Jones, Goudie, Feiner and Kruger had 30, 8, 34, 28 and 1 year(s) of credited service, respectively.

     The aggregate cost to the Company in 2004 of all pension benefits proposed to be paid under the Company’s regular retirement plans and agreements and arrangements referred to above covering payments in excess of statutory limits to all of the Officers of the Company as a group upon retirement at age 65 is estimated to be $2,860,000.

Life Insurance

      A standard group life insurance plan provides eligible employees of the Company, including Officers, with life insurance during retirement in an amount of not more than 50% of their final annual salary. The Company provides supplemental life insurance (“Supplemental Insurance”) to certain Officers in an amount up to 75% of final annual salary, for a total not to exceed 125% of such salary. This Supplemental Insurance coverage applies from the earlier of age 65 or the date of any involuntary termination, and continues to age 70. Beginning at age 70, the Supplemental Insurance is progressively reduced in annual amounts until age 74 to a floor of 25% of final annual salary, at which time the combined supplemental and standard life insurance becomes and remains at not more than 75% of final annual salary.

Directors and Officers Liability Insurance

      The Directors and Officers of the Company as a group are insured against certain liabilities pursuant to directors and officers liability insurance policies maintained by the Company. The general effect of these policies is that if, during the policy period, any claims are made against Directors or Officers of the Company for a wrongful act (as defined) while acting in their capacities as Directors or Officers, the insurers will pay for loss (as defined) which the Directors or Officers shall become obligated to pay, up to a limit of $80,000,000 in a policy year, subject to certain deductibles. The premiums payable by the Company for such insurance for the period July 15, 2004 to July 15, 2005 are $1,992,197.

Compensation Committee Interlocks and Insider Participation

      In 2004, the Management Resources and Compensation Committee of the Board was comprised of David P. O’Brien (Chair), Ronald C. Cambre, Roger Phillips and James M. Stanford. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s current Executive Officers has served as a member of the compensation committee or as a director of any other entity in respect of which any of the members of the Management Resources and Compensation Committee or any of the other Directors is an executive officer.

REPORT ON EXECUTIVE COMPENSATION

      The Management Resources and Compensation Committee of the Board of Directors (the “MRC Committee”), as part of its duties and responsibilities, exercises broad oversight of the Company’s executive compensation. None of the members of the MRC Committee is or may be an employee of the Company and the Board has determined that each member meets the “independence” requirements as a member of the Board and this Committee under applicable stock exchange requirements and the Board’s guidelines on corporate governance. The members of the MRC Committee currently serve on the following other Committees of the Board:

Member	Service on Other Board Committee(s)

David P. O’Brien (Chair)	Corporate Governance and Nominating Committee
Ronald C. Cambre	Audit Committee, Capital Projects Committee
Roger Phillips	Environment, Health and Safety Committee
James M. Stanford	Audit Committee, Capital Projects Committee

Approach to Executive Compensation

      The MRC Committee reviews and recommends to the Board for its approval the Company’s compensation policies. The MRC Committee also makes recommendations to the Board of Directors, after taking into account the evaluation of the performance of the Chairman and Chief Executive Officer by the Corporate Governance and Nominating Committee and the full Board, concerning the compensation proposed to be paid to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers of the Company, as well as awards proposed to be made to them under the Company’s incentive plans. The MRC Committee also reviews the Company’s management development programs, its succession plans relating to senior management and all of the key performance targets or thresholds developed for purposes of the Company’s incentive plans. As a means of assisting the MRC Committee, the Company retains external compensation consultants. In addition, the MRC Committee may retain its own compensation and other consultants in meeting its duties and responsibilities, including those with respect to the Company’s compensation policies, executive compensation and the design, scope and appropriateness of the Company’s incentive plans.

      The policy of the Company and the MRC Committee with respect to the compensation of the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and other Officers of the Company continues to be based upon the principles that compensation must: (1) be competitive in order to help attract and retain the talent needed to lead and grow the Company’s business and long-term shareholder value; (2) provide a strong incentive for Executive and other Officers and key employees to achieve the Company’s goals and grow long-term shareholder value; and (3) ensure that the interests of management and the Company’s shareholders are aligned.

      The compensation paid to the Chairman and Chief Executive Officer and the other Executive Officers of the Company consists of base salary and performance-oriented incentive compensation. Incentive compensation is contingent upon the performance of the Company and the individual’s contribution toward that performance. The MRC Committee’s current policy is that approximately 60% to 70% of the overall compensation of the Chairman and Chief Executive Officer and the President and Chief Operating Officer, and in the range of 50% to 60% in the case of the other Executive Officers, be related to and contingent upon Company performance and thus be “at risk”.

Base Salaries

      Annual base salary levels for Executive Officers are normally established on a preliminary basis for each year utilizing external surveys of base salaries paid to executive officers having comparable responsibilities at other Canadian companies engaged in the same or similar lines of business as the Company with the objective of having base salaries be competitive. Actual base salaries are then established by the MRC Committee and approved by the Board based upon the average salary levels so established and an assessment of each Executive Officer’s actual performance during the prior year. At its meeting in February 2004, the MRC Committee approved base salary increases, as reflected in the “Summary Compensation Table” on page 33, in the range of approximately 3.5% to 10.4% for the Executive Officers and other Officers of the Company. While base salaries are intended to be competitive, the MRC Committee has continued to focus compensation on the performance and growth of the Company and maximizing long-term shareholder value.

Incentive Compensation

      Incentive compensation of the Executive Officers consists of (1) short-term incentive compensation in the form of annual cash bonuses under the Company’s annual MIP, (2) longer-term incentive compensation in the form of awards of restricted Common Shares and cash generally sufficient to cover tax liabilities in respect of such awards under the MTIP, and (3) longer-term incentive compensation in the form of awards of share options under the 2001 KEIP. This structure reflects the MRC Committee’s policy that the Company’s longer-term incentive compensation plans should depend in part on the price performance of the Common Shares, as in the case of the share option awards, but should also be performance-based, as in the case of the restricted share awards. As reported in the Company’s Proxy Circular and Statement for its Annual Meeting of Shareholders in 2004, in February 2004 the MRC Committee had evaluated the split between restricted shares awards under the

MTIP and share option grants under the 2001 KEIP and determined, in enhancing the alignment of incentive compensation with long-term shareholder value, to increase the target award levels relating to restricted share awards under the MTIP for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and to reduce the number and value, based upon the Black-Scholes option pricing model, of share option awards to Executive Officers under the 2001 KEIP. This change was made for incentive compensation awarded in February 2004. This change was also reflected in the awards levels for the same officers relating to the restricted share awards under the MTIP, as discussed under “Awards Under MTIP” below, made for the three-year period ended December 31, 2004, and in the number and value of share option awards made in February 2005. The MIP, the MTIP and the 2001 KEIP are each described in further detail under “Management Incentive Plans” beginning on page 34.

Annual MIP Awards

      Cash bonus awards under the Company’s annual MIP depend upon whether the Company and its principal operating units have met or exceeded certain financial and operating targets established for the applicable year by the MRC Committee, as well as individual performance. The financial targets relate to the Company’s net earnings and the Company’s return on capital employed (“ROCE”), in each case subject to adjustments as determined by the MRC Committee. Subject to any adjustments approved by the MRC Committee, ROCE generally represents the Company’s pre-tax earnings from operations divided by the sum of the Company’s shareholders’ equity, minority interest and long-term (including convertible) debt, net of cash and cash equivalents and the carrying value of the Company’s investments in its Voisey’s Bay and Goro projects, all as calculated in accordance with Canadian generally accepted accounting principles. The 2004 MIP was approved by the MRC Committee in February 2004 and provided, as in the case of previous years’ MIPs, for a weighting of operating unit targets and individual performance, with payments of bonuses increasing in step with increases in the Company’s ROCE. Target award levels established under the 2004 MIP for the Chairman and Chief Executive Officer and the other Executive Officers ranged from 40% to 60% of base salaries, with the possibility of higher awards, subject to certain maximum levels. At its meeting in February 2005, the MRC Committee reviewed the various financial and operating targets to be evaluated under the terms of the 2004 MIP. The applicable financial targets evaluated included the Company’s level of pre-tax earnings from operations for 2004, which amount included the writedown in the carrying value of the Company’s Goro project taken in the second quarter of 2004 and ROCE for 2004. The applicable operating targets included cash flow from operations operating earnings, production levels, sales volume, safety and certain other controllable performance targets for each of the Company’s principal operating units. Based upon (i) the fact that virtually all of the key strategic, operating, financial and other targets set forth in the 2004 MIP had been exceeded, (ii) the Company’s very favourable financial performance for 2004, including the level of pre-tax earnings from operations at each of the Company’s principal operating units, and the level of positive cash flow from operations generated in 2004, and (iii) the Company’s ROCE as calculated totalling nearly 50%, based upon both its absolute level and in relation to the target ROCE set forth in the 2004 MIP, the MRC Committee approved cash bonus awards under the 2004 MIP for the Chairman and Chief Executive Officer and other Executive Officers significantly above target award levels and in the range of approximately 75% to 160% of base salaries, as reflected in the “Summary Compensation Table” on page 33.

Awards Under MTIP

      Awards of restricted Common Shares and cash payments generally sufficient to pay the tax liability on the value of such Common Shares under the MTIP are dependent upon the Company’s (1) net earnings in accordance with Canadian generally accepted accounting principles but before certain unusual charges such as non-cash currency translation adjustments (whether favourable or unfavourable) meeting or exceeding specified targets and (2) ROCE meeting or exceeding specified targets generally in relation to the Company’s cost of capital target, in each case over a rolling three-year period. In determining award levels, the MTIP provides for a weighting of these two financial performance measures together with individual performance. Depending upon the extent to which the Company’s actual net earnings as may be adjusted and/or ROCE for the applicable three-year period exceed the target levels set forth in the MTIP, target award levels for the Chairman and Chief Executive Officer and the other Executive Officers would be in the range of between 75% to 125% of base salaries, with higher award levels when either or both financial performance measures substantially exceed target levels, subject to certain maximum award levels. As discussed above, in establishing the target levels for awards under MTIP for 2003, the MRC Committee had increased the target award levels for the Chairman and Chief Executive Officer, the President and the other Executive Officers from the previous range of between 45% and 75%. Awards under the MTIP are also dependent on the availability of positive consolidated pre-tax earnings for the applicable three-year period in accordance with the terms of the 2001 KEIP, representing what is referred to as an Award Pool, as discussed under “Management Incentive Plans” on page 34. Based upon the applicable three-year measurement period ended December 31, 2004 for awards payable in February 2005, the three-year average of the Company’s ROCE, as calculated, exceeded the Company’s cost of capital target under the MTIP by approximately 50%. However, in the case of the second financial performance target, the Company’s net earnings for the applicable three-year period, after the writedown in 2004 of the carrying value of the Company’s Goro project and subject to adjustments for certain unusual charges, did not exceed the three-year target under the MTIP based upon certain assumed metals prices and other assumptions. Taking into account the weighting of these two financial performance measures under the terms of the MTIP, given the degree to which the ROCE target had been exceeded, awards in the range of approximately 60% to 135% of base salaries were made to the Executive Officers, as reflected in the “Summary Compensation Table” on page 33.

Share Option Awards

      The MRC Committee recommends to the Board the number of options to be granted to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers under the 2001 KEIP. The number of options awarded to the Chief Executive Officer and the other Executive Officers in respect of 2004 (as set forth in the table on page 35) reflected a reduction in the number of share options by approximately 15% to 20% from the number of share options awarded in respect of 2003. As discussed above, in February 2004 the MRC Committee had shifted the allocation of incentive awards under the MTIP and share option awards under the 2001 KEIP. In reducing the share option awards for 2004, the MRC Committee did take into account the value of the option grants based upon the Black-Scholes option pricing model. In 2004, to reduce the non-cash charges to net earnings associated with SARs, the MRC Committee approved the elimination of any SARs as part of any option grants in 2004 and in future years. In making the annual awards of options, the MRC Committee did not consider the aggregate number of the options and SARs already held by the recipients. The options and SARs are exercisable over a period of ten years in order to maximize their incentive value and to enhance the Company’s ability to retain its Executive Officers. The Company has had a longstanding policy prohibiting the repricing of any share options.

Share Ownership Requirements

      In keeping with the principles set forth at the beginning of this report, the MRC Committee established in 2004, based upon the evaluation of data from the Company’s senior human resources personnel and external consultants, share ownership requirements to be met over a five-year period for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other members of the Company’s internal Management Committee. Executives have up to five years from when these requirements became effective to meet these minimum ownership requirements. Given the cyclical nature of the Company’s share price, these ownership requirements are based upon the number of shares and not the fair market value of shares. The minimum share ownership requirement for the CEO is 75,000 shares, for the President and Chief Operating Officer, 40,000 shares, and for the other Executive Officers, 17,000 shares.

      In summary, the MRC Committee believes that the Company’s compensation structure appropriately takes into account those factors that are particularly characteristic of the mining and metals industry as a whole, including the cyclicality of the industry, the Company’s comparative performance within that industry, and the individual contributions toward that performance by the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and other Officers of the Company.

The Management Resources and Compensation Committee

David P. O’Brien, Chair

Ronald C. Cambre
Roger Phillips
James M. Stanford

February 7, 2005

COMPARATIVE SHAREHOLDER RETURN

      The following line graph and succeeding table set forth the total return on the Common Shares of the Company for the period December 31, 1999 through December 31, 2004 assuming a $100 initial investment and the reinvestment of all dividends, as compared to the cumulative returns, assuming a corresponding investment and reinvestment of dividends in respect of the S&P 500 Stock Index, the S&P/TSX Composite Index and the S&P/TSX Capped Diversified Metals & Mining Index. For the two S&P/TSX indices, the table shows an investment in Canadian dollars.

Comparison of Five-Year Cumulative Total Return on Common Shares

December 31, 1999 — December 31, 2004

INDEXED CUMULATIVE RETURN

	1999	2000	2001	2002	2003	2004

Inco Limited	100.00	71.32	72.09	90.30	169.45	156.51
S&P 500 Stock Index(1)	100.00	90.90	80.09	62.39	80.29	89.02
S&P/TSX Composite Index(2)	100.00	131.71	141.47	123.69	156.74	179.44
S&P/TSX Capped Diversified Metals & Mining Index(3)	100.00	86.75	97.61	106.26	189.78	221.61

(1)	The S&P 500 Stock Index is a broad market-weighted index of 500 companies designed to provide a measure of U.S. stock market performance. The Company was included in this index until July 2002, when Standard & Poor’s Corporation deleted non-U.S. companies, including the Company, from this index.

(2)	The S&P/TSX Composite Index is a broad market-weighted index of 300 companies on the Toronto Stock Exchange, including the Company.

(3)	The S&P/TSX Capped Diversified Metals & Mining Index is a sub-index of the S&P/TSX Composite Index that presently includes fourteen companies, including the Company. The index is subject to a cap so that no single issue may comprise more than 25% of the index.

PART V — OWNERSHIP OF SECURITIES

SIGNIFICANT SECURITY HOLDERS

      The following table sets forth, as of February 18, 2005, information concerning those persons known to the Company to be the beneficial owner of more than 5% of the Common Shares (being the only voting securities of the Company). The Company is not aware of any other beneficial holder of more than 5% of the Common Shares.

		Beneficial		Percent
Name and Address of Beneficial Owner	Class	Ownership		of Class

Capital Research and Management Company	Common Shares	12,606,680	(1)	6.70%
333 South Hope Street
Los Angeles, California 90071
Oppenheimer Capital LLC	Common Shares	11,898,769	(2)	6.32%
1345 Avenue of the Americas, 49th Floor
New York, NY 10105

(1)	Represents beneficial ownership as of December 31, 2004, according to the Schedule 13G filed by Capital Research and Management Company on February 9, 2005. Includes 690,380 Common Shares resulting from the assumed conversion of $26 million aggregate principal amount at maturity of the Company’s zero coupon convertible notes (“LYON Notes”).

(2)	Represents beneficial ownership as of December 31, 2004, according to the Schedule 13G filed by Oppenheimer Capital LLC on February 10, 2005.

SECURITY HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth, as of February 18, 2005, information regarding beneficial ownership of each class of equity securities of the Company and its subsidiaries by each Director, each nominee for Director, the Chairman and Chief Executive Officer, the four other most highly compensated Executive Officers of the Company, and all of the Directors and the Executive Officers of the Company as a group. The equity securities of the Company and its subsidiaries consist of its Common Shares, Common Share Purchase Warrants (“Warrants”), Convertible Debentures due 2023, 3 1/2% Subordinated Convertible Debentures due 2052, LYON Notes and common shares of PT International Nickel Indonesia Tbk, the 61% owned subsidiary of the Company (“PTI Common Shares”). No family relationships exist among any of the Directors, Executive Officers or other Officers of the Company.

		Beneficial
		Ownership
		(excluding
		Options/SARs		Deferred
		and Deferred	Options/	Share		Percent
Name of Beneficial Owner	Class	Share Units)(1)	SARs(2)	Units(3)	Total	of Class(4)

Glen A. Barton	Common Shares	18,567	10,000	4,941	33,508	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—		*

Angus A. Bruneau	Common Shares	3,154	10,000	8,789	21,943	*
	Warrants	1,125	—	—	1,125	*
	PTI Common Shares	0	—	—	0	*

Ronald C. Cambre	Common Shares	0	10,000	7,454	17,454	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

Janice K. Henry	Common Shares	0	0	1,986	1,986	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

Chaviva M. Hosek	Common Shares	0	10,000	7,019	17,019	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

John T. Mayberry	Common Shares	3,000	5,000	4,119	12,119	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

		Beneficial
		Ownership
		(excluding
		Options/SARs		Deferred
		and Deferred	Options/	Share		Percent
Name of Beneficial Owner	Class	Share Units)(1)	SARs(2)	Units(3)	Total	of Class(4)

David P. O’Brien	Common Shares	6,642	10,000	8,162	24,804	*
	Warrants	225	—	—	225	*
	PTI Common Shares	0	—	—	0	*

Roger Phillips	Common Shares	7,000	5,000	4,654	16,654	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

James M. Stanford	Common Shares	1,204	10,000	12,455	23,659	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

Scott M. Hand(6)	Common Shares	147,826 (5)	456,000	—	603,826	*
	Warrants	0	—	—	0	*
	PTI Common Shares	200,000	—	—	200,000	*

Peter C. Jones(6)	Common Shares	18,882	283,900	—	302,782	*
	Warrants	0	—	—	0	*
	PTI Common Shares	76,000	—	—	76,000	*

Peter J. Goudie(6)	Common Shares	10,942	283,000	—	293,942	*
	Warrants	0	—	—	0	*
	PTI Common Shares	248,000	—	—	248,000	*

Stuart F. Feiner(6)	Common Shares	19,541	121,000	—	140,541	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

Logan W. Kruger(6)	Common Shares	6,448	63,000	—	69,448	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

Directors and Executive	Common Shares	278,449	1,793,150	—	2,074,599	1.10%
Officers as a group,	Warrants	1,350	—	—	1,350	*
27 persons in total,	PTI Common Shares	524,000	—	—	524,000	*
including those individuals
listed above

(1)	For purposes of the table, “beneficial ownership” is determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a class of outstanding shares which such person or group has the right to acquire within 60 days after February 18, 2005. The individuals named herein have sole voting power and investment power with respect to the Common Shares, Warrants and PTI Common Shares shown in the table as being beneficially owned by them, except as otherwise noted in footnote (5) below.

(2)	The options shown in this column may be exercised to acquire an equivalent number of Common Shares as at February 18, 2005 or within 60 days of February 18, 2005. The options were granted pursuant to the 2001 KEIP, the Directors’ Option Plan or certain predecessor plans. The term “SARs” refers to share appreciation rights related to options granted under the 2001 KEIP and certain of its predecessor plans.

(3)	This column shows whole Deferred Share Units credited to the account of a non-executive Director pursuant to the Ownership Plan (see “Directors’ Compensation in 2004” at page 31).

(4)	For purposes of computing the percentage of the outstanding class of shares held by each person or group named above, any shares which such person or group has the right to acquire within 60 days after February 18, 2005 are deemed to be outstanding, except for the purpose of computing the percentage ownership of any other person. As of February 18, 2005, 188,165,045 Common Shares (not including fractional share interests), 11,022,322 Warrants and 993,633,872 PTI Common Shares were issued and outstanding.

(5)	Includes an aggregate of 115,995 Common Shares held jointly by Mr. Hand and his spouse. Also includes an aggregate of 222 Common Shares held by Mr. Hand for the benefit of one of his children, as to which he disclaims any beneficial ownership.

(6)	Does not include the number of Common Shares to be received as restricted share awards for the three-year period ended December 31, 2004 under the Company’s MTIP since the number of shares to be received pursuant to such awards was not determined until after February 18, 2005.

*	Less than 1%

PART VI — OTHER INFORMATION

SOLICITATION OF PROXIES

      The Company will bear the cost of solicitation of proxies. Solicitation will be by mail, possibly supplemented by telephone or other personal contact by employees of the Company. In addition, the Company has retained Georgeson Shareholder Communications Canada, 66 Wellington Street West, Suite 5210, TD Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1J3 to aid in the solicitation of proxies from individuals and institutional holders in Canada. Georgeson Shareholder Communications Canada will, in turn, coordinate with Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 to aid in that process in the United States. The toll free number to contact Georgeson in Canada or the United States is 1-866-282-1092. The aggregate fee for these services in Canada and the United States is expected to be approximately Cdn.$37,500 plus out-of-pocket expenses.

SHAREHOLDER PROPOSALS AND 2006 ANNUAL MEETING

      A shareholder proposal that was submitted to the Company by the Carpenters’ Local 27 Pension Trust Fund for consideration at the Meeting was withdrawn by mutual agreement to further explore the issue raised by the proposal. The proposed concerned the indexing of the exercise or purchase price of future share options awarded to senior executives of the Company to the share performance of a peer group of companies.

      Under the CBCA, Shareholders who wish to present proposals for action at the 2006 Annual Meeting must forward their proposals to the Company by December 18, 2005 (being 90 days prior to the anniversary date of the Notice of this Meeting), after which date any proposals shall be considered to be untimely. The 2006 Annual Meeting is expected to be held on Wednesday, April 19, 2006.

ADDITIONAL INFORMATION ABOUT THE COMPANY

      Current financial information on the Company is provided in the Company’s comparative financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the most recently completed financial year. This information and additional information relating to the Company can be found on the SEDAR website at www.sedar.com and on the Company’s website at www.inco.com.

      Copies of the Company’s latest Annual Report on Form 10-K, together with the documents incorporated therein by reference, Annual Report to Shareholders and this Proxy Circular and Statement may be obtained upon request to the Company’s Director of Investor Relations. The Company may require the payment of a reasonable charge if the request is made by a person who is not a Shareholder.

      The Company’s Guidelines on Business Conduct, Conflict of Interest Statement of Policy and Code of Ethics for Financial Personnel are also posted on the Company’s website and will be mailed to any Shareholder upon request.

DIRECTORS’ APPROVAL

      The Board of Directors has approved in substance the contents of this Proxy Circular and Statement and also its mailing to Shareholders.

Stuart F. Feiner
Executive Vice-President, General Counsel & Secretary

EXHIBIT A

SHAREHOLDER RIGHTS PLAN

AGREEMENT
DATED AS OF
SEPTEMBER 14, 1998
AND AS AMENDED AND RESTATED AS OF
APRIL 28, 1999,
APRIL 17, 2002 AND APRIL 20, 2005
BETWEEN
INCO LIMITED
AND
CIBC MELLON TRUST COMPANY
AS RIGHTS AGENT

Page

5.12 Benefits of this Agreement	A-34
5.13 Governing Law	A-34
5.14 Severability	A-34
5.15 Effective Time	A-34
5.16 Determinations and Actions by the Board of Directors	A-34
5.17 Time of the Essence	A-35
5.18 Execution in Counterparts	A-35

SHAREHOLDER RIGHTS PLAN AGREEMENT

      MEMORANDUM OF AGREEMENT dated as of September 14, 1998 and as amended and restated as of April 20, 2005 between Inco Limited (“Inco”), a corporation incorporated under the laws of Canada, and CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada (the “Rights Agent”);

      WHEREAS the board of directors of Inco has determined that it is in the best interests of Inco to adopt a shareholder rights plan to ensure, to the extent possible, that all shareholders of Inco are treated fairly in connection with any take-over bid for Inco;

      AND WHEREAS in order to implement the adoption of a shareholder rights plan as established by this Agreement, the board of directors of Inco:

(a)	authorized the issuance, effective at the Effective Time (as hereinafter defined), of one Right (as hereinafter defined) in respect of each Common Share (as hereinafter defined) outstanding at the Effective Time (the “Record Time”);

(b)	authorized the issuance, effective at the Effective Time, of one Certificate of Entitlement (as hereinafter defined) in respect of each Convertible Debenture (as hereinafter defined), and Subordinated Convertible Debenture (as hereinafter defined) (each, a “Convertible Security”) outstanding as at the Record Time or that is issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined);

(c)	authorized the issuance of one Right in respect of each Common Share of Inco issued after the Record Time (other than Common Shares issued in connection with a conversion or redemption, as the case may be, of Convertible Securities) and prior to the earlier of the Separation Time and the Expiration Time; and

(d)	authorized the issuance of one Right in respect of each Certificate of Entitlement attached to a Convertible Security that is surrendered for conversion or exchanged upon redemption, as the case may be, prior to the earlier of the Separation Time and the Expiration Time;

      AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of Inco pursuant to the terms and subject to the conditions set forth herein;

      AND WHEREAS Inco desires to appoint the Rights Agent to act on behalf of Inco and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

      AND WHEREAS the board of directors of Inco proposed that this Agreement be in place for a period of ten years, subject to the Agreement being reconfirmed by Inco’s shareholders every three years;

      AND WHEREAS the board of directors of Inco approved the adoption of this Agreement on September 14, 1998 and subsequently approved certain amendments to this Agreement on February 10, 1999 and February 5, 2002, which amendments formed part of this Agreement as amended and restated as at April 28, 1999 and April 17, 2002, respectively, with such Agreement having been confirmed by Inco’s shareholders on April 20, 1999 and April 17, 2002 respectively;

      AND WHEREAS the board of directors of Inco approved certain additional amendments to this Agreement on February 8, 2005, which amendments shall only become effective as at the date that Inco’s shareholders reconfirm the Agreement as so amended in the manner provided for in Section 5.4(b) and 5.15 of this Agreement;

      NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, and subject to such covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Certain Definitions

For purposes of this Agreement, the following terms have the meanings indicated:

(a)	“Acquiring Person” means any Person who is the Beneficial owner of 20 per cent or more of the outstanding Common Shares or Voting Shares; provided, however, that the term “Acquiring Person” shall not include:

(i)	Inco or any Subsidiary of Inco;

(ii)	any Person who becomes the Beneficial owner of 20 per cent or more of the outstanding Common Shares or Voting Shares as a result of one or any combination of (A) an acquisition or redemption by Inco of Common Shares or Voting Shares which, by reducing the number of Voting Shares outstanding, increases the proportionate number of Common Shares or Voting Shares Beneficially owned by such Person to 20 per cent or more of the Common Shares or Voting Shares then outstanding, (B) Permitted Bid Acquisitions, (C) Pro Rata Acquisitions, or (D) Exempt Acquisitions; provided, however, that if a Person becomes the Beneficial owner of 20 per cent or more of the outstanding Common Shares or Voting Shares by reason of one or any combination of the operation of Paragraphs (A), (B), (C), or (D) above and such Person thereafter becomes the Beneficial owner of more than 1% of the number of outstanding Common Shares or Voting Shares (other than pursuant to one or more of any combination of Paragraphs (A), (B), (C) or (D) above), as the case may be, then as of the date such Person becomes the Beneficial owner of such additional Common Shares or Voting Shares, as the case may be, such Person shall become an “Acquiring Person”;

(iii)	for a period of 10 calendar days after the Disqualification Date (as defined below), any Person who becomes the Beneficial owner of 20% or more of the outstanding Common Shares or Voting Shares as a result of such Person becoming disqualified from relying on Clause 1.1(f)(B) solely because such Person is making or has announced a current intention to make a Take-over Bid, either alone or by acting jointly or in concert with any other Person. For the purposes of this definition, “Disqualification Date” means the first date of a public announcement of facts indicating that any Person is making or has announced a current intention to make a Take-over Bid;

(iv)	an underwriter or member of a banking or selling group that becomes the Beneficial owner of 20% or more of the Common Shares or Voting Shares in connection with a distribution of securities of Inco; or

(v)	a Person (a “Grandfathered Person”) who is the Beneficial owner of more than 20% of the outstanding Common Shares or Voting Shares determined as at the Record Time, provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time: (1) cease to own more than 20% of the outstanding Common Shares or Voting Shares, as the case may be, or (2) become the Beneficial owner of any additional Common Shares or Voting Shares that increases its Beneficial ownership of Common Shares or Voting Shares, as the case may be, by more than 1% of the number of Common Shares or Voting Shares, as the case may be, outstanding as at the Record Time, other than through an acquisition pursuant to which a Person becomes a Beneficial Owner of additional Common Shares or Voting Shares by reason of one or any combination of the operation of Paragraphs 1.1(a)(ii)(A), (B), (C) or (D).

(b)	“Affiliate”, when used to indicate a relationship with a specified corporation, shall mean a Person that directly, or indirectly through one or more controlled intermediaries, controls, or is a corporation controlled by, or is under common control with, such a specified corporation.

(c)	“Agreement” means this shareholder rights plan agreement dated as of September 14, 1998 and as amended and restated as of April 28, 1999, April 17, 2002 and April 20, 2005 between Inco and the Rights Agent, as may be further amended and/or supplemented from time to time; “hereof”, “herein”, “hereto” and similar expressions mean and refer to this Agreement as a whole and not to any particular part of this Agreement;

(d)	“annual cash dividend” means cash dividends paid in any fiscal year of Inco, to the extent that such cash dividends do not exceed in the aggregate, the greatest of:

(i)	200 per cent of the aggregate amount of cash dividends declared payable by Inco on its Common Shares in its immediately preceding fiscal year;

(ii)	300 per cent of the arithmetic mean of the aggregate amounts of the annual cash dividends declared payable by Inco on its Common Shares in its three immediately preceding fiscal years; and

(iii)	100 per cent of the aggregate consolidated net income of Inco, before extraordinary items, for its immediately preceding fiscal year;

(e)	“Associate” means, when used to indicate a relationship with a specified Person, a spouse of that Person, any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage, a child of that Person, or a relative of that Person who has the same residence as that Person;

(f)	A Person shall be deemed the “Beneficial owner” of, and to have “Beneficial ownership” of, and to “Beneficially own”,

(i)	any securities as to which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(ii)	any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to become the owner at law or in equity (where such right is exercisable within a period of 60 days, whether or not on condition or the happening of any contingency or the making of any payment) pursuant to any agreement, arrangement, pledge or understanding, whether or not in writing (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a distribution of securities and other than pledges of securities in the ordinary course of business), or upon the exercise of any conversion right, exchange right, share purchase right (other than the Rights), warrant or option; and

(iii)	any securities which are Beneficially owned within the meaning of Clauses 1.1(f)(i) or (ii) by any other Person with whom such Person is acting jointly or in concert;

provided, however, that a Person shall not be deemed the “Beneficial owner” of, or to have “Beneficial ownership” of, or to “Beneficially own”, any security:

(A)	because such security has been deposited or tendered pursuant to any Take-over Bid made by such Person, made by any of such Person’s Affiliates or Associates or made by any other Person referred to in Clause 1.1(f)(iii), until the earlier of such deposited or tendered security being taken up or paid for;

(B)	because such Person, any of such Person’s Affiliates or Associates or any other Person referred to in Clause 1.1(f)(iii) holds such security provided that,

(1)	the ordinary business of any such Person (the “Investment Manager”) includes the management of investment funds for others (which others, for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment

Manager’s duties for the account of any other Person (a “Client”), including non-discretionary accounts held on behalf of a Client by a dealer or broker registered under applicable law;

(2)	such Person is (i) the manager or trustee (the “Manager”) of a mutual fund (a “Mutual Fund”) that is registered or qualified to issue its securities to investors under the securities laws of any province of Canada or the laws of the United States and such security is held in the ordinary course of business in the performance of the Manager’s duties with respect to the Mutual Fund, or (ii) a Mutual Fund;

(3)	such Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and holds such security in the ordinary course of such duties for such Estate Accounts or for such Other Accounts;

(4)	such Person is established by statute for purposes that include, and the ordinary business or activity of such Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies;

(5)	such Person (the “Administrator”) is the administrator or trustee of one or more pension funds, plans or related trusts (a “Plan”) registered or qualified under the laws of Canada or any Province thereof or the laws of the United States of America or any state thereof or is a Plan; or

(6)	such Person is a Crown agent or agency;

provided, in any of the above cases, that the Investment Manager, the Manager, the Mutual Fund, the Trust Company, the Statutory Body, the Administrator, the Plan, or the Crown agent or agency, as the case may be, is not then making a Take-over Bid or has not then announced an intention to make a Take-over Bid, other than an Offer to Acquire Voting Shares or other securities by means of a distribution by Inco or by means of ordinary market transactions (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter market, alone or by acting jointly or in concert with any other Person;

(C)	because such security has been agreed to be deposited or tendered pursuant to a Lock-up Agreement, or is otherwise deposited or tendered, to any Take-over Bid made by such Person, made by any of such Person’s Affiliates or Associates or made by any other Person acting jointly or in concert with such Person until such deposited or tendered security has been taken up or paid for, whichever shall first occur;

(D)	because such Person (1) is a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security, (2) has an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security or (3) is a Plan with the same Administrator as another Plan on whose account the Administrator holds such security;

(E)	where such Person (1) is a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, or (2) has an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company or (3) is a Plan and such security is owned at law or in equity by the Administrator of the Plan; or

(F)	where such Person is a registered holder of such security as a result of carrying on the business of, or acting as a nominee of, a securities depositary;

(g)	“Board of Directors” means the board of directors of Inco or any duly constituted and empowered committee thereof;

(h)	“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Toronto are authorized or obligated by law to close;

(i)	“Canada Business Corporations Act” means the Canada Business Corporations Act, R.S.C. 1985, C. 44, as amended, and the regulations made thereunder, and any comparable or successor laws or regulations thereto;

(j)	“Canadian Dollar Equivalent” of any amount which is expressed in United States Dollars means, on any date, the Canadian dollar equivalent of any such amount determined by multiplying such amount by the U.S. — Canadian Exchange Rate in effect on such date;

(k)	“Canadian — U.S. Exchange Rate” means, on any date, the inverse of the U.S. — Canadian Exchange Rate in effect on such date;

(l)	“Certificate of Entitlement” means a non-detachable certificate of contingent entitlement to Rights which entitles the holder thereof to receive that number of Rights equal to the number of Common Shares received prior to the earlier of the Separation Time or the Expiration Time upon the surrender for conversion into Common Shares or exchange upon redemption for Common Shares, as the case may be, of the Convertible Security to which the Certificate of Entitlement is attached;

(m)	“close of business” on any given date means the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the principal transfer office in Toronto of the transfer agent for the Common Shares of Inco (or, after the Separation Time, the principal office in Toronto of the Rights Agent) is closed to the public;

(n)	“Common Shares” means the common shares in the capital of Inco;

(o)	“Competing Permitted Bid” means a Take-over Bid that:

(i)	is made after a Permitted Bid has been made and prior to the expiry of that other Permitted Bid;

(ii)	satisfies all components of the definition of a Permitted Bid other than the requirements set out in clause (ii) (A) of the definition of a Permitted Bid; and

(iii)	contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date that is no earlier than the later of: (a) 35 days after the date of the Take-over Bid; and (b) the 60th day after the earliest date on which any other Permitted Bid that is then in existence was made;

(p)	“controlled” — a corporation is “controlled” by another Person or two or more Persons acting jointly or in concert if:

(i)	securities entitled to vote in the election of directors carrying more than 50 per cent of the votes for the election of directors are held, directly or indirectly, by or on behalf of the other Person or two or more Persons acting jointly or in concert; and

(ii)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such corporation;

and “controls”, “controlling” and “under common control with” shall be interpreted accordingly;

(q)	“Convertible Debentures” means the Convertible Debentures due 2023 which Inco issued pursuant to the terms of an indenture dated as of March 7, 2003 between Inco and The Bank of New York, as trustee;

(r)	“Subordinated Convertible Debentures” means the 3 1/2% Subordinated Convertible Debentures due 2052 which Inco issued pursuant to an indenture dated as of March 7, 2003 between Inco and The Bank of New York, as trustee;

(s)	“LYON Notes” means the Zero Coupon Yield NotesTM (TM trademark of Merrill Lynch & Co. Inc.) Notes Due March 29, 2021 which Inco issued pursuant to the terms of an indenture dated as of March 29, 2001 between Inco and The Bank of New York, as trustee;

(t)	“Convertible Securities” means the Convertible Debentures, the Subordinated Convertible Debentures, the LYON Notes and any other securities that Inco may issue that may be surrendered for conversion into, or exchanged upon redemption for, Common Shares;

(u)	“Co-Rights Agents” has the meaning ascribed thereto in Subsection 4.1(a);

(v)	“Disposition Date” has the meaning ascribed thereto in Subsection 5.1(a);

(w)	“Dividend Reinvestment Acquisition” means an acquisition of Voting Shares of any class pursuant to a Dividend Reinvestment Plan;

(x)	“Dividend Reinvestment Plan” means the Optional Stock Dividend Program and Share Purchase Plan of Inco or any other regular dividend reinvestment or other program or plan of Inco made available by Inco to holders of its securities and/or to holders of securities of a Subsidiary of Inco, where such program or plan permits the holder to direct that some or all of:

(i)	dividends paid in respect of shares of any class of Inco or a Subsidiary;

(ii)	proceeds of redemption of shares of Inco or a Subsidiary;

(iii)	interest paid on evidences of indebtedness of Inco or a Subsidiary; or

(iv)	optional cash payments;

be applied to the purchase of Voting Shares;

(y)	“Effective Time” means the close of business on October 3, 1998;

(z)	“Election to Exercise” has the meaning ascribed thereto in Subsection 2.3(d);

(aa)	“Exempt Acquisition” means a share acquisition in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to the provisions of Subsections 5.1(a), (b) or (e);

(bb)	“Exercise Price” means, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, until adjustment thereof in accordance with the terms hereof, shall be $200.00;

(cc)	“Expansion Factor” has the meaning ascribed thereto in Subsection 2.4(a);

(dd)	“Expiration Time” means the close of business on that date which is the earliest date of termination of this Agreement as provided for in Section 5.15 or, if this Agreement is reconfirmed pursuant to Section 5.15 at the sixth annual meeting following Inco’s annual and special meeting of shareholders in 1999, the close of business on the tenth anniversary of the Effective Time;

(ee)	“Flip-in Event” means a transaction in or pursuant to which any Person becomes an Acquiring Person;

(ff)	“holder” has the meaning ascribed thereto in Section 2.9;

(gg)	“Inco” means Inco Limited, a corporation incorporated under the laws of Canada, together, where the context requires, with its Subsidiaries;

(hh)	“Independent Shareholders” means holders of any Voting Shares, other than (a) any Acquiring Person, (b) any Offeror (other than any Person who pursuant to Clause 1.1(f)(B) is not deemed to Beneficially own the Voting Shares held by such Person), (c) any Affiliate or Associate of any Acquiring Person or Offeror, (d) any Person acting jointly or in concert with any Acquiring Person or Offeror, and (e) any employee benefit plan, stock purchase plan, deferred profit sharing plan and any similar plan or trust for the benefit of employees of Inco or a Subsidiary of Inco, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or withheld from voting or direct whether the Voting Shares are to be tendered to a Take-over Bid;

(ii)	“Lock-up Agreement” means an agreement between a Person and one or more holders of Voting Shares (each a “Locked-up Person”) the terms of which are publicly disclosed and a copy of which agreement is made available to the public (including Inco) not later than (i) the date the Lock-up Bid (as defined below) is publicly announced or, (ii) if the Lock-up Bid has been made prior to the date on which such agreement is entered into then as soon as possible after it is entered into and in any event not later than the date following the date of such agreement, pursuant to which each Locked-up Person agrees to deposit or tender Voting Shares to a Take-over Bid (the “Lock-up Bid”) to be made or made by the Person or any of such Person’s Affiliates or Associates or any other Person referred to in clause (iii) of the definition of Beneficial Owner and which provides:

(i)	that any agreement to deposit or tender to, or to not withdraw Voting Shares from, the Lock-up Bid is terminable at the option of the Locked-up Person in order to tender or deposit such Voting Shares to another Take-over Bid or support another transaction:

(A)	where the price or value per Voting Shares offered under such other Take-over Bid or transaction is higher than the price or value per Voting Share offered under the Lock-up Agreement; or

(B)	if:

(1)	the price or value per Voting Share offered under the other Take-over Bid or transaction exceeds the price or value per Voting Share offered or proposed to be offered under the Lock-up Bid by an amount that is equal to or greater than the lesser of (x) any amount specified in the agreement and (y) 7%; or

(2)	the number of Voting Shares to be purchased under the other Take-over Bid or transaction exceeds the number of Voting Shares offered to be purchased under the Lock-up Bid by an amount that is equal to or greater than the lesser of (x) any amount specified in the agreement and (y) 7%, at a price or value per Voting Share, as applicable, that is not less than the price or value per Voting Share offered under the Lock-up Bid;

and the agreement may contain a right of first refusal or require a period of delay to give such Person an opportunity to match a higher price or value in another Take-over Bid or transaction or other similar limitation on a Locked-up Person’s right to withdraw Voting Shares from the agreement, so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Voting Shares during the period of the other Take-over Bid or transaction; and

(ii)	no “break-up” fees, “top-up” fees, penalties, expenses or other amounts that exceed in the aggregate the greater of:

(A)	the cash equivalent of 2.5% of the price or value payable under the Lock-up Bid to a Locked-up Person; and

(B)	50% of the amount by which the price or value payable under another Take-over Bid or transaction to a Locked-up Person exceeds the price or value of the consideration that such Locked-up Person would have received under the Lock-up Bid, shall be payable by a Locked-up Person pursuant to the agreement in the event a Locked-up Person fails to deposit or tender Voting Shares to the Lock-up Bid or withdraw Voting Shares previously tendered thereto in order to tender to another Take-over Bid or support another transaction;

(jj)	“Market Price” per share of any securities on any date of determination means the average of the daily closing sale prices per share of such class of securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.4 hereof shall have caused the closing sale prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing sale price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.4 hereof in order to make it fully comparable with the closing sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing sale price per share of any securities on any date shall be:

(i)	the closing board lot sale price per share or, if such price is not available, the average of the closing bid and asked prices, for each of such securities as reported by the principal Canadian securities exchange (as determined by volume of trading) on which such securities are listed or admitted to trading, or if for any reason neither of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian securities exchange, the closing board lot sale price per share or, if such price is not available, the average of the closing bid and asked prices, for each security as reported by the principal United States securities exchange (as determined by volume of trading) on which such securities are listed or admitted for trading;

(ii)	if for any reason none of such prices is available on such date or the securities are not listed or admitted to trading on a Canadian stock exchange or a United States securities exchange, the last sale price, or in case no sale takes place on such date, the average of the high bid and low asked prices for each of such securities in the over-the-counter market, as quoted by any reporting system then in use; or

(iii)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or a United States securities exchange or quoted by any such reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities;

provided, however, that if on any such date none of such prices is available, the closing sale price per share of such securities on such date shall mean the fair value per share of the securities on such date as determined by a nationally or internationally recognized investment dealer or investment banker and provided further that if an event of a type analogous to any of the events described in Section 2.4 hereof shall have caused any price used to determine the Market Price on any Trading Day not to be fully comparable with the price as so determined on the Trading Day immediately preceding such date of determination, each such price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.4 hereof in order to make it fully comparable with the price on the Trading Day immediately preceding such date of determination. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on such date at the Canadian Dollar Equivalent thereof.

(kk)	“Nominee” has the meaning ascribed thereto in Subsection 2.3(c);

(ll)	“Offer to Acquire” includes:

(i)	an offer to purchase or a solicitation of an offer to sell Voting Shares of any class or classes, and

(ii)	an acceptance of an offer to sell Voting Shares of any class or classes, whether or not such offer to sell has been solicited,

or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

(mm)	“Offeror” means a Person who has announced, and has not withdrawn, an intention to make or who has made, and has not withdrawn, a Take-over Bid, other than a Person who has completed a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition;

(nn)	“Offeror’s Securities” means Voting Shares Beneficially owned by an Offeror on the date of the Offer to Acquire;

(oo)	“Permitted Bid” means a Take-over Bid made by an Offeror that is made by means of a Take-over Bid circular and which also complies with the following additional provisions:

(i)	the Take-over Bid is made to all holders of Voting Shares as registered on the books of Inco, other than the Offeror;

(ii)	the Take-over Bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up and paid for pursuant to the Take-over Bid (A) prior to the close of business on a date which is not less than 60 days following the date of the Take- over Bid and (B) unless at such date more than 50% of the Common Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

(iii)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period described in Clause 1.1(oo)(ii)(A) and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(iv)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that in the event that the deposit condition set forth in Clause 1.1(oo)(ii)(B) is satisfied the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than 10 Business Days from the date of such public announcement;

(pp)	“Permitted Bid Acquisition” means an acquisition of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

(qq)	“Person” includes an individual, firm, association, trustee, executor, administrator, legal personal representative, body corporate, corporation, trust, partnership, joint venture syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group whether or not having legal personality, any successor (by merger, statutory amalgamation or otherwise) and any of the foregoing acting in any derivative, representative or fiduciary capacity;

(rr)	“Pro Rata Acquisition” means an acquisition of Common Shares or Voting Shares by a Person pursuant to: (i) a Dividend Reinvestment Acquisition; (ii) a Dividend Reinvestment Plan; or (iii) the receipt and/or exercise of rights issued by Inco to all the holders of a class of Voting Shares to subscribe for or purchase Voting Shares, provided that such rights are acquired directly from Inco as part of a rights offering and not from any other Person and provided that the Person does not thereby acquire a greater percentage of Voting Shares than the Person’s percentage of Voting Shares Beneficially Owned immediately prior to such receipt or exercise; or (iv) a distribution by Inco of a class of Voting Shares, or securities convertible into or exchangeable for a class of Voting Shares

(and the conversion or exchange of such convertible or exchangeable securities) made pursuant to a prospectus or by way of private placement by Inco, provided that the Person does not thereby acquire a greater percentage of such class of Voting Shares, or securities convertible or exchangeable for Voting Shares of that class, than the Person’s percentage of that class of Voting Shares Beneficially owned immediately prior to such acquisition;

(ss)	“Record Time” has the meaning set forth in the recitals to this Agreement;

(tt)	“Redemption Price” has the meaning set forth in Subsection 5.1(c) of this Agreement;

(uu)	“Right” means a right to purchase a Common Share of Inco, upon the terms and subject to the conditions set forth in this Agreement, and for greater certainty includes a Right issued upon presentation of a Certificate of Entitlement in connection with the surrender for conversion or exchange upon redemption of a Convertible Security to which the Certificate of Entitlement is attached;

(vv)	“Rights Agent” means the CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada or any successor Rights Agent appointed pursuant to Section 4.4;

(ww)	“Rights Certificate” means the certificates representing the Rights after the Separation Time, which shall be substantially in the form attached hereto as Attachment 1;

(xx)	“Rights Holders’ Special Meeting” means a meeting of the holders of Rights called by the Board of Directors for the purpose of approving a supplement or amendment to this Agreement pursuant to Subsection 5.4(c);

(yy)	“Rights Register” and “Rights Registrar” have the meanings ascribed thereto in Subsection 2.7(a);

(zz)	“Securities Act (Ontario)” means the Securities Act, R.S.O. 1990, c.S.5, as amended, and the regulations and rules thereunder, and any comparable or successor laws or regulations or rules thereto;

(aaa)	“Separation Time” means the close of business on the tenth Trading Day after the earlier of:

(i)	the Stock Acquisition Date;

(ii)	the date of the commencement of or first public announcement of the intent of any Person (other than Inco or any Subsidiary of Inco) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, as the case may be); and

(iii)	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such,

or such later date as may be determined by the Board of Directors, provided that, if any such Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of this definition, never to have been made;

(bbb)	“Special Meeting” means a special meeting of the holders of Voting Shares, called by the Board of Directors for the purpose of approving a supplement, amendment or variation to this Agreement pursuant to Subsection 5.4(b) or Subsection 5.4(c);

(ccc)	“Stock Acquisition Date” means the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to section 101 of the Securities Act (Ontario) or Section 13(d) of the U.S. Exchange Act) by Inco or an Acquiring Person that an Acquiring Person has become such;

(ddd)	“Subsidiary” — a corporation is a Subsidiary of another corporation if:

(i)	it is controlled by:

(A)	that other, or

(B)	that other and one or more corporations each of which is controlled by that other, or

(C)	two or more corporations each of which is controlled by that other, or

(ii)	it is a Subsidiary of a corporation that is that other’s Subsidiary;

(eee)	“Take-over Bid” means an Offer to Acquire Voting Shares or securities convertible into Voting Shares if, assuming that the Voting Shares or convertible securities subject to the Offer to Acquire are acquired and are Beneficially Owned at the date of such Offer to Acquire by the Person making such Offer to Acquire, such Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) together with the Offeror’s Securities constitute in the aggregate 20 per cent or more of either the outstanding Common Shares or the outstanding Voting Shares at the date of the offer to Acquire;

(fff)	“Trading Day”, when used with respect to any securities, means a day on which the principal Canadian securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian securities exchange, a day on which the principal United States securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian or United States securities exchange, a Business Day;

(ggg)	“U.S. — Canadian Exchange Rate” means, on any date:

(i)	if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

(ii)	in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in such manner as may be determined by the Board of Directors from time to time acting in good faith;

(hhh)	“U.S. Dollar Equivalent” of any amount which is expressed in Canadian dollars means, on any date, the United States dollar equivalent of such amount determined by multiplying such amount by the Canadian — U.S. Exchange Rate in effect on such date;

(iii)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced;

(jjj)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced; and

(kkk)	“Voting Shares” means the Common Shares of Inco and any other shares in the capital of Inco entitled to vote in the election of directors.

1.2	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3   Headings

The division of this Agreement into Articles, Sections, Subsections, Clauses, Paragraphs, Subparagraphs or other portions hereof and the insertion of headings, subheadings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares

For purposes of this Agreement, the percentage of Voting Shares of any class Beneficially owned by any Person, shall be and be deemed to be the product (expressed as a percentage) determined by the formula:

100 × A/B

where:

A =	the number of votes for the election of all directors on the Board of Directors (other than directors to be elected only by any specified class of shares of Inco) generally attaching to the Voting Shares of that class Beneficially owned by such Person; and

B =	the number of votes for the election of all directors on the Board of Directors (other than directors to be elected only by any specified class of shares of Inco) generally attaching to all outstanding Voting Shares of such class.

Where any Person is deemed to Beneficially own unissued Voting Shares, such Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares owned by such Person.

1.5	Acting Jointly or in Concert

For purposes of this Agreement, a Person is acting jointly or in concert with every Person who, as a result of any agreement, commitment or understanding whether formal or informal, with the first Person, acquires or offers to acquire Voting Shares (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a public offering or private placement of securities or pledges of securities in the ordinary course of business).

1.6	Generally Accepted Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the recommendations at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided herein to be applicable on an unconsolidated basis) as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

ARTICLE 2

RIGHTS AND CERTIFICATES OF ENTITLEMENT

2.1	Certificates of Entitlement

(a)	Upon the presentation of a Certificate of Entitlement, together with the surrender of the Convertible Security to which it is attached for conversion into Common Shares prior to the earlier of the Separation Time or the Expiration Time, there shall be issued to the holder of such Certificate of Entitlement pursuant thereto one Right for each Common Share issued to such holder upon the surrender for conversion upon redemption of the Convertible Security to which such Certificate of Entitlement is attached.

(b)	Any Certificate of Entitlement which has not been presented for Rights prior to the earlier of the Separation Time or the Expiration Time shall expire and shall no longer entitle the holder thereof to receive any Rights.

(c)	Notwithstanding Section 2.2, Rights shall not be issued pursuant to such Section 2.2 in respect of any Common Shares issued upon the surrender for conversion upon redemption of Convertible Securities for Common Shares, but shall be issued pursuant to paragraph (a) above.

2.2   Legend on Share Certificates for Common Shares

(a)	Certificates for the Common Shares that are issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time, shall also evidence one Right for each Common Share represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

Until the Separation Time (defined in the Shareholder Rights Plan Agreement referred to below), this certificate also evidences rights of the holder described in a Shareholder Rights Plan Agreement, dated as of September 14, 1998 (the “Shareholder Rights Plan Agreement”), between Inco Limited (the “Corporation”) and CIBC Mellon Trust Company, the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of the Corporation. Under certain circumstances set out in the Shareholder Rights Plan Agreement, the rights may expire, may become null and void or may be evidenced by separate certificates and no longer evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Shareholder Rights Plan Agreement to the holder of this certificate without charge as soon as practicable after the receipt of a written request therefor.

Certificates representing Common Shares that are issued and outstanding at the Record Time, which as at the Effective Time represent Common Shares, shall also evidence one Right for each Common Share evidenced thereby, notwithstanding the absence of the foregoing legend, until the close of business on the earlier of the Separation Time and the Expiration Time.

(b)	Certificates representing Convertible Debentures or Subordinated Convertible Debentures that are issued and outstanding at the Record Time, which as at the Effective Time represent Convertible Debentures or Subordinated Convertible Debentures, as the case may be, shall also evidence one Certificate of Entitlement for each Convertible Debenture or Subordinated Convertible Debenture evidenced thereby, notwithstanding the absence of legends to the foregoing effect, until the close of business on the earlier of the Separation Time and the Expiration Time.

2.3   Initial Exercise Price; Exercise of Rights; Detachment of Rights

(a)	Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase one Common Share for the Exercise Price (with the Exercise Price and number of Common Shares being subject to adjustment as set forth below). Notwithstanding any other provision of this Agreement, any Rights held by Inco or any of its Subsidiaries shall be void.

(b)	Until the Separation Time,

(i)	the Rights shall not be exercisable and no Right may be exercised; and

(ii)	each Right will be evidenced by the certificate for the associated Common Share of Inco registered in the name of the holder thereof (which certificate shall also be deemed to represent a Rights Certificate) and will be transferable only together with, and will be transferred by a transfer of, such associated Common Share of Inco.

(c)	From and after the Separation Time and prior to the Expiration Time:

(i)	the Rights shall be exercisable; and

(ii)	the registration and transfer of Rights shall be separate from and independent of Common Shares of Inco.

Promptly following the Separation Time, Inco will prepare and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time (other than an Acquiring Person, any other Person whose Rights are or become void pursuant to the provisions of subsection 3.1(b) hereof and, in respect of any Rights Beneficially owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights (a “Nominee”)), at such holder’s address as shown by the records of Inco (Inco hereby agreeing to furnish copies of such records to the Rights Agent for this purpose):

(x)	a Rights Certificate in substantially the form set out in Attachment 1 hereof appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as Inco may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule or regulation or judicial or administrative order or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

(y)	a description of the Rights,

provided that a Nominee shall be sent the materials provided for in (x) and (y) in respect of all Common Shares of Inco held of record by it which are not Beneficially owned by an Acquiring Person. In order for Inco to determine whether any Person is holding Common Shares which are Beneficially owned by another Person, Inco may require such first mentioned Person to furnish such information and documentation as Inco deems necessary or appropriate in order to make such determination.

(d)	Rights may be exercised, in whole or in part, on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent in the manner specified in the Rights Certificate:

(i)	the Rights Certificate evidencing such Rights;

(ii)	an election to exercise such Rights (an “Election to Exercise”) substantially in the form attached to the Rights Certificate appropriately completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(iii)	payment by certified cheque, banker’s draft or money order payable to the order of Inco, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.

(e)	Upon receipt of a Rights Certificate, together with a completed Election to Exercise executed in accordance with Clause 2.3(d)(ii), which does not indicate that such Right is null and void as provided by Subsection 3.1(b), and payment as set forth in Clause 2.3(d)(iii), the Rights Agent (unless otherwise instructed by Inco in the event that Inco is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will thereupon promptly:

(i)	requisition from the transfer agent certificates representing the number of such Common Shares to be purchased (Inco hereby irrevocably authorizing its transfer agents to comply with all such requisitions);

(ii)	when appropriate, requisition from Inco the amount of cash to be paid in lieu of issuing fractional Common Shares;

(iii)	after receipt of the certificates referred to in Clause 2.3(e)(i), deliver the same to or upon the order of the registered holder of such Rights Certificates, registered in such name or names as may be designated by such holder;

(iv)	when appropriate, after receipt, deliver the cash referred to in Clause 2.3(e)(ii) to or to the order of the registered holder of such Rights Certificate; and

(v)	tender to Inco all payments received on the exercise of the Rights.

(f)	In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised (subject to the provisions of Subsection 5.5(a)) will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	Inco covenants and agrees that it will:

(i)	take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Common Shares (subject to payment of the Exercise Price), be duly authorized, validly issued and fully paid and non-assessable;

(ii)	take all such action as may be necessary and within its power to comply with the requirements of the Canada Business Corporations Act, the Securities Act (Ontario), the U.S. Securities Act, the U.S. Exchange Act and the securities laws or comparable legislation of each of the provinces of Canada and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Common Shares upon exercise of Rights;

(iii)	use reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the principal stock exchanges on which such Common Shares were traded immediately prior to the Stock Acquisition Date;

(iv)	pay when due and payable, if applicable, any and all Canadian and United States federal, provincial, state and municipal transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of Inco to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates, or certificates for Common Shares to be issued upon exercise of any Rights, provided that Inco shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being transferred or exercised; and

(v)	after the Separation Time, except as permitted by Section 5.1, not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

2.4   Adjustments to Exercise Price; Number of Rights

The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.4.

(a)	In the event Inco shall at any time after the date of the Record Time and prior to the Expiration Time:

(i)	declare or pay a dividend on Common Shares payable in Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of Inco) other than pursuant to any Dividend Reinvestment Plan;

(ii)	subdivide or change the then outstanding Common Shares into a greater number of Common Shares;

(iii)	consolidate or change the then outstanding Common Shares into a smaller number of Common Shares; or

(iv)	issue any Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of Inco) in respect of, in lieu of or in exchange for existing Common Shares except as otherwise provided in this Section 2.4, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights, shall be adjusted as of the payment or effective date in the manner set forth below. If an event occurs which would require an adjustment under both this Section 2.4 and subsection 3.1(a), the adjustment provided for in this Section 2.4 shall be in addition to, and shall be made prior to, any adjustment required under subsection 3.1(a).

If the Exercise Price and number of Rights outstanding are to be adjusted:

(x)	the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other capital stock) (the “Expansion Factor”) that a holder of one Common Share immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result thereof; and

(y)	each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor,

and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Common Share (or other capital stock) will have exactly one Right associated with it.

For greater certainty, if the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result of such dividend, subdivision, change, consolidation or issuance.

If, after the Record Time and prior to the Expiration Time, Inco shall issue any shares of capital stock other than Common Shares in a transaction of a type described in Clause 2.4(a)(i) or (iv), shares of such capital stock shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and Inco and the Rights Agent agree to amend this Agreement in order to effect such treatment.

In the event Inco shall at any time after the Record Time and prior to the Separation Time issue any Common Shares otherwise than in a transaction referred to in this Subsection 2.4(a), each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such associated Common Share.

(b)	In the event Inco shall at any time after the Record Time and prior to the Separation Time fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per share) less than the Market Price per Common

Share on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

(i)	the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at such Market Price per Common Share; and

(ii)	the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).

In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, or if issued, are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed, or to the Exercise Price which would be in effect based upon the number of Common Shares (or securities convertible into, or exchangeable or exercisable for Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to a Dividend Reinvestment Plan or any employee benefit, stock option or similar plans shall be deemed not to constitute an issue of rights, options or warrants by Inco; provided, however, that, in all such cases, the right to purchase Common Shares is at a price per share of not less than 95% of the current market price per share (determined as provided in such plans) of the Common Shares.

(c)	In the event Inco shall at any time after the Record Time and prior to the Separation Time fix a record date for the making of a distribution to all holders of Common Shares (including any such distribution made in connection with a merger or amalgamation) of evidences of indebtedness, cash (other than an annual cash dividend or a dividend referred to in Section 2.4(a)(i), but including any dividend payable in securities other than Common Shares), assets or rights, options or warrants (excluding those referred to in Subsection 2.4(b) hereof), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

(i)	the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights), on a per share basis, of the portion of the cash, assets, evidences of indebtedness, rights, options or warrants so to be distributed; and

(ii)	the denominator of which shall be such Market Price per Common Share.

Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such a distribution is not so made, the Exercise Price shall be adjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

(d)	Notwithstanding anything herein to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise

Price; provided, however, that any adjustments which by reason of this Subsection 2.4(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under Section 2.4 shall be made to the nearest cent or to the nearest ten-thousandth of a share. Notwithstanding the first sentence of this Subsection 2.4(d), any adjustment required by Section 2.4 shall be made no later than the earlier of:

(i)	three years from the date of the transaction which gives rise to such adjustment; or

(ii)	the Expiration Date.

(e)	In the event Inco shall at any time after the Record Time and prior to the Separation Time issue any shares of capital stock (other than Common Shares), or rights, options or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock in a transaction referred to in Clauses 2.4(a)(i) or (iv) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by Subsections 2.4(a), (b) and (c) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding Subsections 2.4(a), (b) and (c) above, such adjustments, rather than the adjustments contemplated by Subsections 2.4(a), (b) and (c) above, shall be made, subject to the prior consent of the holders of the Voting Shares or the Rights as set forth in Subsection 5.4(b) or (c), and Inco and the Rights Agent shall have authority upon receiving such prior consent of the holders of the Voting Shares to amend this Agreement as appropriate to provide for such adjustments.

(f)	Each Right originally issued by Inco subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of a Right immediately prior to such issue, all subject to further adjustment as provided for herein.

(g)	Irrespective of any adjustment or change in the Exercise Price or the number of Common Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per Common Share and the number of Common Shares which were expressed in the initial Rights Certificates issued hereunder.

(h)	In any case in which this Section 2.4 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, Inco may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of Common Shares and other securities of Inco, if any, issuable upon such exercise over and above the number of Common Shares and other securities of Inco, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that Inco shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.

(i)	Notwithstanding anything contained in this Section 2.4 to the contrary, Inco shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.4, as and to the extent that in their good faith judgment the Board of Directors shall determine to be advisable, in order that any:

(i)	consolidation or subdivision of Common Shares;

(ii)	issuance (wholly or in part for cash) of Common Shares or securities that by their terms are convertible into or exchangeable for Common Shares;

(iii)	stock dividends; or

(iv)	issuance of rights, options or warrants referred to in this Section 2.4,

hereafter made by Inco to holders of its Common Shares, shall not be taxable to such shareholders.

(j)	If, as a result of an adjustment made pursuant to Section 3.1, the holder of any Right thereafter exercised shall become entitled to receive any securities other than Common Shares, thereafter the number of such other securities so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as may be practicable to the provisions with respect to the Common Shares contained in the foregoing subsections of this Section 2.4 and the provisions of this Agreement with respect to the Common Shares shall apply on like terms to any such other securities.

(k)	Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon the exercise of Rights is made pursuant to this Section 2.4, the Corporation shall promptly:

(i)	prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment;

(ii)	file with the Rights Agent and with each transfer agent for the Common Shares, a copy of such certificate; and

(iii)	cause notice of the particulars of such adjustment or change to be given to the holders of the Rights.

Failure to file such certificate or to cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.

2.5   Date on Which Exercise Is Effective

Each Person in whose name any certificate for Common Shares or other securities, if applicable, is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares or other securities, if applicable, represented thereon, and such certificate shall be dated the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with Subsection 2.3(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Share transfer books of Inco are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of Inco are open.

2.6   Execution, Authentication, Delivery and Dating of Rights Certificates

(a)	The Rights Certificates shall be executed on behalf of Inco by its Chairman of the Board, President or any Executive or Senior Vice President or any Vice President and by its Secretary or one of its Assistant Secretaries under the corporate seal of Inco reproduced thereon. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of Inco shall bind Inco, notwithstanding that such individuals or any of them have ceased to hold such offices either before or after the countersignature and delivery of such Rights Certificates.

(b)	Promptly after Inco learns of the Separation Time, Inco will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by Inco to the Rights Agent for countersignature, and the Rights Agent shall countersign (in a manner satisfactory to Inco) and send such Rights Certificates to the holders of the Rights pursuant to Subsection 2.3(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(c)	Each Rights Certificate shall be dated the date of countersignature thereof.

2.7   Registration, Transfer and Exchange

(a)	Inco will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, Inco will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights (the “Rights Registrar”) for the purpose of maintaining the Rights Register for Inco and registering Rights and transfers of Rights as herein provided and the Rights Agent hereby accepts such appointment. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.7(c), Inco will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of Inco, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(b)	Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to Inco or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, Inco may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(c)	Inco shall not be required to register the transfer or exchange of any Rights after the Rights have been terminated pursuant to the provisions of this Agreement.

2.8   Mutilated, Destroyed, Lost and Stolen Rights Certificates

(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, Inco shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)	If there shall be delivered to Inco and the Rights Agent prior to the Expiration Time:

(i)	evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and

(ii)	such security or indemnity as may be reasonably required by them to save each of them and any of their agents harmless,

then, in the absence of notice to Inco or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, Inco shall execute and upon Inco’s request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)	As a condition to the issuance of any new Rights Certificate under this Section 2.8, Inco may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(d)	Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of Inco, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.9   Persons Deemed Owners of Rights

Inco, the Rights Agent and any agent of Inco or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, of the associated Common Share).

2.10 Delivery and Cancellation of Certificates

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. Inco may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which Inco may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall, subject to applicable laws, destroy all cancelled Rights Certificates and deliver a certificate of destruction to Inco.

2.11 Agreement of Rights Holders

Every holder of Rights, by accepting the same, consents and agrees with Inco and the Rights Agent and with every other holder of Rights:

(a)	to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

(b)	that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share certificate representing such Right;

(c)	that after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(d)	that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, Inco, the Rights Agent and any agent of Inco or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than Inco or the Rights Agent) for all purposes whatsoever, and neither Inco nor the Rights Agent shall be affected by any notice to the contrary;

(e)	that such holder of Rights has waived his right to receive any fractional Rights or any fractional shares or other securities upon exercise of a Right (except as provided herein);

(f)	that without the approval of any holder of Rights or Voting Shares and upon the sole authority of the Board of Directors, this Agreement may be supplemented or amended from time to time pursuant to Subsection 5.4(a) and the last sentence of the penultimate paragraph of Subsection 2.4(a); and

(g)	that notwithstanding anything in this Agreement to the contrary, neither Inco nor the Rights Agent shall have any liability to any holder of a Right or to any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

2.12 Rights Certificate Holder Not Deemed a Shareholder

No holder, as such, of any Rights or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any Common Share or any other share or security of Inco which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed or deemed or confer upon the holder of any Right or Rights Certificate, as such, any right, title, benefit or privilege of a holder of Common Shares or any other shares or securities of Inco or any right to vote at any meeting of shareholders of Inco whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares or any other shares of Inco at any meeting thereof, or to give or withhold consent to any action of Inco, or to receive notice of any meeting or other action affecting any holder of Common Shares or any other shares of Inco except as expressly provided herein, or to receive dividends, distributions or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates shall have been duly exercised in accordance with the terms and provisions hereof.

ARTICLE 3

ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS

3.1   Flip-in Event

(a)	Subject to Subsection 3.1(b) and Section 5.1, in the event that prior to the Expiration Time a Flip-in Event shall occur, each Right shall constitute, effective at the close of business on the tenth Trading Day after the Stock Acquisition Date, the right to purchase from Inco, upon exercise of the Right in accordance with the terms of this Agreement, that number of Common Shares having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.4 in the event that after the consummation or occurrence or event, an event of a type analogous to any of the events described in Section 2.4 shall have occurred);

(b)	Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:

(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

(ii)	a transferee of Rights, directly or indirectly, from an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), where such transferee becomes a transferee concurrently with or subsequent to the Acquiring Person becoming such in a transfer that the Board of Directors has determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person), that has the purpose or effect of avoiding Clause 3.1(b)(i), shall become null and void without any further action, and any holder of such Rights (including transferees) shall thereafter have no right to exercise such Rights under any provision of this Agreement and further shall thereafter not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

(c)	From and after the Separation Time, Inco shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of Section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the Canada Business Corporations Act, the Securities Act (Ontario), the U.S. Securities Act, the U.S. Exchange Act and the securities laws or comparable legislation in each of the provinces of Canada and each of the States of the United States in respect of the issue of Common Shares upon the exercise of Rights in accordance with this Agreement.

(d)	Any Rights Certificate that would represent Rights Beneficially owned by a Person described in either Clause 3.1(b)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate that would be issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall either not be issued upon the instruction of Inco in writing to the Rights Agent or contain the following legend:

The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Shareholder Rights Plan Agreement) or a Person who was acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented hereby are void or shall become void in the circumstances specified in Subsection 3.1(b) of the Shareholder Rights Plan Agreement.

Provided, however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall impose such legend only if instructed to do so by Inco in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend. The issuance of a Rights Certificate without the legend referred to in this Subsection 3.1(d) shall be of no effect on the provisions of Subsection 3.1(b).

ARTICLE 4

THE RIGHTS AGENT

4.1   General

(a)	Inco hereby appoints the Rights Agent to act as agent for Inco and the holders of the Rights in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. Inco may from time to time appoint one or more co-Rights Agents (“Co-Rights Agents”) as it may deem necessary or desirable, subject to the approval of the Rights Agent. In the event Inco appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as Inco may determine with the approval of the Rights Agent and the Co-Rights Agents. Inco also agrees to indemnify the Rights Agent, its officers, directors and employees for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including legal costs and expenses, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent.

(b)	The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of Inco, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, opinion, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

Inco shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and, at any time upon request, shall provide to the Rights Agent an incumbency certificate certifying the then current officers of Inco.

4.2   Merger, Amalgamation or Consolidation or Change of Name of Rights Agent

(a)	Any corporation into which the Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent is a party, or any corporation succeeding to the securityholder services business of the Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights have not been countersigned, any successor Rights Agent may countersign such Rights Certificates in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)	In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

4.3   Duties of Rights Agent

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which Inco and the holders of certificates for Common Shares and Rights Certificates, by their acceptance thereof, shall be bound:

(a)	the Rights Agent may retain and consult with legal counsel (who may be legal counsel for Inco) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion and the Rights Agent may also consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement (at Inco’s expense) and the Rights Agent shall be entitled to act and rely in good faith on the advice of any such expert;

(b)	whenever in the performance of its duties under this Agreement, the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by Inco prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the Chairman of the Board, President, any Vice President, Treasurer, Secretary, or any Assistant Secretary of Inco and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(c)	the Rights Agent will be liable hereunder for its own negligence, bad faith or wilful misconduct;

(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by Inco only;

(e)	the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for a Common Share or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by Inco of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exerciseability of the Rights (including the Rights becoming void pursuant to Subsection 3.1(b) hereof) or any adjustment required under the provisions of Section 2.4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(f)	Inco agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(g)	the Rights Agent is hereby authorized and directed to accept instructions in writing with respect to the performance of its duties hereunder from any individual believed by the Rights Agent to be the Chairman of the Board, President, any Executive or Senior Vice President or any other Vice President, Treasurer, Secretary or any Assistant Secretary of Inco, and to apply to such individuals for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such individual;

(h)	the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of Inco or become pecuniarily interested in any transaction in which Inco may be interested, or contract with or lend money to Inco or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Inco or for any other legal entity; and

(i)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to Inco resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4   Change of Rights Agent

The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice (or such lesser notice as is acceptable to Inco) in writing mailed to Inco and to each transfer agent of Common Shares by registered or certified mail. Inco may remove the Rights Agent upon 60 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, Inco will appoint a successor to the Rights Agent. If Inco fails to make such appointment within a period of 60 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then by prior written notice to Inco the resigning Rights Agent (at Inco’s expense) or the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate, if any, for inspection by Inco), may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by Inco or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, Inco will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the holders of the Rights in accordance with Section 5.9. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of any successor Rights Agent, as the case may be.

ARTICLE 5

MISCELLANEOUS

5.1   Redemption and Waiver

(a)	The Board of Directors shall waive the application of Section 3.1 in respect of the occurrence of any Flip-in Event if the Board of Directors has determined, following a Stock Acquisition Date and prior to the Separation Time, that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement and, in the event that such a waiver is granted by the Board of Directors, such Stock Acquisition Date shall be deemed not to have occurred. Any such waiver pursuant to this Subsection 5.1(a) must be on the condition that such Person, within 14 days after the foregoing determination by the Board of Directors or such earlier or later date as the Board of Directors may determine (the “Disposition Date”), has reduced its Beneficial ownership of Voting Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date, the Disposition Date shall be deemed to be the date of occurrence of a further Stock Acquisition Date and Section 3.1 shall apply thereto.

(b)	The Board of Directors acting in good faith may, prior to a Flip-in Event having occurred, upon prior written notice delivered to the Rights Agent, determine to waive the application of Section 3.1 to a Flip-in Event that may occur by reason of a Take-over Bid made by means of take-over bid circular to all holders of record of Voting Shares (which for greater certainty shall not include the circumstances described in Subsection 5.1(a)), provided that if the Board of Directors waives the application of Section 3.1 to a particular Flip-in Event pursuant to this Subsection 5.1(b), the Board of Directors shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-Over Bid which is made by means of a Take-Over Bid circular to all holders of record of Voting Shares prior to the expiry of any Take-Over Bid (as the same may be extended from time to time) in respect of which a waiver is, or is deemed to have been granted under this Subsection 5.1(b).

(c)	In the event that prior to the occurrence of a Flip-in Event a Person acquires, pursuant to a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition under Subsection 5.1(b), outstanding Voting Shares, then the Board of Directors shall, immediately upon the consummation of and acquisition without further formality be deemed to have elected to redeem the Rights at a redemption price of $0.0001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.4 if an event of the type analogous to any of the events described in Section 2.4 shall have occurred (such redemption price being herein referred to as the “Redemption Price”).

(d)	The Board of Directors may, with the prior approval of the holders of Voting Shares or Rights given in accordance with the terms of Section 5.4, at any time prior to the occurrence of a Flip-in Event elect to redeem all but not less than all of the then outstanding Rights at the Redemption Price appropriately adjusted in a manner analogous to the applicable adjustments provided for in Section 2.4, which adjustments shall only be made in the event that an event of the type analogous to any of the events described in Section 2.4 shall have occurred.

(e)	The Board of Directors may, prior to the close of business on the tenth Trading Day following a Stock Acquisition Date or such later Business Day as they may from time to time determine, upon prior written notice delivered to the Rights Agent, waive the application of Section 3.1 to the related Flip-in Event, provided that the Acquiring Person has reduced its beneficial ownership of Voting Shares (or has entered into a contractual arrangement with the Corporation, acceptable to the Board of Directors, to do so within 10 calendar days of the date on which such contractual arrangement is entered into or such other date as the Board of Directors may have determined) such that at the time the waiver becomes effective pursuant to this Subsection 5.1(e) such Person is no longer an Acquiring Person. In the event of such a waiver becoming effective prior to the Separation Time, for the purposes of this Agreement, such Flip-in Event shall be deemed not to have occurred.

(f)	Where a Take-over Bid that is not a Permitted Bid Acquisition is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being redeemed pursuant to this subsection 5.1(f), all the provisions of this Agreement shall continue to apply as if the Separation time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the separation Time had not been mailed to each such holder and for all purposes of this agreement the Separation Time shall be deemed not to have occurred and Inco shall be deemed to have issued replacement Rights to the holders of its then outstanding Common Shares.

(g)	If the Board of Directors is deemed under Subsection 5.1(c) to have elected or elects under Subsections 5.1(d) or (f) to redeem the Rights, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price.

(h)	Within 10 calendar days after the Board of Directors is deemed under Subsection 5.1(c) to have elected or elects under Subsection 5.1(d) or (f) to redeem the Rights, Inco shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Voting Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

(i)	Inco shall give prompt written notice to the Rights Agent of any waiver of the application of Section 3.1 pursuant to this subsection 5.1.

5.2   Expiration

No Person shall have any rights whatsoever pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1(a) of this Agreement.

5.3   Issuance of New Rights Certificates

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, Inco may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.4   Supplements and Amendments

(a)	Inco may make any amendments to this Agreement to correct any clerical or typographical error or which are required to maintain the validity of the Agreement as a result of any change in any applicable legislation, regulations or rules thereunder. Notwithstanding anything in this Section 5.4 to the contrary, no amendment shall be made to the provisions of ARTICLE 4 except with the written concurrence of the Rights Agent to such supplement or amendment.

(b)	Subject to Section 5.4(a), Inco may, with the prior consent of the holders of Voting Shares obtained as set forth below, at any time before the Separation Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if provided by the holders of Voting Shares at a Special Meeting, which Special Meeting shall be called and held in compliance with applicable laws and regulatory requirements and the requirements in the articles and by-laws of Inco. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation or rescission is approved by the affirmative vote of a majority of the votes cast by all holders of Voting Shares (other than any holder who does not qualify as an Independent Shareholder, with respect to all Voting Shares Beneficially owned by such Person), represented in person or by proxy at the Special Meeting.

(c)	Inco may, with the prior consent of the holders of Rights obtained as set forth below, at any time after the Separation Time and before the Expiration Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or deletion shall be made to the provisions of ARTICLE 4 except with the written concurrence of the Rights Agent thereto. Such consent shall be deemed to have been given if provided by the holders of Rights at a Rights Holders’ Special Meeting, which Rights Holders’ Special Meeting shall be called and held in compliance with applicable laws and regulatory requirements and, to the extent possible, with the requirements in the articles and by-laws of Inco applicable to meetings of holders of Common Shares, applied mutatis mutandis. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation or rescission is approved by the affirmative vote of a majority of the votes cast by holders of Rights (other than holders of Rights whose Rights have become null and void pursuant to Subsection 3.1(b)), represented in person or by proxy at the Rights Holders’ Special Meeting.

(d)	Any approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are null and void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in Inco’s by-laws and the Canada Business Corporation Act with respect to the meetings of holders of Common Shares.

(e)	Any amendments made by Inco to this Agreement pursuant to Subsection 5.4(a) which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation, regulation or rule thereunder shall:

(i)	if made before the Separation Time, be submitted to the holders of Voting Shares at the next meeting of shareholders and the holders of Voting Shares may, by the majority referred to in Subsection 5.4(b) confirm or reject such amendment;

(ii)	if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of

Inco and the holders of Rights may, by resolution passed by the majority referred to in Subsection 5.4(d) confirm or reject such amendment.

Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the shareholders or the holders of Rights or is not submitted to the shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect shall be effective until confirmed by the shareholders or holders of Rights as the case may be.

5.5   Fractional Rights and Fractional Shares

(a)	Inco shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights and Inco shall not be required to pay any amount to a holder of record of Rights Certificates in lieu of such fractional Rights.

(b)	Inco shall not be required to issue fractions of Common Shares upon exercise of Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, Inco shall be entitled to pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the fraction of the Market Price of one Common Share that the fraction of a Common Share that would otherwise be issuable upon the exercise of such Right is of one whole Common Share at the date of such exercise.

5.6   Rights of Action

Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against Inco to enforce such holder’s right to exercise such holder’s Rights, or Rights to which such holder is entitled, in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holder of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

5.7   Regulatory Approvals

Any obligation of Inco or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority, and without limiting the generality of the foregoing, necessary approvals of The Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange shall be obtained, such as approvals relating to the issuance of Common Shares upon the exercise of Rights under Subsection 2.3(d).

5.8   Declaration as to Non-Canadian Holders

If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by Inco with the securities laws or comparable legislation of a jurisdiction outside Canada, the Board of Directors acting in good faith shall take such actions as it may deem appropriate to ensure such compliance. In no event shall Inco or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.9   Notices

(a)	Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on Inco shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Rights Agent), or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing, as follows:

Inco Limited 145 King Street West Suite 1500 Toronto, Ontario M5H 4B7

Attention: Corporate Secretary

Telecopy No.: (416) 361-7734

(b)	Notices or demands authorized or required by this Agreement to be given or made by Inco or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with Inco), or sent by facsimile or other form of recorded electronic communication, charges prepaid, and confirmed in writing, as follows:

CIBC Mellon Trust Company 320 Bay Street Toronto, Ontario M5H 4A6

Attention: AVP, Client Services

Telecopy No.: (416) 643-5570

(c)	Notices or demands authorized or required by this Agreement to be given or made by Inco or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by certified mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of Inco for its Common Shares. Any notice which is mailed or sent in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

(d)	Any notice given or made in accordance with this Section 5.9 shall be deemed to have been given and to have been received on the day of delivery, if delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if mailed, and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of Inco and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.

5.10	Costs of Enforcement

Inco agrees that if Inco fails to fulfil any of its obligations pursuant to this Agreement, then Inco will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant to any Rights or this Agreement.

5.11	Successors

All the covenants and provisions of this Agreement by or for the benefit of Inco or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

5.12	Benefits of this Agreement

Nothing in this Agreement shall be construed to give to any Person other than Inco, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; further, this Agreement shall be for the sole and exclusive benefit of Inco, the Rights Agent and the holders of the Rights.

5.13	Governing Law

This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of such Province applicable to contracts to be made and performed entirely within such Province.

5.14	Severability

If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining terms and provisions hereof in such jurisdiction or the application of such term or provision in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.15	Effective Time

This Agreement is effective and in full force and effect in accordance with its terms from and after the Effective Time.

This Agreement must be reconfirmed by a resolution passed by a majority of the votes cast by all holders of Voting Shares who vote in respect of such reconfirmation (other than any holder who does not qualify as an Independent Shareholder, with respect to all Voting Shares Beneficially owned by such Person) at the sixth annual meeting following Inco’s annual and special meeting of shareholders in 1999. If this Agreement is not so reconfirmed or is not presented for reconfirmation at such annual meeting, then this Agreement and all outstanding Rights shall terminate and be void and of no further force and effect on and from the date of termination of the annual meeting; provided that termination shall not occur if a Flip-in Event has occurred (other than a Flip-in Event which has been waived pursuant to subsection 5.1(a) or (b) hereof), prior to the date upon which this Agreement would otherwise terminate pursuant to this Section 5.15.

5.16 Determinations and Actions by the Board of Directors

All actions, calculations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board hereunder, in good faith, shall not subject the Board or any director of Inco to any liability to the holders of the Rights.

5.17 Time of the Essence

Time shall be of the essence in this Agreement.

5.18 Execution in Counterparts

      This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INCO LIMITED

By: c/s

CIBC MELLON TRUST COMPANY

By: c/s

And By:

ATTACHMENT 1

INCO LIMITED

SHAREHOLDER RIGHTS PLAN AGREEMENT

[Form of Rights Certificate]

Certificate No.	Rights

THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE SHAREHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(b) OF THE SHAREHOLDER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, MAY BECOME VOID.

Rights Certificate

This certifies that ________________________________________, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareholder Rights Plan Agreement, dated as of September 14, 1998 and as amended and restated as of April 28, 1999 and April 17, 2002 and April 20, 2005, as the same may be further amended or supplemented from time to time, (the “Shareholder Rights Plan Agreement”), between Inco Limited, a corporation duly incorporated under the laws of Canada, and CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada (the “Rights Agent”) (which term shall include any successor Rights Agent under the Shareholder Rights Plan Agreement), to purchase from Inco Limited at any time after the Separation Time (as such term is defined in the Shareholder Rights Plan Agreement) and prior to the Expiration Time (as such term is defined in the Shareholder Rights Plan Agreement), one fully paid common share of Inco Limited (a “Common Share”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent at its principal office in any of the cities of Vancouver, Toronto and Montreal or duly executed and submitted to Chase Mellon Trust Company at its principal office in New York. The Exercise Price shall initially be $200.00 (Cdn.) per Right and shall be subject to adjustment in certain events as provided in the Shareholder Rights Plan Agreement.

This Rights Certificate is subject to all of the terms and provisions of the Shareholder Rights Plan Agreement, which terms and provisions are incorporated herein by reference and made a part hereof and to which Shareholder Rights Plan Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, Inco Limited and the holders of the Rights Certificates. Copies of the Shareholder Rights Plan Agreement are on file at the registered office of Inco Limited.

This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Shareholder Rights Plan Agreement or herein be construed to confer upon the holder hereof, as such, any of the Rights of a shareholder of Inco Limited or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Shareholder Rights Plan Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Shareholder Rights Plan Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of Inco Limited and its corporate seal.

Date:

INCO LIMITED

By:

Countersigned:

CIBC MELLON TRUST COMPANY

By:
Authorized Signature

By:
Authorized Signature

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED                                              hereby sells, assigns and transfers unto

(Please print name and address of transferee.)

the Rights represented by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ___________________________________________________________________________, as attorney, to transfer the within Rights on the books of Inco Limited, with full power of substitution.

Dated:	Signature

Signature Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in Canada or the United States.

CERTIFICATE

(To be completed if true.)

The undersigned party transferring Rights hereunder, hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Shareholder Rights Plan Agreement.

Signature

(To be attached to each Rights Certificate.)

FORM OF ELECTION TO EXERCISE

(To be exercised by the registered holder if such holder desires to exercise the Rights Certificate.)

TO: Inco Limited and CIBC Mellon Trust Company

The undersigned hereby irrevocably elects to exercise                                               whole Rights represented by the attached Rights Certificate to purchase the Common Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:

(Name)

(Address)

(City and Province)

Social Insurance, Social Security or other taxpayer identification number.

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

(Name)

(Address)

(City and Province)

Social Insurance, Social Security or other taxpayer identification number.

Dated:	Signature

Signature Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in Canada or the United States.

CERTIFICATE

(To be completed if true.)

The undersigned party transferring Rights hereunder, hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Shareholder Rights Plan Agreement.

Signature

(To be attached to each Rights Certificate.)

NOTICE

In the event the certification set forth above in the Forms of Assignment and Election is not completed, Inco Limited will deem the Beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof. No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof, or by a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof.

EXHIBIT B

INCO LIMITED 2005 KEY EMPLOYEES INCENTIVE PLAN

1.	Purpose. The 2005 Key Employees Incentive Plan of Inco Limited (the “Plan”) is designed to provide additional incentive for selected employees (including Officers who are full-time employees, whether or not they might also serve as Directors) of the Company and its current or future subsidiaries by the grant of options to purchase Common Shares of the Company and/or by the making of awards of incentive compensation. It is intended that the share options and awards of incentive compensation will be awarded in a way calculated to be most effective to retain or attract and to provide additional incentive to these selected employees, having regard to their individual potential, location, contributions to the Company and other applicable considerations.

2.	Administration. The Plan shall be administered by a Committee of three or more Directors, appointed annually by the Board of Directors of the Company from those of its members who (a) shall satisfy all applicable stock exchange and other regulatory requirements and the Guidelines on Corporate Governance of the Board of Directors of the Company with respect to (i) having no material relationships with the Company and who are otherwise “independent” and (ii) any other statutory or regulatory qualifications to serve on such Committee and (b) are not, will not be, and have not been, eligible to participate under the Plan or any other plans of the Company or any of its subsidiaries or other affiliates entitling the participants therein to acquire shares, share options or share appreciation rights of the Company or any of its subsidiaries or other affiliates other than the Company’s 2002 Non-Employee Director Share Option Plan and Non-Employee Director Share Ownership Plans which are applicable only to independent or non-employee Directors of the Company as part of their compensation arrangements for service as independent or non-employee Directors of the Company. The Committee shall have full authority to establish regulations for the administration of the Plan and to interpret the Plan.

3.	Share Options and Share Appreciation Rights.

(a)	The Board of Directors of the Company may from time to time, as and if recommended by the Committee, grant to selected employees of the Company and its subsidiaries options to purchase not exceeding in the aggregate 5,500,000 Common Shares of the Company, provided that the Committee, subject to ratification by the Board of Directors of the Company, may make adjustments in the number and kind of shares available for or subject to option, and in the purchase price of shares subject to option, as it may deem appropriate in the event of a share subdivision, share consolidation, share dividend (other than an optional share dividend in lieu of a cash dividend), amalgamation, merger, consolidation, share reclassification or other change in the capital structure of the Company. The Company may issue shares or may acquire outstanding shares for the purpose of satisfying the exercise of an option or of a share appreciation right.

(b)	The purchase price of the shares purchasable upon exercise of each option which shall not be less than 100% of their fair market value on the date the option is granted, and all other terms and conditions of each option shall be fixed by the Board of Directors of the Company or of the subsidiary, as the case may be, in each case on recommendation of the Committee, provided that (i) no shares subject to option shall be purchasable after the expiration date fixed in the option, which date shall not be later than seven years after the date the option is granted, and (ii) no person shall have any of the rights of a Shareholder in respect of shares subject to an option until such shares have been paid for in full and issued to such person. In the case of option grants in U.S. dollars, the “fair market value” of the shares subject to option shall be the average of the high and the low sales prices of the Company’s Common Shares as reported as New York Stock Exchange — Composite Transactions on the date of the grant, provided however, if there is no trading in such shares on such Exchange on the date of grant, then the average of the high and low sales prices for such shares on the next preceding date on which there is trading shall be used for such calculation. In the case of option grants in Canadian dollars, the “fair market value” of the shares subject to option shall be the average of the high and low sales prices of the Company’s Common Shares, as reported on the Toronto Stock Exchange on the date of the grant, provided however, if there is no trading in such shares on such Exchange on the date of grant, then the average of the high and low sales prices for such shares on the next preceding date on which there is trading shall be used for such calculation. If the Board of Directors of the Company shall so authorize, the purchase price of shares payable upon exercise of options covering Common Shares granted under the Plan, or Common Shares under the Key Employees Incentive Plans approved by the Shareholders of the Company on April 25, 2001 and April 23, 1997 may, subject to applicable law, be paid in lieu of cash, by the delivery to the Company of certificates for Common Shares of the Company already owned by the optionee having a fair market value equal to the purchase price of the shares (or any part thereof) for which the option is exercised, or by any combination of cash and shares. In Canada, the purchase price shall be paid only in cash, but at the request of the optionee, the Company may sell on the optionee’s behalf Common Shares already owned by the optionee and apply the proceeds of the sale to the optionee’s purchase of the same type or class of shares pursuant to the exercise of the share option. An option may provide that the optionee may exercise the option by delivering to the Company an exercise notice and irrevocable instructions for the Company to deliver directly to a broker named in the exercise notice the number of Common Shares set forth in the notice in exchange for payment of the purchase price of the same type or class of shares. Any share subject to an option which shall have terminated or expired (other than to the extent surrendered upon the exercise of a share appreciation right) may thereafter be reoptioned. In the case of options intended to qualify for the tax treatment provided by Section 422 of the U.S. Internal Revenue Code of 1986, as amended (“ISOs”), the aggregate fair market value (determined at the time of the grant of such ISOs) of the shares with respect to which ISOs granted after December 31, 1986 are exercisable for the first time by any selected employee during any calendar year shall not exceed $100,000.

(c)	Any option may include a share appreciation right at the time of grant, if recommended by the Committee and authorized by the Board of Directors of the Company. Any option previously granted under the Plan or under the Key Employees Incentive Plans approved by the Shareholders of the Company on April 25, 2001 and April 23, 1997 and remaining unexercised may be amended to include a share appreciation right, if recommended by the Committee and authorized by the Board of Directors of the Company. Subject to such terms and conditions as the authorizing Board may provide, such right shall entitle the optionee to surrender unexercised the option to which the right relates, or any portion thereof, but only to the extent such option is then exercisable, and to receive upon such surrender that number of shares having an aggregate value equal to the amount of the excess of the then market value of one share over the purchase price per share specified in the option multiplied by the number of shares purchasable upon exercise of the option, or portion of option, so surrendered; provided that, at the election of the Company or the subsidiary which granted such right, it may deliver cash, or a combination of cash and shares, equal in value to the amount of such excess.

4.	Incentive Compensation. Awards of incentive compensation under the Plan may be made in respect of each fiscal year, beginning with 2005, in accordance with the provisions of this Section 4. Such awards may be made in, or in commitments to deliver, cash, shares of the Company, incentive units evidencing commitments to pay or deliver at some future date or dates cash or shares in amounts measured by or otherwise dependent upon earnings or other performance criteria, or share units evidencing commitments to deliver or pay at some future date or dates shares or cash equal to the market value of shares at such date or dates, together, in each case, if so provided, with amounts equal to dividends and other distributions paid on an equivalent number of shares, or such other kind or form of compensation as may, in the judgment of the Committee, be best calculated to further the purposes of the Plan, all on such terms and subject to such conditions as the Committee may determine, provided that, the total number of Common Shares of the Company to be awarded pursuant to this Section 4 may not exceed in the aggregate 500,000. In Canada, because of certain tax rules that might adversely affect the recipient of a deferred award, each award shall be paid not later than the end of the third year following the end of the year in which the award to an employee is declared.

In respect of each year, the Committee, subject to ratification by the Board of Directors of the Company, shall from time to time, but not later than the end of the year immediately following such year, fix the extent, if any, to which, within the limits of the “Incentive Fund” for such year, awards of incentive compensation shall be made in respect of such year by the Company, and, subject to ratification by the Board of Directors of the Company, determine the participants for the year, the award to be made to each participant and the time when such award is to be paid. The maximum amount of the Incentive Fund in respect of any year shall be equal to (i) 2% of the sum of (a) the consolidated net earnings of the Company and (b) the related provisions for income and mining taxes (the “Award Pool”) in such year, as confirmed by the Company’s independent auditors for such year, and the Award Pool for each of the two immediately preceding years (the “Preceding Years”) less (ii) the aggregate amount of awards actually made from the Award Pool in respect of each of the Preceding Years under the Plan or, as the case may be, under the Key Employees Incentive Plan approved by the Shareholders of the Company on April 25, 2001. Awards made under this Section 4 shall be deemed for the purpose only of determining the amount to be charged therefor against an Incentive Fund or Funds to have the value of the cash or shares or incentive units or share units or other kind or form of compensation awarded that is determined by the Committee, as of the time the award is made and disregarding the effect of any restrictions or delayed delivery provisions which would otherwise reduce such value, on such basis as the Committee shall deem reasonable. The value of any award made under this Section 4 shall be charged against the Incentive Fund for the year in respect of which such award is made, except that, in the case of any award the amount of which is measured by or otherwise dependent upon future consolidated earnings of the Company, the Committee may, at the time such award is made, elect that there shall be charged against the Incentive Fund for the year in respect of which such award is made or as otherwise determined by the Committee. No awards shall be made under this Section 4 in respect of any year unless and until the total value of all awards made under this Section 4 in respect of prior years shall have been charged against the Incentive Fund or Funds for such year or prior years.

If awards are, subject to the 500,000 maximum referred to above, made in shares (or amounts of cash equal to the value of shares) or share units, or other forms measured by shares and in the valuation thereof, to be delivered or paid in the future, appropriate adjustments in the number and kind of shares or units measured by shares shall be made in the same way as is provided for share options in Section 3 (a) in the event of a change in the capital structure of the Company. The Company may issue shares or may acquire outstanding shares for such purpose.

5.	Other Compensation; No Right To Employment; Transferability of Options. Nothing in the Plan shall prevent a participant from being included in any other employee plan of the Company or any of its subsidiaries or other affiliates or from receiving any compensation (whether regular, special, supplemental, incentive, current, deferred or otherwise) now or hereafter provided by the Company or any of its subsidiaries or other affiliates. Neither the Plan nor any action taken thereunder shall be understood as giving to any person any right to be retained in the employ of the Company or any subsidiary or other affiliate, nor shall any person (including persons selected as participants for a prior year) be entitled as of right to be selected as a participant in the Plan for any year. Any option or similar right (including any share appreciation right, whether or not included in an option granted under the Plan) granted or awarded under the Plan shall be nontransferable other than by will or the laws of descent and distribution and, during the lifetime of the participant to whom such option or right shall have been granted or awarded, shall be exercisable only by such participant or by his guardian or legal representative, in the case of options not intended to qualify as ISOs, or by such participant, in the case of options intended to qualify as ISOs.

6.	Amendment, Suspension and Termination of the Plan. The Board of Directors of the Company may amend, suspend or terminate the Plan in whole or in part at any time, provided that the rights and interests of participants to whom unexpired share options or awards of incentive compensation have theretofore been granted or made shall not thereby be adversely affected without their consent and no amendment which would increase the number of shares which may be made subject to share options or otherwise materially increase the cost of the Plan shall be made effective unless approved at a meeting of the holders of the shares of the Company carrying general voting rights. Notwithstanding any other provision of the Plan, except as provided in Section 3(a), no amendment to the Plan shall be made which would reduce the purchase price of an option granted pursuant to the Plan. Subject to these limitations on amendments to the Plan, amendments to this Plan shall not require shareholder approval under the terms of this Plan. The Plan shall become effective on the date of its approval by the Company’s Shareholders. Unless the Plan is sooner terminated by the Board of Directors, no share options or share appreciation rights may be granted after the day before the fifth anniversary of the date that the Plan is approved by the Company’s Shareholders, and no awards of incentive compensation may be made in respect of any fiscal year ending after December 31, 2010, provided that the provisions of the Plan shall continue with respect to any options or awards theretofore granted or made.

7.	Change of Control.

(a)	In the event of a Change in Control (as defined in (b) below), all options and related share appreciation rights shall become vested and exercisable in full.

(b)	For purposes of the Plan, “Change in Control” means the occurrence of any of the following events:

(i)	individuals who, as of the close of business on April 20, 2005, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors for at least one full year, provided that any person becoming a Director subsequent to the close of business on April 20, 2005, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement and circular of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a Director of the Company initially as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director;

(ii)	any “person” (as such term is defined in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii), or (E) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) shall not constitute a Change in Control under this paragraph (ii);

(iii)	shareholder approval of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries, whether for such transaction or for the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), would be represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, would be represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) would be or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) will have been Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)	shareholder approval of a plan of complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the Company’s assets; or

(v)	in the case of any employee of the Company or any subsidiary who is party to an agreement which provides such employee with certain rights in the event of a change of control, as defined in such agreement, any event that constitutes a change of control as set forth in such agreement.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

8.	Breach of Conduct. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, in the event of a serious breach of conduct by an employee or former employee (including, without limitation, any conduct prejudicial to or in conflict with the Company or its subsidiaries), or any activity of any employee or former employee in competition with any of the businesses of the Company or any subsidiary, (a) cancel any outstanding award granted to such employee or former employee, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an award, require such employee or former employee to repay to the Company any gain realized or payment received upon the exercise or payment of such award (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Shares or cash or a combination thereof (based upon the fair market value of Common Shares, determined pursuant to Section 3(b), on the day prior to the date of payment), and the Committee may provide for an offset to any future payments owed by the Company or any subsidiary to the employee or former employee if necessary to satisfy the repayment obligation. The determination of whether an employee or former employee has engaged in a serious breach of conduct or any activity in competition with any of the businesses of the Company or any subsidiary shall be determined by the Committee in good faith and in its sole discretion. This Section 8 shall have no application following a Change in Control.

EXHIBIT C

INCO LIMITED CHARTER OF THE AUDIT COMMITTEE

As amended and restated as of February 7, 2005

I.    Committee Composition and Meetings

      The members of the Audit Committee (the “Committee”) shall, subject to appointments made as a result of resignations, removals or retirements, be appointed annually by the Board of Directors (“Board”) of Inco Limited (the “Company”), taking into account the recommendations made by the Corporate Governance and Nominating Committee with respect to who should serve on the Committee. The Board shall annually designate a Chair of the Committee from among the members of the Committee. The Committee shall consist of at least four Directors, each of whom shall satisfy all applicable stock exchange and other regulatory requirements and the Guidelines of the Board of Directors on Corporate Governance with respect to (a) having no material relationships with the Company and who are otherwise “independent” and (b) their financial knowledge, literacy and expertise and other requisite qualifications. The requirements for qualification of members of the Committee shall be determined and interpreted by the Board from time to time based upon recommendations by the Corporate Governance and Nominating Committee.

      No Director may serve as a member of the Committee if such Director serves on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Committee, and discloses this determination in the Company’s annual proxy circular and statement. No member of the Committee may receive directly or indirectly any consulting, advisory or other compensatory fees or other payments from the Company other than (i) annual retainer and meeting fees, which may be received in cash, common shares or deferred share units, and stock options or any other in-kind consideration ordinarily payable to non-employee Directors for serving as a Director and a chair and/or member of any committee of the Board and (ii) other regular benefits that other non-employee Directors receive.

      The Committee shall hold at least four regularly scheduled meetings in each calendar year in person or by conference call or by means of similar communications equipment hook-up and shall meet more frequently if circumstances warrant, including convening a meeting to cover any matters at the request of the independent auditors or the head of internal audit.

      Attendance by at least three members of the Committee either in person or by conference call or by means of similar communications equipment hook-up shall constitute a quorum for the transaction of any business that may properly come before any meeting of such Committee. The head of internal audit shall serve as secretary of the Committee and shall be responsible for preparing and circulating the agenda and all supporting and supplementary material for each meeting and preparing the minutes of each meeting.

II.   Function, Duties and Responsibilities

      The purpose of the Committee is to assist the Board in its oversight of (a) the accounting and financial reporting principles, policies, practices and procedures of the Company and its subsidiaries and affiliates, (b) the adequacy of the systems of internal accounting control throughout the Company and its subsidiaries and affiliates, (c) the adequacy of the systems, policies, practices, and procedures throughout the Company which are designed to address, monitor and minimize the risks of fraud in the Company’s businesses and operations, (d) the quality, integrity and transparency of the Company’s financial statements, (e) the independent auditors’ qualifications and independence, (f) the performance of the independent auditors and the Company’s internal audit function and (g) the Company’s compliance with all legal and regulatory requirements with respect to (i) financial reporting principles, policies, practices and procedures of the Company and its subsidiaries and affiliates, (ii) the Company’s financial statements, and (iii) the duties and responsibilities of the Committee. The independent auditors and any other registered public accounting firm engaged pursuant to paragraph (A)(1)(b) below shall report directly to the Committee. The head of the Company’s internal audit function and the independent auditors shall have direct and ready access to the Chair of the Committee.

      Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. Management of the Company is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal accounting controls and procedures designed to assure compliance with accounting standards and all applicable laws and regulations. The Company’s independent auditors are responsible for planning and carrying out proper audits and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and any similar reporting or filing requirements and procedures, and, in connection with the Company’s annual financial statements, annually auditing management’s assessment of the effectiveness of internal control over financial reporting in accordance with all legal and regulatory requirements, and other procedures. In fulfilling their responsibilities, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of accountants or auditors. As such, it is not the duty or responsibility of the Committee or any of its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Committee shall be entitled reasonably to rely on (i) the integrity of those persons and organizations within and outside the Company from whom the Committee receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (in which event any such occurrence shall be promptly reported to the Board).

      In assisting the Board in fulfilling its function of oversight, the Committee shall have the following duties and responsibilities:

(A)	With respect to the independent auditors:

(1)	appoint, retain, terminate and oversee the work of (a) the independent auditors (subject to nominating, or recommending to the Board for nomination of, the independent auditors to be proposed for shareholder approval or ratification in any proxy circular or statement and the approval of such nomination by shareholders) including, in each case, the resolution of disagreements between management and the independent auditors regarding financial reporting, and (b) any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing audit, review, attestation or similar services;

(2)	pre-approve, or adopt appropriate procedures to pre-approve, all audit and permitted non-audit services to be provided by the independent auditors, including all auditing and non-auditing services deemed necessary or desirable to facilitate the Company’s offering and issuance of securities (which may involve having such auditors participate in due diligence sessions, prepare comfort letters and agreed-upon procedures letters, and provide consents in connection with any such offerings and issuances), and to consider whether the independent auditors’ provision of particular non-audit services to the Company is compatible with maintaining the independence of the independent auditors;

(3)	ensure that the independent auditors prepare and deliver annually the Annual Independent Auditors’ Statement, as defined below (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement) and discuss with the independent auditors any relationships or services disclosed in such Statement that may impact the quality of audit services or the objectivity and independence of the independent auditors;

(4)	obtain from the independent auditors in connection with any audit relating to the Company’s annual audited financial statements a timely report relating to the Company’s annual financial statements which describes all critical accounting policies and practices used, all alternative treatments within generally accepted accounting principles for policies and procedures related to material items that have been discussed with management, the ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letters or schedule of unadjusted differences;

(5)	review and evaluate the qualifications, performance and independence of the lead audit partner and other key members of the audit team of the independent auditors, taking into account the opinions of management and the Company’s internal audit personnel in assessing the qualifications, performance and independence of such personnel of the independent auditors;

(6)	discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner of the independent auditors, and to consider whether there should be a regular rotation of the independent auditors themselves;

(7)	obtain, and review and evaluate, the independent auditors’ annual formal written statement (the “Annual Independent Auditors’ Statement”) addressing or describing at least the following; (a) the independent auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditors and the Company, including each permitted non-audit service provided to the Company and at least all of the matters set forth in Independence Standards Board Standard No. 1 and any other similar standards or other requirements applicable to such auditors;

(8)	obtain, and review and evaluate, at least annually the independent auditors’ formal and appropriately detailed written statement of its fees billed for each of the last two fiscal years covering each of the following categories of services rendered by the independent auditors: (a) the audit of the Company’s annual financial statements for those fiscal years and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years and any other services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (b) assurance and related services not included in clause (a) that are reasonably related to the performance of the audit or review of the Company’s annual and quarterly financial statements; (c) tax compliance, tax consulting and tax planning services, in the aggregate and by each service; and (d) all other products and services provided or rendered by the independent auditors for those fiscal years, in the aggregate and by each product or service; and

(9)	obtain from the independent auditors assurance that their audit was conducted in a manner consistent with Section 10A — Audit Requirements of the U.S. Securities Exchange Act of 1934, as amended, and all applicable rules and regulations thereunder, and any corresponding legislation or rules and regulations applicable to the Company, which sets forth certain procedures to be followed in any audit of financial statements required under such legislation and rules and regulations.

(B)	With respect to accounting principles, financial reporting principles, policies, practices and procedures, and internal control over financial reporting:

(1)	advise management, the head of internal audit and the independent auditors that they are expected to provide to the Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting;

(2)	consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Committee by the independent auditors required by or referred to in Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as codified by AU Section 380), as such Statement may be modified or supplemented, and any other similar standards or requirements, as such other standards or requirements may be modified or supplemented from time to time;

(3)	meet with management of the Company, the independent auditors and, if appropriate, the head of internal audit, to:

•	discuss the planned scope of the annual audit by the independent auditors and (a) the annual financial statements (including the notes thereto) and related financial material and the independent auditors’ report and opinion to be included in the Company’s Annual Report to Shareholders, Annual Report on Form 10-K, Annual Information Form and any other similar filings with regulatory agencies, stock exchanges and other bodies as may be required, (b) the quarterly financial statements of the Company prior to their inclusion in any Quarterly Report on Form 10-Q and any similar filings to be made with any regulatory agencies, stock exchanges or other bodies, (c) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in any report including the Company’s quarterly or annual financial statements, and (d) the results of the Company’s periodic surveys relative to compliance with the Company’s “Conflicts of Interest” policy statement and “Guidelines on Business Conduct”, and the results of compliance with any other codes, surveys, policy statements, guidelines and policies covering appropriate standards of conduct reported on to the Committee, and any amendments to such policy statements, guidelines or policies, and any other matters covering such policy statements, guidelines and policies brought to the attention of the Committee by management of the Company;

•	discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the head of internal audit or the independent auditors, relating to the Company’s financial statements;

•	discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•	discuss any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditors to the Company;

•	review the form of report and opinion the independent auditors propose to render to the Board and shareholders; and

•	discuss, as appropriate, the following: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management of the Company and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(4)	inquire of the Company’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

(5)	(a) discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and (b) review and evaluate the quarterly reports on the Company’s risk management policies and procedures;

(6)	discuss with the Chief Financial Officer generally (representing a discussion of the general types of information to be disclosed) the substance of all financial results press releases, including the transparency of such results and the financial measures included in such releases that are not in accordance with generally accepted accounting principles and earnings and related guidance provided in such releases, and the types of presentations made to the investment community and credit rating agencies;

(7)	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters relating to the Company;

(8)	establish hiring policies for employees or former employees of the independent auditors;

(9)	meet with management of the Company, the head of internal audit, and/or the independent auditors to review and discuss (a) any significant matters arising from any audit or report or communication, whether raised by management, the internal audit staff or the independent auditors, relating to the Company’s financial statements, (b) significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditors, the internal audit staff or management of the Company, (c) significant risks and exposures, if any, relating to (i) the integrity of the Company’s financial information and systems of internal accounting control, and (ii) the systems, policies, practices and procedures throughout the Company which are designed to address, monitor and minimize the risks of fraud in the Company’s businesses and operations, and the steps taken to address, monitor and minimize such risks and exposures and (d) critical security and other measures implemented or to be considered relating to the integrity of the Company’s financial information;

(10)	discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company’s financial statements, business or compliance policies, including material notices to or inquiries received from governmental or other similar agencies or bodies;

(11)	with respect to the systems of internal accounting control throughout the Company, review and evaluate (i) the adequacy of the quality of such systems after consultation with appropriate members of management of the Company, the head of internal audit and the independent auditors, (ii) management’s performance in maintaining and improving these systems and whether management is setting the appropriate control culture by communicating the importance of internal control and management of risks and (iii) recommendations made by the independent auditors and the head of internal audit relative to improvements to these systems;

(12)	review and evaluate the results of any special investigation undertaken by the Committee at the request of the Board; and

(13)	review and evaluate the integrity of the Company’s policies, procedures, practices and systems covering the security of Company information stored, maintained and transmitted electronically or by or through any electronic device and any significant breaches in such policies, procedures, practices and systems.

(C)	With respect to the internal audit function:

(1)	review the appointment and replacement of the head of internal audit and any other key personnel of this function and the coordination of responsibilities between the Company’s independent auditors and the internal audit function;

(2)	review and discuss with the independent auditors and management the internal audit function’s responsibilities, budget and staffing, performance and effectiveness and any recommended changes in the planned scope of the internal audit function; and

(3)	advise the head of internal audit that he or she is expected to provide to the Committee summaries of and, as appropriate, copies of, all significant reports to management prepared by the internal audit function and management’s responses thereto.

(D)	With respect to its responsibilities involving its meetings and its reporting and related matters:

(1)	prepare any report or other disclosures from the Committee, including any recommendations of the Committee, required by the rules of the U.S. Securities and Exchange Commission or any other applicable regulatory agency or body or stock exchange, to be included in the Company’s annual proxy circular and statement or any other reports, disclosures or filings required by the Committee with any other regulatory agencies or bodies or stock exchanges;

(2)	review this Charter at least annually and recommend any changes thereto to the Board;

(3)	report its activities to the Board on a regular basis and make such recommendations with respect to matters relating to the Committee as the Committee may deem necessary or appropriate;

(4)	prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter and recommend to the Board any improvements or changes to this charter deemed necessary or desirable by the Committee. Such performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate and may take the form of an oral report by the Chair of the Committee or any other member of the Committee designated by the Committee to make such report;

(5)	during its regularly scheduled meetings, and any special meetings as it deems necessary or appropriate, meet privately (in executive session) with the independent auditors and the head of the internal audit; the Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors, or any advisors or experts the Committee has retained, to attend all or any part of any meeting of the Committee or to meet with any members of, or advisors or experts to, the Committee; the Committee shall also meet separately to discuss any matters that the Committee or any of these persons or firms believe should be discussed with the Committee and/or management privately; and

(6)	the Chair of the Committee shall review and approve at least annually the business expenses incurred by the Chief Executive Officer.

III.  Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its functions, duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or permitted non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee for ratification at its next scheduled meeting.

IV.  Resources and Authority of the Committee

      The Committee shall have the resources and authority appropriate to fully discharge its functions, duties and responsibilities, including the authority to select, retain, terminate and approve the fees of and other terms of retention of special or independent counsel, accountants, auditors or other experts and advisors as it deems necessary or appropriate, in connection with its functions, duties and responsibilities without seeking approval of the Board or management. The Committee shall have unrestricted access to management, employees and information it believes will be relevant in carrying out its functions, duties and responsibilities.

      The Company shall provide for appropriate funding as determined by the Committee, in its capacity as a formal committee of the Board, for payment of:

(1)	compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;

(2)	compensation of any counsel, experts or advisors retained by the Committee; and

(3)	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its functions, duties and responsibilities.